As filed with the Securities and Exchange Commission on July 23, 2025.

Registration Statement No. 333-276215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Global Crossing Airlines Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

4522

(Primary Standard Industrial Classification Code Number)

86-2226137

(I.R.S. Employer Identification Number)

4200 NW 36th Street, Building 5A, Miami International Airport, Miami, Florida 33166 (786) 751-8503

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Goepel, President and Chief Financial Officer, 4200 NW 36th Street, Building 5A, Miami International Airport, Miami, Florida 33166

(786) 751-8503

(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 23, 2025

PRELIMINARY PROSPECTUS

GLOBAL CROSSING AIRLINES
GROUP INC.

23,270,077 Shares of

Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”), of up to 23,270,077 shares of our common stock, par value $0.001 per share (the “Shares”), of Global Crossing Airlines Group Inc. (“GlobalX” or the “Company”), including 17,732,764 shares of common stock issuable upon exercise of outstanding warrants of the Company and 5,537,313 shares of, common stock issuable upon conversion of the Company’s Class A Non-Voting Common Stock. For more information about the Selling Stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 76.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our shares of common stock are traded on the OTCQB Marketplace (“OTCQB”) under the symbol “JETMF” and on the Cboe Canada (“CBOE CA”) under the symbol “JET.” The closing price of our common stock on the OTCQB on July 18, 2025 was $0.60. Our shares of Class B Non-Voting Common Stock are traded on the CBOE CA under the symbol “JET.B.” The closing price of our Class B Non-Voting Common Stock on the CBOE CA on July 16, 2025 was CAD $0.81.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares.

The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at fixed prices, prevailing market prices or varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 77 of this prospectus. If you are acquiring the Securities in a brokerage transaction, please confirm with your broker the class of our common stock that you are acquiring and your eligibility to acquire such class. We will not receive any of the proceeds from the Securities sold by the Selling Stockholders, other than any proceeds from any cash exercise of Warrants, if any.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. We will bear all costs, expenses, and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. Please see “Prospectus Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________

The date of this prospectus is ______________________

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, references in this prospectus to “GlobalX,” the “Company,” “we,” “us,” and “our” refer to Global Crossing Airlines Group Inc.

You should rely only on the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus, any prospectus supplement or other offering materials related to an offering of securities described in this prospectus, nor any distribution of securities pursuant to this prospectus, any such prospectus supplement, or other offering materials shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference, as applicable, in this prospectus, any such prospectus supplement or other offering materials since the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute, and any prospectus supplement or other offering materials related to an offering of securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

INDUSTRY AND MARKET DATA

We include in this prospectus statements regarding our industry, our competitors and factors that have impacted our and our customers’ industries. Such statements are statements of belief and are based on industry data and forecasts that we have obtained from industry publications and surveys, including those published by the United States Department of Transportation, as well as internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. In addition, while we believe that the industry information included herein is generally reliable, such information is inherently imprecise. Certain statements regarding our competitors are based on publicly-available information, including filings with the Securities and Exchange Commission and United States Department of Transportation by such competitors, published industry sources and management estimates. While we are not aware of any misstatements regarding the industry, competitor and market data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

iii

SUMMARY OF THE PROSPECTUS

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our “Management Discussion and Analysis of Financial Condition and Results of Operations,” consolidated financial statements and the related notes and the information set forth under the section “Risk Factors,” along with documents that are filed as exhibits to the registration statement of which this prospectus forms a part. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 22.

Overview

Global Crossing Airlines Group Inc. (“GlobalX” or the “Company”) operates a US Part 121 domestic flag and supplemental airline using the Airbus A320 family of aircraft (“A320”). GlobalX’s business model is to (1) provide services on an Aircraft, Crew, Maintenance and Insurance (“ACMI”) using wet lease contracts to airlines and non-airlines, and (2) on a Full Service (“Charter”) basis whereby we provide passenger aircraft charter services to customers by charging an “all-in” fee that includes fuel, insurance, landing fees, navigation fees and most other operational fees and costs. GlobalX operates within the United States, Europe, Canada, Central and South America. GlobalX began operating the Airbus A321 freighter (“A321F”) during the first quarter of 2023 after completing all FAA certification requirements with the A321F.

The Company was originally incorporated in British Columbia, Canada on September 2, 1966 under the name Shasta Mines & Oil Ltd. On February 4, 1975, the Company changed its name to International Shasta Resources Ltd. On May 20, 1994, the Company changed its name to Consolidated Shasta Resources Inc. On November 23, 1994, the Company changed its name again to Lima Gold Corporation and on September 21, 1999, the Company again changed its name to International Lima Resources Corp. On March 1, 2004, the Company changed its name to Crosshair Exploration & Mining Corp. On June 1, 2004 the Company transitioned (from a provincially incorporated entity to a federally incorporated entity) under the Business Corporation Act (British Columbia) (BCBCA). On October 28, 2011, the Company changed its name to Crosshair Energy Corporation. On September 17, 2013, the Company changed its name to Jet Metal Corp. On February 28, 2017, the Company continued as a corporation governed by the Canada Business Corporations Act and changed its name to Canada Jetlines Ltd.

On June 23, 2020, the Company (at the time named Canada Jetlines Ltd.) consummated a business combination with Global Crossing Airlines, Inc.

On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. Domestication, the Company changed its name to “Global Crossing Airlines Group Inc.”

Glossary

The following represents terms and statistics specific to our business and industry. They are used by management to evaluate and measure operations, results, productivity, and efficiency.

ACMI: Service offering, whereby we provide outsourced cargo and passenger aircraft operating solutions, including the provision of an aircraft, crew, maintenance, and insurance, while customers assume fuel, demand and price risk. In addition, customers are generally responsible for landing, navigation and most other operational fees and costs.

A320-ceo: Earlier A320s are now called A320ceo (current engine option).

A320 neo: The A320neo (new engine option) is one of many upgrades introduced by Airbus to help maintain its A320 product line’s position as the world’s most advanced and fuel-efficient single-aisle aircraft family.

Block Hour: The time interval between when an aircraft departs the terminal until it arrives at the destination terminal.

Bylaws: The Second Amended and Restated Bylaws of Global Crossing airlines Group Inc, as adopted as of November 19, 2021.

Certificate of Incorporation: The Amended and Restated Certificate of Incorporation of Global Crossing Airlines Group Inc., as filed on July 9, 2021 with the Secretary of State of the State of Delaware.

CFM Engine: An aircraft engine product line manufactured by CFM International, including such models as the CFM56.

Charter: Service offering, whereby we provide cargo and passenger aircraft charter services to customers. The customer generally pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees and most other operational fees and costs.

DOT: The United States Department of Transportation.

DOT 401: The regulation under which airlines apply to the Department of Transportation to obtain economic authority to commence operations.

EPA: The United States Environmental Protection Agency.

FAA: The United States Federal Aviation Administration.

Full Service Contract (“Charter”): A Full Service Contract is an aircraft operational arrangement whereby the Company provides ACMI, fuel, landing, ground handling and other necessary operating services to a customer for a single fee that is either based on a fixed fee or a fee based on block hours multiplied by a block hour rate.

GDS: A Global Distribution System, or GDS, is a computerized network that facilitates transactions between travel service providers and travel agents.

Heavy Maintenance: Scheduled maintenance activities that are extensive in scope and are primarily based on time or usage intervals, which include, but are not limited to 2Y Checks, 6Y Checks, 12Y checks and engine overhauls. In addition, unscheduled engine repairs involving the removal of the engine from the aircraft are considered to be Heavy Maintenance.

2Y Check: “Heavy” airframe maintenance checks, which are the most extensive in scope and are generally performed every two years and can take from 20 – 40 days to complete.

6Y Check: “Heavy” airframe maintenance checks, which are the most extensive in scope and are generally performed every six years and can take from 45-75 days to complete.

12Y Check: “Heavy” airframe maintenance checks, which are the Charter most extensive in scope and are generally performed every six years and can take from 60 – 100 days to complete.

Line Maintenance: Maintenance events occurring during normal day-to-day operations.

Net Available Aircraft: The number of aircraft available each month reduced by (netted) days the aircraft is unavailable due to various maintenance events or deliveries during a month.

Non-heavy Maintenance: Discrete maintenance activities for the overhaul and repair of specific aircraft components, including landing gear, auxiliary power units and engine thrust reversers.

Part 380: Part 380 of the DOT’s regulations (14 CFR 380), which requires all persons who wish to arrange public charter flights to first submit a charter prospectus to the Special Authorities Division of the DOT with the required information about the proposed charter program.

STC: A supplemental type certificate is a type certificate (TC) issued when an applicant has received FAA approval to modify an aeronautical product from its original design.

STC (for freighter conversion): STC (Supplementary Type Certificate) or amendment of a Type Certificate (TC) granted by the FAA to allow a modified plane (e.g., Passenger to Cargo) to operate.

TSA: The United States Transportation Security Administration.

US 121: This refers to a Part 121 carrier which is a regularly-scheduled air carrier. Typically, large, U.S.-based airlines, regional air carriers, and cargo carriers must be certified as such through the FAA to operate under 14 CFR Part 121.

Utilization: The average number of Block Hours operated per day per aircraft.

V2500 Engine: The IAE V2500 is a two-shaft, high-bypass turbofan engine which powers the Airbus A320 family, the McDonnell Douglas MD-90, and the Embraer KC-390. FAA type certification for the V2500 was granted in 1988.

Wet Lease: A “wet lease” is a leasing arrangement whereby one airline (the lessor) provides an aircraft, complete crew, maintenance, and insurance (ACMI) to another airline or other type of business acting as a broker of air travel (the lessee), which pays by hours operated.

Business Plan, Objectives and Milestones

The following discussion and analysis should be read in conjunction with the Financial Statements included in this prospectus.

Business Overview

Global Crossing Airlines Group Inc. operates a US Part 121 domestic flag and supplemental airline using the Airbus A320 family of aircraft. GlobalX’s business model is to (1) provide services on an Aircraft, Crew, Maintenance and Insurance using wet lease contracts to airlines and non-airlines, and (2) on a Full Service basis whereby we provide passenger aircraft charter services to customers by charging an “all-in” fee that includes fuel, insurance, landing fees, navigation fees and most other operational fees and costs. GlobalX operates within the United States, Europe, Canada, Central and South America. GlobalX began operating the Airbus A321 freighter during the first quarter of 2023 after completing all FAA certification requirements with the A321F.

Focused on becoming a Market leader with differentiated, value-creating solutions

GlobalX has established itself as one of the premier U.S. narrow-body, ACMI charter airline, operating both passenger and cargo charter aircraft – enabled by recruiting and maintaining a dynamic team of customer-centric flight crews, ground and maintenance teams and management staff.

GlobalX operates its A320 family aircraft for airlines, tour operators, college and professional sports teams, incentive groups, resorts and casino groups and government agencies. It is our goal to deliver best in class on time performance and dispatch reliability; Expand existing relationships and develop additional relationships with leading charter/our operators to provide aircraft during their peak seasons; and provide ad-hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Launch cargo charter flights with A321P2F (Passenger to Freighter)

GlobalX added the A321F (passenger to freighter) aircraft to its operating certificate and into the fleet commencing Q1 2023 and expects cargo to be an integral part of the GlobalX business. GlobalX operates the majority of its A321Fs under ACMI charter operations with major package operators and major freight and logistics companies. Under these types of arrangements, customarily, these operators will take the commercial risk associated with the selling of the cargo and provide all ground handling and cargo-specific operations, with GlobalX assuming the operational risk of providing a functional aircraft, trained crew, in a safe and on time manner as the ACMI operator.

Location of Operations Bases

GlobalX operates from one primary geographic base:

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Miami International Airport (“MIA”) – GlobalX’s main base of operations is MIA, and, pursuant to its Airline Use Agreement with MIA, GlobalX (1) operates charter flights out of Concourse E, and rents office space and operates its ticket counters, and (2) maintains a maintenance office for its maintenance staff and for storage of all aircraft records, as well as spare parts and consumables storage, with loading dock capabilities. While we do have an Airline Use Agreement in place with MIA, it does not guarantee availability of boarding gates or landing slots at that airport.
•
In addition, the Company has established Airlines Use Agreements with Orlando (MCO), Nashville (BNA), Dallas (DFW), and Las Vegas (LAS).

GlobalX also maintains additional crew bases at the following locations:

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San Antonio International Airport ("SAT") in San Antonio, Texas
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Alexandria International Airport in Alexandria, Louisiana
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Mesa Gateway Airport in Mesa, Arizona
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Valley International Airport in Harlingen, Texas

Reducing Operational Costs

To control costs and maintain a competitive cost per Block Hour flown, GlobalX:

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Flies only one aircraft family (A320).
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Maintains focus on continuous financial discipline and strict departmental budgeting.
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Has implemented and utilizes highly digital operating methods for both flight and maintenance operations, using best in class aviation software operating systems from leading suppliers including dispatch (Navblue), maintenance (Trax) and training software (Mint). By capitalizing on the latest software, GlobalX can effectively eliminate most manual processes and operate effectively with fewer people than a comparably-sized airline using older software systems.
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Promotes organizational culture of efficiency and high productivity.

Marketing Plan

GlobalX plans to achieve its revenue goals by flying charter operations for a variety of client groups:

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Scheduled airlines that have short-term or long-term capacity needs to supplement their existing routes or fleets.
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Major tour operators, resorts, cruise lines and casinos that require airlift above and beyond scheduled service to meet their occupancy needs.
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Professional and collegiate sports teams.
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Charter brokers representing a variety of interests, including the entertainment industry, dignitary travel, political campaigns, and government programs.

GlobalX Aircraft Fleet

Critical to GlobalX’s business model is a fleet of modern and cost-effective aircraft. To achieve this objective, GlobalX has selected what it believes is the best overall single-aisle aircraft family to operate. This approach differs from traditional airlines, which purchase a variety of aircraft, often from different manufacturers, to achieve their operational flight sectors, resulting in increased training, operating and spare part costs. GlobalX conducted research to determine the best aircraft to fly in competition with other narrow-body charter airlines in the single-aisle seat market and GlobalX selected the A320 aircraft family.

The following factors support GlobalX’s choice to operate the Airbus A320 and A321 aircraft versus the Boeing family of aircraft:

Cost and Operating factors: lower fuel burn, and better aircraft and cockpit crew pool availability.

Operational Capability: the A320 has a range advantage over the 737-800 and can fly non-stop from Miami to selected airports in North America, South America, the Caribbean, and between most major destinations in Europe. The A320 has excellent maintenance dispatch reliability and strong availability of spare parts and components, making the A320, in management’s estimation, the most popular aircraft among low-cost airlines.

Passenger comfort: better seat width, cargo bin volume for carry-on baggage and cargo hold volume.

Aircraft Maintenance

Heavy maintenance checks are expected to be sourced out to FAA-approved service providers. The 6Y and 12Y checks will be primarily paid for using funds from the accrued maintenance reserves paid to lessors under operating leases.

Strategy to Address Competitive Response

We expect the existing charter operators based in the U.S. to respond to GlobalX’s entry into the market by lowering their pricing to customers. The expected competitive response typically includes lowered ACMI rates for key contracts. We believe GlobalX’s existing relationships with potential customers and the underserved demand in the U.S., coupled with our newer planes allowing for a more cost-efficient operation, will allow us to address any competitive pressure and grow as anticipated.

GlobalX Charter Service

GlobalX is a charter provider that currently focuses exclusively on providing customized, non-scheduled passenger air transport services with narrow-body Airbus A320 and A321 aircraft. We expect our primary line of business and focus to be commercial charter services throughout North and South America and the Caribbean, with established several key customers including the US Government, scheduled airlines, US colleges and indirect air carriers.

We provide our services through two contract structures: (1) ACMI and (2) Charter.

We believe operating charter flights will largely insulate our expected profitability from fluctuations in jet fuel prices, which are typically the largest and most volatile expense for an air carrier. Under the vast majority of our commercial passenger charter arrangements, our customers bear 100% of the cost of jet fuel. In addition, consistent with industry practice, we plan for those customers to pay us our contract price approximately two weeks in advance of their flights.

Because our ACMI customers are responsible for fuel costs, our expected commercial ACMI revenues would not be affected directly by fuel price changes. However, a significant increase in fuel prices would likely have an adverse effect on demand for the use of our aircraft, which could have a material adverse effect on our profitability and financial position.

Experienced management team

Our management team has extensive operating and leadership experience in the airfreight, airline, and aircraft leasing, maintenance, and management industries at companies such as Republic Airways, Eastern Airlines, JetBlue Airways, Virgin America, Hawaiian Airlines, American Airlines, US Airways, Atlas Air, Breeze Airways, Emirates, North American Airlines, Miami Air, Spirit Airlines, Continental Airlines, Pan Am, Atlantic Coast Airlines, and Flair Airlines, as well as the United States Army, and Air Force. In addition, our management team has a diversity of experience from other industries at companies such as KBR, Teladoc, Halliburton, Lehman Brothers, and the Burger King Corporation.

Business Strategy

GlobalX seeks to become the best-in-class U.S. narrow-body, ACMI and Full Contract charter airline, operating both passenger and cargo charter aircraft while recruiting and maintaining a dynamic team of customer-centric flight crews, ground teams and management staff.

In launching a US 121 Flag and Supplemental charter airline in the United States, GlobalX has done, or plans to do, the following:

Launch passenger charter flights with A320/A321 all passenger aircraft

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GlobalX operates its A320 family aircraft under ACMI/Full Contract charter operations for major airlines, tour operators, college and professional sports teams, incentive groups, major resorts and casino groups
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Deliver best in class on time performance and dispatch reliability;
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Expand existing relationships and develop additional relationships with leading European charter/ our operators to provide aircraft during their peak seasons; and
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Provide ad-hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Operate cargo charter flights with A321P2F (Passenger to Freighter)

GlobalX added A321F (passenger to freighter) aircraft to its operating certificate and into the fleet during Q1 2023. Cargo is an important revenue stream for airlines and it is an integral part of the GlobalX operation.

GlobalX intends to operate its A321Fs under ACMI/Wet Lease and Charter contracts with major package operators and major freight and logistics companies. Under these arrangements, customarily, these operators will take the commercial risk associated with the selling of the cargo capacity and provide all ground handling and cargo-specific operations, with GlobalX assuming the operational risk of providing a functional aircraft, trained crew, in a safe and on time manner as the ACMI operator.

Business Developments

The twelve months period ended December 31, 2024 for GlobalX was characterized by the achievement of significant regulatory milestones in addition to considerable investment in crew, staff, maintenance, and systems to build out our platform, bolster our infrastructure to prepare GlobalX to continue its rapid expansion through the delivery of additional aircraft in 2025. GlobalX is comprised of three key assets which allow us to generate income – our certifications, our aircraft, and our crew.

From a regulatory perspective GlobalX in the twelve months period ended December 31, 2024 has achieved the following:

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Successfully passed our DOD Audit – allowing us to register and start operating flights for the Department of Defense
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Successfully passed our IOSA Audit – allowing us to operate for other airlines without an extensive audit process

From an aircraft perspective GlobalX in the twelve months period ended December 31, 2024 has achieved the following:

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Taken delivery of one A321F to launch Cargo operations
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Taken delivery of three A320 passenger aircraft and one A321 passenger aircraft
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Returned one A320 passenger aircraft to a lessor
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Completed five heavy maintenance events

From a crew perspective GlobalX in the twelve months period ended December 31, 2024 has achieved the following:

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Hired and trained the required number of people in dispatch, crew scheduling, operation control center and maintenance to allow for 24 hours, 7 day a week operation on a global basis
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Increased our pilot headcount from 138 to 142

In short, the twelve months period ended December 31, 2024 was a time when GlobalX invested in its people, prepared for its growth, and established a robust infrastructure for its future.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. These risks are described more fully in the section titled “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:

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Our ability to implement our business plan;
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The ability to operate in an exceedingly competitive industry; and
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factors beyond our control, including air traffic congestion, adverse weather, federal government shutdowns, aircraft-type groundings, increased security measures or disease outbreaks.

Corporate History

The Company was originally incorporated in British Columbia, Canada on September 2, 1966 under the name Shasta Mines & Oil Ltd. On February 4, 1975, the Company changed its name to International Shasta Resources Ltd. On May 20, 1994, the Company changed its name to Consolidated Shasta Resources Inc. On November 23, 1994, the Company changed its name again to Lima Gold Corporation and on September 21, 1999, the Company again changed its name to International Lima Resources Corp. On March 1, 2004, the Company changed its name to Crosshair Exploration & Mining Corp. On June 1, 2004 the Company transitioned (from a provincially incorporated entity to a federally incorporated entity) under the Business Corporation Act (British Columbia) (BCBCA). On October 28, 2011, the Company changed its name to Crosshair Energy Corporation. On September 17, 2013, the Company changed its name to Jet Metal Corp. On February 28, 2017, the Company continued as a corporation governed by the Canada Business Corporations Act and changed its name to Canada Jetlines Ltd.

On June 23, 2020, the Company consummated a business combination with Global Crossing Airlines, Inc., a Delaware corporation.

On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. Domestication, the Company changed its name to “Global Crossing Airlines Group Inc.”

Corporate Information

Our principal executive offices are located at 4200 NW 36th Street, Building 5A, Miami International Airport, Miami, Florida 33166, and our telephone number is (786) 751-8501.

Our website is www.globalairlinesgroup.com. The information found on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

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requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” in our Securities Act of 1933, as amended, or the Securities Act, filings;
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reduced disclosure about our executive compensation arrangements.
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no non-binding advisory votes on executive compensation or golden parachute arrangements; and

In addition, we are currently a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

OFFERING SUMMARY

Common stock that may be offered by Selling Stockholders

23,270,077 shares of common stock, including 17,732,764 shares of common stock issuable upon exercise of Company warrants (the “Warrant Shares”) and 5,537,313 shares of common stock issuable upon conversion of the Company’s Class A Non-Voting Common Stock (the “Class A Shares”).

Common stock outstanding before this offering (1)	64,477,455 shares, which includes (i) 49,163,719 shares of common stock, (ii) 5,537,313 shares of Class A Non-Voting Common Stock and (iii) 9,776,423 shares of Class B Non-Voting Common Stock.

Common stock to be outstanding after this offering (2)	82,210,219 shares, which includes (i) 72,433,796 shares of common stock and (ii) 9,776,423 shares of Class B Non-Voting Common Stock.

Use of proceeds

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the Selling Stockholders or from the common stock underlying the Warrants. We will receive proceeds from the exercise of warrants by certain of the Selling Stockholders.

Plan of Distribution

The Selling Stockholders may, from time to time, sell any or all of their shares of our common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution” beginning on page 77.

Risk Factors

You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock or Class B Non-Voting Common Stock.

(1) The number of shares of our common stock issued and outstanding as of July 18, 2025.

(2) Assumes the issuance of 23,270,077 shares of common stock upon exercise of the Warrants Shares and conversion of the Class A Shares.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors below before, in addition to other information contained in this prospectus. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment. Furthermore, additional risks and uncertainties of which we are currently unaware, or which we have determined are currently immaterial, could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

Risk Factors Relating to Our Business

We have a limited operating history, which makes it difficult to forecast our revenue and evaluate our business and future prospects.

GlobalX has been in the build-out stage of the airline and as a result, investors are unable to review and consider any significant operational history to evaluate future viability or profitability. GlobalX will be subject to the risks, difficulties and uncertainties associated with a start-up airline. The likelihood of GlobalX’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the expansion of a business operation in a competitive industry and the development of a customer base. GlobalX could also sustain material losses in the future. GlobalX’s future performance will depend upon a number of factors, including its ability to:

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maintain the safety and security of operations;
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capitalize on its business strategy;
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implement its growth strategy;
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provide the intended services at the prices anticipated;
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maintain adequate control of expenses;
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attract, retain and motivate qualified personnel;
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react to customer and market demands; and
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generate operating revenue.

We have a history of net losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability.

GlobalX is generating operating revenue and has negative cash flow from operating activities. It is anticipated that GlobalX will continue to have negative cash flow in the foreseeable future. If our revenue does not increase to offset the expected increases in our operating expenses, we will not be profitable in future periods. Continued losses may have the following consequences:

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increasing GlobalX’s vulnerability to general adverse economic and industry conditions;
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limiting GlobalX’s ability to obtain additional financing to fund future working capital, capital expenditures, operating costs and other general corporate requirements; and
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limiting GlobalX’s flexibility in planning for, or reacting to, changes in its business.

Our ability to lease aircraft on favorable terms will have a significant impact on our operating performance, need for capital and profitability.

To operate in accordance with its business plan, GlobalX will need to acquire or lease additional aircraft. At present, GlobalX has not acquired any aircraft. However, GlobalX has entered into lease agreements and taken delivery, as lessee, one Airbus A319 family of aircraft, nine Airbus A320 family of Aircraft and five Airbus A321 family of aircraft. While GlobalX does not anticipate any difficulties in entering into satisfactory leasing arrangements for additional aircraft, there is no guarantee that we will be able to enter into leases for additional aircraft on terms satisfactory to it, or at all.

The terms of GlobalX’s leasing arrangements will impact the potential profitability of GlobalX’s business. If we are unable to acquire or lease additional aircraft on satisfactory terms, we will be unable to operate in accordance with its business plan. GlobalX’s ability to pay any fixed costs associated with aircraft lease or purchase contractual obligations will depend on GlobalX’s operating performance, cash flow, its ability to secure adequate financing, whether fuel prices continue at current price levels and/or further increase or decrease, further weakening or improvement in the United States economy, as well as general economic and political conditions and other factors that are, to a large extent, beyond GlobalX’s control.

Our business has grown rapidly, and we may fail to manage our growth effectively.

GlobalX may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of GlobalX to manage growth effectively will require it to continue to implement and improve its operations and financial systems and to expand, train, and manage its employee base. The inability of GlobalX to deal with potential growth could result in a material adverse effect.

Any expansion of operations GlobalX may undertake will entail risks; such actions may involve specific operational activities, which may negatively impact the profitability of GlobalX. Consequently, shareholders must assume the risk that: (i) such expansion may ultimately involve expenditures of funds beyond the resources available to GlobalX at that time; and (ii) management of such expanded operations may divert management’s attention and resources away from any other operations, all of which factors may result in a material adverse effect.

If we fail to implement our business strategy successfully, our business, results of operations and financial condition will be materially adversely affected.

The viability of GlobalX’s business model and its ability to implement this model is dependent on a number of inputs and assumptions, including:

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the timing and receipt of all regulatory approvals required or desirable for operations by GlobalX and their impact upon expectations as to future operations of GlobalX;
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the expected operations and performance of GlobalX’s business as compared to existing charter operators;
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the anticipated competitive response from existing charter operators as well as potential new market entrants which may compete with GlobalX;
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impact of existing or new governmental regulation on GlobalX;
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future development and growth prospects;
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expected operating costs, general administrative costs, costs of services and other costs and expenses;
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the anticipated increase in the size of the airline passenger market in North America;
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ability to meet current and future obligations;
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treatment under governmental regulatory regimes;
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projections of market prices and costs;
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ability to obtain equipment, services and supplies in a timely manner, including the ability to lease or purchase aircraft; and
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ability to obtain financing or leasing arrangements on acceptable terms, or at all.

Should one or more of these inputs and assumptions not be correct or fail to occur as anticipated, there is a risk that GlobalX’s business model may not be implemented as anticipated and GlobalX may suffer a material adverse effect.

In addition, in order to successfully implement our growth strategy, we will require access to an additional number of airport gates and other services at airports we currently serve or may seek to serve. We believe there are currently significant restraints on gates and related ground facilities at many of the most heavily utilized airports in the United States. As a result, if we are unable to obtain access to a sufficient number of slots, gates or related ground facilities at desirable airports to accommodate our growing fleet, we may be unable to compete in those markets, our aircraft utilization rate could decrease, and we could suffer a material adverse effect on our business, results of operations and financial condition. Our Airport Use Agreement with Miami International Airport does not guarantee availability of boarding gates or landing slots at that airport.

Our reputation and business could be adversely affected in the event of an emergency, accident or similar public incident involving our aircraft or personnel.

A major safety incident involving GlobalX’s aircraft during operations would likely incur substantial repair or replacement costs to the damaged aircraft and a disruption in service. GlobalX could also incur potentially significant claims relating to injured passengers and parties, along with a significant negative impact on GlobalX’s reputation for safety, adversely affecting GlobalX’s ability to attract and retain passengers.

We may face unanticipated obstacles to execution of GlobalX’s business plan.

GlobalX’s business plans may change significantly. The execution of GlobalX’s business plan is capital intensive and may become subject to statutory or regulatory requirements. GlobalX may need to make significant modifications to any of GlobalX’s stated strategies depending on future events.

We may require additional capital, which may not be available on terms acceptable to us or at all.

The ability of GlobalX to execute its build-out and growth strategy and achieve operations will depend on acquiring substantial additional financing through debt financing, equity financing or other means. Failure to obtain such financing may result in the delay or indefinite postponement of such growth strategy or even impact the ability of GlobalX to continue as a going concern.

There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to GlobalX. If additional financing is raised by GlobalX through the issuance of its securities, shareholders may suffer significant dilution. If additional financing is not available, or if available, not available on satisfactory terms, this could result in a material adverse effect or could require GlobalX to reduce, delay, scale back or eliminate portions of its actual or proposed operations or could prevent GlobalX from continuing as a going concern.

GlobalX may also need to raise capital by incurring long-term or short-term indebtedness in order to fund its business objectives. This could result in increased interest expense and decreased net income. Investors are cautioned that there can be no assurance as to the terms of such financing and whether such financing will be available. The level of GlobalX’s indebtedness could impair its ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

We rely on third-party specialists and other commercial partners to perform functions integral to our operations.

GlobalX is expected to secure goods and services from a number of third party suppliers. Any significant interruption in the provision of goods and services from any such key suppliers, some of which would be beyond GlobalX’s control, or any significant increase in price of such goods and services, could have a material adverse effect. GlobalX will be reliant upon providers of aircraft, such as Airbus and other third party leasing companies, which will make GlobalX susceptible to any problems connected with aircraft or engines or components, including defective materials, mechanical problems or negative perceptions in the traveling community. The delay or inability of any provider of aircraft to deliver aircraft or engines or components as GlobalX requires could negatively impact GlobalX’s growth strategy and could result in a material adverse effect.

Our limited fleet size could prevent us from replacing aircraft that face unscheduled maintenance.

Given the limited number of aircraft GlobalX currently operates, if one or more aircraft becomes unavailable due to unscheduled maintenance, repairs or other reasons, GlobalX could suffer material adverse financial and reputational impacts.

Our business has been and in the future may be materially adversely affected by the price and availability of aircraft fuel. Unexpected increases in the price of aircraft fuel or a shortage or disruption in the supply of aircraft fuel could have a material adverse effect on our business, results of operations and financial condition.

GlobalX will be dependent on fuel to operate its business, and therefore, will be exposed to the risk of volatile fuel prices. Fuel prices are impacted by a host of global events outside of GlobalX’s control, such as significant weather events, market speculation, geopolitical tensions, refinery capacity, government taxes and levies, and GlobalX demand and supply. GlobalX’s fuel costs are expected to make up one of the largest anticipated expenses of GlobalX. A significant change in the price of fuel would materially affect GlobalX’s projected operating results and growth strategy. A fuel supply shortage or significantly higher fuel prices could result in a curtailment of GlobalX’s planned scheduled service. There can be no assurance that increases in the price of fuel can be offset by fuel surcharges or any potential hedging transactions.

We operate a limited number of aircraft types.

Critical to GlobalX’s business model is a supply of modern and cost-effective aircraft that can service the various sectors required to fly GlobalX’s planned route network. Should the A319, A320 or A321 family of aircraft not be available in accordance with GlobalX growth strategy or should the aircraft lease or maintenance costs increase drastically there could be a material impact on GlobalX’s growth strategy, cost structure and potential profitability. In addition, a switch to a different family of aircraft could have a material adverse effect on our cost structure.

A critical cost-saving element of our business strategy is to operate a limited number of aircraft types; however, our dependence on the A319, A320 and A321 family of aircraft for all of our aircraft makes us vulnerable to any design defects or mechanical problems associated with this aircraft type or these engines. In the event of any actual or suspected design defects or mechanical problems with this family of aircraft, whether involving our aircraft or that of another airline, we may choose or be required to suspend or restrict the use of our aircraft. Our business could also be materially adversely affected if the public avoids flying on our aircraft due to an adverse perception of our plane type or engine type, whether because of safety concerns or other problems, real or perceived, or in the event of an accident involving such aircraft or engine. Our intellectual property rights, particularly our branding rights, are vulnerable, and any inability to protect them may adversely affect our business and financial results.

We consider our intellectual property rights, particularly our branding rights such as our trademark applicable to our airline, to be a significant and valuable aspect of our business. We aim to protect our intellectual property rights through a combination of trademark, copyright and other forms of legal protection, contractual agreements and policing of third-party misuses of our intellectual property, but cannot guarantee that such efforts will be successful. Our failure to obtain or adequately protect our intellectual property or any change in the law that lessens or removes the current legal protections of our intellectual property may diminish our competitiveness and adversely affect our business and financial results. Any litigation or disputes regarding intellectual property may be costly and time-consuming and may divert the attention of our management and key personnel form our business operations, either of which may adversely affect our business and financial results.

Our quarterly results of operations fluctuate due to a number of factors, including seasonality.

The charter airline industry is seasonal. The demand for and the pricing of charter services does fluctuate throughout the year, as it does with most air travel industries. Historically, demand for air travel is higher in the second and third quarters, driving higher revenues, than in the first and fourth quarters, which are periods of lower travel demand. In so much as GlobalX has fixed costs relating to air crews, insurance, leases, rent and other payments, lower periods of demand, combined with lower prices, could lead to negative cash flow and earnings for a given period.

Threatened or actual terrorist attacks or security concerns involving airlines could have a material adverse effect on our business, results of operations and financial condition.

The September 11, 2001 terrorist attacks and subsequent terrorist activity have caused uncertainty in the minds of the traveling public. The occurrence of a major terrorist attack or attempted terrorist attack (whether domestic or international and whether involving GlobalX or another carrier or no carrier at all) and additional restrictive security measures that are implemented in response could have a material adverse effect on passenger demand for air travel and on the number of passengers traveling on GlobalX’s flights. It could also lead to a substantial increase in insurance, airport security and other costs. Any resulting reduction in passenger revenues and/or increases in insurance, security or other costs could result in a material adverse effect.

The rapid spread of the COVID-19 virus and its variants has had and may continue to have an adverse impact on our business, operating results, financial condition and liquidity. A new outbreak of COVID-19 or another disease or similar public health threat in the future could also have an adverse effect on our business, operating results, financial condition and liquidity.

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic causing a massive market disruption to the aviation industry. Measures such as travel restrictions, including testing regimes, “stay at home” and quarantine orders, limitations on public gatherings, cancellation of public events and many others have resulted in a decline in demand for air travel.

While most restrictions have been removed in the United States, and a recovery is underway in the domestic airline industry, additional governmental and other restrictions and regulations may be implemented or reinstated in the future in response to further outbreaks of COVID-19 or another disease, including travel restrictions (including on domestic air travel within the United States), quarantines of populations (including our personnel), limitations on aircraft capacity, testing requirements and restrictions on our ability to access our facilities or aircraft or requirements to collect additional passenger data. In addition, governments, non-governmental organizations and entities in the private sector may issue non-binding advisories or recommendations regarding air travel or other physical distancing measures, including limitations on the number of persons that should be present at public gatherings, which may significantly reduce demand. These and other restrictions and regulations, as well as the general concern about the virus among travelers, have had, and could continue to have, a material adverse impact on our business, operating results, financial condition and liquidity.

Future outbreaks of COVID-19 or another disease could have a material negative impact on demand. Reduced demand would have an adverse impact on our revenues and lower levels of flying can lead to higher unit costs. Actual or perceived risk of infection from COVID-19 or another disease could have a material adverse effect on the public’s demand for and willingness to use air travel, which could harm our reputation and business. Our operations may be further impacted in the event of additional instances of actual or perceived risk of infection of COVID-19 or another disease among our employees, suppliers or business partners, and this impact may have a material adverse effect if we are unable to maintain a suitably skilled and sized workforce and address related employee matters. In addition, supply chain disruptions may impede our cargo customers’ ability to deliver freight to the airports we serve, which could reduce their need for our services and thus have a material adverse effect on our business, results of operations and financial condition. The industry may also be subject to enhanced health and hygiene requirements in attempts to counteract future outbreaks of COVID-19 or another disease, which requirements may be costly and take a significant amount of time to implement, or drive additional staffing during a time when staffing shortages are commonplace.

We may take additional actions in response to COVID-19 or another disease to improve our financial position, including measures to improve liquidity, such as the issuance of unsecured and secured debt securities, equity securities and equity-linked securities, the sale of assets and/or the entry into additional bilateral and syndicated secured and/or unsecured credit facilities. There can be no assurance as to the timing of any such issuance, or that any such additional financing will be completed on favorable terms, or at all. Any such actions may be material in nature and could result in significant additional borrowing. Our reduction in expenditures, measures to improve liquidity or other strategic actions that we may take in the future in response to COVID-19 or another disease may not be effective in offsetting decreased demand, which could result in a material adverse effect on our business, operating results, liquidity and financial condition.

Even as enhanced screenings, quarantine and other requirements, and travel restrictions have eased, we may continue to experience similar adverse effects to our business, operating results, financial condition and liquidity resulting from a recessionary or depressed economic environment that may persist, including increases in unemployment, and our business and operating results may not return to pre-COVID-19 pandemic levels on a timely basis or at all. The impact of future outbreaks of COVID-19 or another disease on our businesses, operating results, financial condition and liquidity could exacerbate the other risks identified in this prospectus.

General economic conditions may reduce the demand for our services.

The financial success of GlobalX may be sensitive to adverse changes in general economic conditions in the United States such as war, terrorist attacks, recession, inflation, labor disputes, demographic changes, pandemics, weather or climate changes, unemployment and interest rates. Such changing conditions could reduce demand in the marketplace for GlobalX’s services.

We may become involved in litigation that may materially adversely affect us.

GlobalX may be subject to litigation arising out of its operations. Damages claimed under such litigation may be material or may be indeterminate, and the outcome of such litigation may materially impact GlobalX’s business, results of operations, or financial condition. While GlobalX will assess the merits of any lawsuit and defend itself accordingly, it may be required to incur significant expense or devote significant financial resources to defending itself against such litigation. In addition, the adverse publicity surrounding such claims may result in a material adverse effect.

Increased labor costs, union disputes, employee strikes and other labor-related disruption, may adversely affect our business, results of operations and financial condition.

GlobalX intends to have a non-unionized workforce. In the event that unionization activities occur with its workforce, GlobalX will incur increased labor costs. Increased labor costs will negatively impact upon GlobalX’s cost structure and will adversely affect GlobalX’s ability to operate an airline.

Many factors could affect our ability to control our costs and to maintain a low cost structure.

Our business plan calls for our operations to be based at MIA, which is our primary hub, with the vast majority of our projected flights consisting of daily round trips departing from and returning to MIA. If we are unable to continue to secure operating capacity at MIA for our operations or planned expansion our business will be substantially harmed. And, assuming that we do obtain operating capacity at MIA, there is no guarantee that the fees and other costs related to operating out of MIA will not increase. Our operating performance and results of operations could be harmed by any such increase in fees or costs charged by the airport.

We will rely heavily on technology and automated systems to operate our business and any failure of these technologies or systems or failure by their operators could harm our business.

We will need to put in place a significant amount of information technology and automated systems to operate our business. The functionality and implementation of these systems will be one of the keys to achieving low operating costs. These systems are expected to include a computerized airline reservation system, flight operations system, financial planning, management and accounting systems, telecommunications systems, website, maintenance systems and check-in kiosks. An inability to implement these systems in a timely fashion could result in delays in the start of our operations. In addition, in order for our operations to work efficiently, our website and reservation system will need to be able to accommodate a high volume of traffic, maintain secure information and deliver flight information. Substantially all of our tickets are expected to be issued to passengers as electronic tickets. We intend for our reservation system to be hosted and maintained under a long term contract by a third-party service provider and we plan to rely on this reservation system to issue, track and accept electronic tickets. If we are unable to contract with the third party service provider or otherwise are unable to implement our reservation system or our reservation system fails or experiences interruptions, and we are unable to book seats for any period of time, we could lose a significant amount of revenue as customers book seats on competing airlines.

Unauthorized breach of our information technology infrastructure could compromise the personally identifiable information of our passengers, prospective passengers or personnel and expose us to liability, damage our reputation and have a material adverse effect on our business, results of operations and financial condition.

Our anticipated processing, storage, use and disclosure of personal data could give rise to liabilities as a result of government regulation or a significant data breach may adversely affect the Company’s business. In our regular business operations, we collect, transmit, process and store sensitive data, including personal and financial information of our customers and employees such as payment processing information and information of our business partners. GlobalX depends on the ability to use information we collect to provide our services and operate our business.

GlobalX must manage increasing legislative, regulatory and consumer focus on privacy issues and data security. For example, in May 2018, the EU’s General Data Protection Regulation became effective, which imposes significant privacy and data security requirements, as well as potential for substantial penalties for non-compliance. Recent penalties imposed by regulators have resulted in substantial adverse financial consequences to those companies. Also, some of GlobalX’s commercial partners, such as credit card companies, have imposed data security standards that GlobalX must meet. These standards continue to evolve. GlobalX will continue its efforts to meet its privacy and data security obligations; however, it is possible that certain new obligations or customer expectations may be difficult to meet and could increase GlobalX’s costs.

Additionally, GlobalX must manage evolving cybersecurity risks. Our network systems and storage applications, and those systems and storage and other business applications maintained by our third-party providers, may be subject to attempts to gain unauthorized access, breach, malfeasance or other system disruptions. In some cases, it is difficult to anticipate or to detect immediately such incidents and the damage caused thereby. In addition, as attacks by cybercriminals become more sophisticated, frequent and intense, the costs of proactive defense measures may increase. While we continually work to safeguard our internal network systems, including through risk assessments, system monitoring, information security policies and employee awareness and training, and review and validate our third-party security standards, there is no assurance that such actions will be sufficient to prevent cyber-attacks or data breaches.

The loss, disclosure, misappropriation of or access to customers’, employees’ or business partners’ information or GlobalX’s failure to meet its obligations could result in legal claims or proceedings, penalties and remediation costs. A significant data breach or GlobalX’s failure to meet its obligations may adversely affect GlobalX’s reputation, relationships with our business partners, business, operating results and financial condition.

Failure to comply with applicable environmental regulations could have a material adverse effect on our business, results of operations and financial condition.

We expect to be subject to increasingly stringent federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils and waste materials. Compliance with all environmental laws and regulations can require significant expenditures and any future regulatory developments in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. For example, climate change legislation was previously introduced in Congress and such legislation could be re-introduced in the future by Congress and state legislatures, and could contain provisions affecting the aviation industry, compliance with which could result in the creation of substantial additional costs to us. Similarly, the Environmental Protection Agency issued a rule that regulates larger emitters of greenhouse gases. Future operations and financial results may vary as a result of such regulations. Compliance with these regulations and new or existing regulations that may be applicable to us in the future could increase our cost base and could have a material adverse effect on our business, results of operations and financial condition. Governmental authorities in several U.S. and foreign cities are also considering or have already implemented aircraft noise reduction programs, including the imposition of nighttime curfews and limitations on daytime take-offs and landings, which could adversely affect our operations going forward, particularly if locally-imposed regulations become more restrictive or widespread.

Non-compliance with the growing Regulations and Guidelines for Minimizing Aircraft Emissions and its Impact on Climate Change.

Concerns about climate change may prompt governments to introduce regulatory changes affecting the aviation industry, potentially resulting in increased costs. These changes could involve emission reduction requirements, capital investments in specific equipment or technologies, or other additional expenses linked to emissions. Indirectly, these regulatory activities may raise operating costs, including fuel expenses.

Assets securing loans, such as aircraft, spare parts, and airport slots, may depreciate if there is a shift in customer demand towards low-carbon alternatives. Operational impacts, such as increased flight cancellations, may result in revenue loss. We may incur significant expenses to enhance the climate resilience of our infrastructure in response to the physical effects of climate change, although the materiality of such costs remains uncertain.

Growing public awareness of climate change threats might lead customers to reduce air travel frequency or opt for airlines perceived as more environmentally sustainable. Business customers may explore alternatives like virtual meetings and workspaces. The advancement of high-speed rail in markets served by short-haul flights may offer passengers lower-carbon travel options, affecting the demand for our services.

In addition, the International Civil Aviation Organization (ICAO) endorsed the implementation of the Carbon Offsetting and Reduction Scheme for International Aviation (CORSIA). CORSIA aims to achieve carbon-neutral growth in the global aviation sector from 2021 to 2035. It mandates airlines to offset the increase in carbon dioxide (CO2) emissions, relative to an ICAO-defined baseline, for a significant majority of international flights. This offsetting is accomplished through the acquisition of carbon offsets or the utilization of low-carbon fuels.

The future costs associated with CORSIA compliance are uncertain, influenced by variables like the availability and pricing of carbon offset credits and low-carbon aircraft fuels. We acknowledge the potential impact on our business due to the uncertain landscape of compliance costs.

Notably, we lack direct control over CORSIA compliance costs until 2032, as they are contingent on global aviation sector emissions growth. Beginning in 2033, such requirements incorporate a factor for individual airline operator emissions growth. Due to the competitive and unpredictable nature of the airline industry, we cannot assure the ability to offset CORSIA-related costs through fare adjustments, surcharges, revenue increases, or other operating cost reductions.

We have a significant amount of aircraft-related fixed obligations that could impair our liquidity and thereby harm our business, results of operations and financial condition.

We expect to lease all of our aircraft. Our ability to pay the fixed costs associated with our contractual obligations under these leases will depend on our operating performance and cash flow, which will in turn depend on, among other things, the success of our current business strategy, whether fuel prices continue at current price levels and/or further increase or decrease, further weakening or improving in the U.S. economy, as well as general economic and political conditions and other factors that are, to some extent, beyond our control. The amount of our aircraft related fixed obligations could have a material adverse effect on our business, results of operations and financial condition.

Rising maintenance and repair costs could adversely affect cash flow and results of operation.

As we anticipate ordering all new aircraft our initial maintenance costs will in all likelihood be lower at the beginning of the aircraft lease. Our fleet will require more maintenance as it ages and our maintenance and repair expenses for each of our aircraft will likely be incurred at approximately the same intervals. Moreover, because we anticipate that our current fleet will be acquired over a relatively short period, significant maintenance that is scheduled on each of these planes will likely occur at roughly the same time, meaning we will likely incur our most expensive scheduled maintenance obligations, known as heavy maintenance, across our present fleet around the same time. These more significant maintenance activities could result in out-of-service periods during which our aircraft are dedicated to maintenance activities and unavailable to generate revenue. In addition, we anticipate that the terms of our lease agreements will require us to pay supplemental rent, also known as maintenance reserves, to be paid to the lessor in advance of the performance of major maintenance, resulting in our recording significant prepaid deposits on our balance sheet. We expect scheduled and unscheduled aircraft maintenance expenses to increase as a percentage of our revenue over the next several years. Any significant increase in maintenance and repair expenses would have a material adverse effect on our business, results of operations and financial condition.

We may face difficulties in recruiting and hiring our workforce.

From time to time, the airline industry has experienced a shortage of personnel licensed by the FAA, especially pilots and mechanics. We expect to compete against the major U.S. and foreign flag airlines for labor in these highly-skilled positions. Major U.S. airlines may offer wage and benefit packages that exceed our wage and benefit packages. If we are unable to hire, train and retain qualified employees at its anticipated costs, we may be unable to successfully execute our business plan. Moreover, in the future, we may have to increase wages and benefits in order to attract and retain qualified personnel or risk considerable employee turnover.

The airline industry is particularly sensitive to changes in economic conditions.

Negative economic conditions or a reoccurrence of such conditions would negatively impact our business, results of operations and financial condition. Our business and the airline industry in general are affected by many changing economic conditions beyond our control, including, among others:

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changes and volatility in general economic conditions, including the severity and duration of any downturn in the U.S. or Global economy and financial markets;

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changes in consumer preferences, perceptions, spending patterns or demographic trends, including any increased preference for higher-fare carriers offering higher amenity levels, and reduced preferences for low-fare carriers offering more basic transportation, during better economic times;
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higher levels of unemployment and varying levels of disposable or discretionary income;
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depressed housing and stock market prices; and
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lower levels of actual or perceived consumer confidence.

These factors can adversely affect the results of our operations, our ability to obtain financing on acceptable terms, and our liquidity generally. Unfavorable general economic conditions, such as higher unemployment rates, a constrained credit market, housing-related pressures and increased focus on reducing business operating costs can reduce spending for leisure, visiting friends and relatives, and business travel. For many travelers, in particular the leisure and visiting friends and relatives travelers we serve, air transportation is a discretionary purchase that they can eliminate from their spending in difficult economic times. Unfavorable economic conditions could also affect our ability to raise prices to counteract increased fuel, labor or other costs, resulting in a material adverse effect on our business, results of operations and financial condition.

Risks associated with our presence in international emerging markets, including political or economic instability, and failure to adequately comply with existing legal requirements, may materially adversely affect us.

Some of our target growth markets include countries with less developed economies, legal systems, financial markets and business and political environments are vulnerable to economic and political disruptions, such as significant fluctuations in gross domestic product, interest and currency exchange rates, civil disturbances, government instability, nationalization and expropriation of private assets, trafficking and the imposition of taxes or other charges by governments. The occurrence of any of these events in markets served by us now or in the future and the resulting instability may have a material adverse effect on our business, results of operations and financial condition.

We will emphasize compliance with all applicable laws and regulations and will implement and refresh policies, procedures and certain ongoing training of our employees, third-party specialists and partners with regard to business ethics and key legal requirements; however, we cannot assure you that our employees, third-party specialists or partners will adhere to our code of ethics, other policies or other legal requirements. If we fail to enforce our policies and procedures properly or maintain adequate recordkeeping and internal accounting practices to record our transactions accurately, we may be subject to sanctions. In the event we believe or have reason to believe our employees, third-party specialists or partners have or may have violated applicable laws or regulations, we may incur investigation costs, potential penalties and other related costs which in turn may have a material adverse effect on our reputation, business, results of operations and financial condition.

We face limits on foreign ownership and control.

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, we will restrict voting of shares of capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted or controlled, directly or indirectly, by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors be U.S. citizens.

To be considered a U.S. citizen, you must be: (1) individual who is a citizen of the U.S.; (2) a partnership each of whose partners is an individual who is a citizen of the U.S.; or (3) a corporation or association organized under the laws of the U.S. or a state, the District of Columbia, or a territory or possession of the U.S., of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the U.S., which is under the actual control of citizens of the U.S., and in which at least 75 percent of the voting interest is owned and controlled by persons that are citizens of the U.S. No shares of stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which is referred to as the foreign stock record. Further, no shares of its capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law.

We are subject to extensive regulation by the FAA, the DOT, the TSA, CBP and other U.S. and foreign governmental agencies, compliance with which could cause us to incur increased costs and adversely affect our business, results of operations and financial condition.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, Congress has passed laws, and the DOT, FAA and TSA have issued regulations, relating to the operation of airlines that have required significant expenditures. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising charter prices, reducing revenue and increasing costs.

We cannot assure you that these and other laws or regulations enacted in the future will not harm our business. Our ability to operate as an airline is dependent on our maintaining certifications issued to us by the DOT and the FAA. The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, our aircraft, for any reason, could negatively affect our business and financial results. Federal law requires that air carriers operating large aircraft be continuously “fit, willing and able” to provide the services for which they are licensed. Our “fitness” is monitored by the DOT, which considers factors such as unfair or deceptive competition, advertising, baggage liability and disabled passenger transportation. While the DOT has seldom revoked a carrier’s certification for lack of fitness, such an occurrence would render it impossible for us to continue operating as an airline. The DOT may also institute investigations or administrative proceedings against airlines for violations of regulations.

International routes are regulated by treaties and related agreements between the United States and foreign governments. Our ability to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time. Our access to new international markets may be limited by our ability to obtain the necessary certificates to fly the international routes. In addition, our operations in foreign countries are subject to regulation by foreign governments and our business may be affected by changes in law and future actions taken by such governments, including granting or withdrawal of government approvals and restrictions on competitive practices. We are subject to numerous foreign regulations based on the large number of countries outside the United States where we currently provide service. If we are not able to comply with this complex regulatory regime, our business could be significantly harmed.

We have previously identified material weaknesses in our internal control over financial reporting. Although these material weaknesses have been remediated, failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

We are required to maintain internal control over financial reporting that meets applicable standards of the SEC and the NYSE American exchange. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

For reporting periods between January 31, 2023 and September 30, 2024, we identified certain material weaknesses in our internal controls associated with the insufficient written policies and procedures for accounting and financial reporting. In response to these material weaknesses, Company management implemented the following remediation actions to address the control deficiency identified in 2023 and 2024: (1) hired additional finance and accounting resources who possess accounting and reporting technical expertise; (2) developed and delivered training to executives, other management and finance/accounting resources; and (3) completed a Company disclosure checklist covering all application disclosures required under US GAAP and SEC requirements. Management has determined that the remediation actions discussed above were effectively designed and demonstrated effective operation for a sufficient period of time to enable the Company to conclude that the 2023 and 2024 material weakness regarding its internal control over financial reporting associated with the insufficient written policies and procedures for accounting and financial reporting had been remediated as of December 31, 2024.

If we identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Relating to this Offering and Ownership of Our Common Stock

We do not know whether an active, liquid and orderly market will develop for our common stock or what the market price of our common stock will be, and, as a result, it may be difficult for you to sell your shares of our common stock.

Our common stock currently trades on the OTCQB and CBOE CA and our Class B Non-Voting Common Stock trades on the CBOE CA, each with very limited daily trading volume. The market price of our common stock and our Class B Non-Voting Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

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limited daily trading volume resulting in the lack of a liquid market;
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our success in purchasing aircraft, obtaining regulatory approval and other authorizations for our business;
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general market, political and economic conditions;
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changes in fuel prices;
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changes in earnings estimates and recommendations by financial analysts;
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our failure to meet financial analysts’ performance expectations;
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changes in market valuations of our competitors; and
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the expiration of the lock-up periods on shares of our common stock that were outstanding.

Until our common stock is listed on a qualified national securities exchange or our common stock price exceeds $5 per share, our common stock will be considered a “penny stock” and will not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

Prior to this offering, our common stock has traded on the OTCQB at a price of less than $5.00 per share and, as a result, is considered a “penny stock” by the SEC and subject to rules adopted by the SEC regulating broker- dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define a “penny stock” to be any equity security that is not listed on a qualified national securities exchange and that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of our common stock being subject to the rules on penny stocks, the liquidity of our common stock may be adversely affected.

We will require additional capital in the future and raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our business assets.

We will require additional capital in the future and we may seek additional capital through a combination of public and private equity offerings, debt financings, working capital lines of credit and potential licenses and collaboration agreements. We, and indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire additional aircraft and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but limit our potential cash flow and revenue in the future.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock and our Class B Non-Voting Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock could decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After this offering, our directors, executive officers, holders of more than 5% of our outstanding stock and their respective affiliates will beneficially own shares representing approximately 40% of our outstanding common stock . As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock and our Class B Non-Voting Common Stock.

We will register the shares of common stock issuable under our equity compensation plans and the sale of such shares could affect our market price. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

Our corporate charter and Bylaws include provisions limiting voting and ownership by non-U.S. citizens.

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Certificate of Incorporation and Bylaws restrict voting of shares of our common stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 24.9% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, that no more than 49.9% of our outstanding stock be owned (beneficially or of record) by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors and senior management be U.S. citizens. Our Bylaws provide that the failure of non-U.S. citizens to register their shares on a separate stock record, which we refer to as the “foreign stock record,” would result in a suspension of their voting rights in the event that the aggregate foreign ownership of the outstanding common stock exceeds the foreign ownership restrictions imposed by federal law. Our Bylaws also provide that any transfer or issuance of our stock that would cause the amount of our stock owned by persons who are not U.S. citizens to exceed foreign ownership restrictions imposed by federal law will be void and of no effect.

Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. If it is determined that the amount registered in the foreign stock record exceeds the foreign ownership restrictions imposed by federal law, shares will be removed from the foreign stock record in reverse chronological order based on the date of registration therein, until the number of shares registered therein does not exceed the foreign ownership restrictions imposed by federal law. We are currently in compliance with these ownership restrictions.

We are an “emerging growth company” and a “smaller reporting company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include, but are not limited to: (i) exemption from compliance with the auditor attestation requirements pursuant to SOX; (ii) exemption from compliance with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iii) reduced disclosure about our executive compensation arrangements; and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of the Company’s common equity securities in an offering registered under the Securities Act; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

In addition, we are currently a “smaller reporting company,” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company, nor have we included all of the quantitative and qualitative disclosures about market risk that would be required if we were not a smaller reporting company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have opted to take advantage of this extended transition period for the adoption of certain accounting standards.

We incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. SOX, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that we will need to hire additional accounting, finance, and other personnel as we continue to grow to comply with public company reporting requirements, as a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time- consuming and costly. For example, the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to maintain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of SOX, we are required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC after we became a public company. However, while we remain an emerging growth company or smaller reporting company, we are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of SOX within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of SOX. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We do not expect to pay any dividends for the foreseeable future. Investors in this offering may never obtain a return on their investment.

You should not rely on an investment in our stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of our common stock or Class B Non-Voting Common Stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, any future credit facility we enter into, or debt instrument that we issue, may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock or Class B Non-Voting Common Stock. Accordingly, investors must rely on sales of their common stock or Class B Non-Voting Common Stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock or Class B Non-Voting Common Stock.

Delaware law and provisions in our Certificate of Incorporation and Bylaws might discourage, delay, or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions in our Certificate of Incorporation and Bylaws effective upon the closing of this offering may discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. Therefore, these provisions could adversely affect the price of our common stock.

In addition, Section 203 of the General Corporation Law of the State of Delaware, or DGCL, prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our Certificate of Incorporation, Bylaws, or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

As a public company, we are subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act are accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When contained in this prospectus, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors including, but not limited to:

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Our ability to implement our business plan;
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changes in economic conditions;
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the price and availability of aircraft fuel and our ability to control other costs;
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threatened or actual terrorist attacks or security concerns;
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the ability to operate in an exceedingly competitive industry; and
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factors beyond our control, including air traffic congestion, adverse weather, federal government shutdowns, aircraft-type groundings, increased security measures or disease outbreaks.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see “Risk Factors.” You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders or the conversion of the Class A Non-Voting Common Stock into common stock. However, we will receive proceeds from the exercise, if any, of the Warrants of the Selling Stockholders. The exercise price and the number of the Warrant Shares may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. We will use these proceeds, if any, for general corporate and working capital purposes, or for other purposes that our board of directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the Selling Stockholders of the shares being offered hereby. There can be no assurance that the Selling Stockholders will exercise any of these Warrants.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements and contractual restrictions of then-existing debt instruments and other factors that our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information that management believes is relevant to an understanding and assessment of our consolidated financial condition and results of operations. You should read this discussion in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis of our financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under the section entitled “Risk Factors.”

GENERAL

This Management Discussion & Analysis (“MD&A”) is intended to supplement and complement the consolidated financial statements and accompanying notes of Global Crossing Airlines Group Inc. (the “Company” or “GlobalX”). The information provided herein should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2024 and 2023 and the accompanying notes thereto.

All dollar figures presented are expressed in United States dollars unless otherwise noted. The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Management is responsible for the preparation and integrity of the financial statements and MD&A, including the maintenance of appropriate information systems, procedures and internal controls and to ensure that information used internally or disclosed externally, including the financial statements and MD&A, is complete and reliable. The Company’s Board follows recommended corporate governance guidelines for public companies to ensure transparency and accountability to shareholders. The Board’s audit committee will meet with management quarterly to review the financial statements including the MD&A and to discuss other financial, operating and internal control matters.

The reader is encouraged to review the Company’s prior statutory filings on www.sedar.com and current filings on www.sec.gov.

DESCRIPTION OF BUSINESS

Global Crossing Airlines Group Inc. was incorporated under the laws of British Columbia and continued as a federal corporation pursuant to the Canada Business Corporations Act effective February 28, 2017. On February 5, 2020, the Company entered into a definitive agreement with Global Crossing Airlines, Inc. (“Global USA”), a Delaware corporation, with respect to a business combination of the Company and Global USA (the “Transaction”). On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. Domestication, the Company changed its name to “Global Crossing Airlines Group Inc.”

The Company’s principal business activity is providing passenger and cargo aircraft to customers through aircraft operating service agreements including, crew, maintenance, insurance (“ACMI”) and charter services (“Charter”) serving the United States, Caribbean, Latin American and European markets. The address of the Company’s registered agent is c/o Cogency Global Inc., 850 New Burton Rd, Suite 201, Dover, County of Kent, Delaware 19904. The Company’s shares of common stock are traded on the OTCQB Marketplace (“OTCQB”) under the symbol “JETMF” and on the Cboe Canada (“CBOE CA”) under the symbol “JET.” The Company’s shares of Class B Non-Voting Common Stock are traded on the CBOE CA under the symbol “JET.B”.

FORWARD LOOKING STATEMENTS

This MD&A contains forward-looking statements and forward-looking information (collectively, “forward- looking statements”) within the meaning of applicable securities laws. These forward-looking statements relate to future events or the future performance of the Company. All statements other than statements of historical fact may be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These forward-looking statements are only predictions. Actual events or results may differ materially. In addition, this MD&A may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions and known and unknown risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Forward-looking statements in this MD&A speak only as of the date of this MD&A.

Forward-looking statements in this MD&A include, but are not limited to, statements with respect to: expectations as to future operations of the Company; the Company’s anticipated financial performance; future development and growth prospects; expected general and administrative costs, costs of services and other costs and expenses; expected revenues; ability to meet current and future obligations; completion of the FAA certification process; terms with respect to the acquisition of aircraft; ability to obtain financing on acceptable terms or at all; and the Company’s business model and strategy.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company cannot guarantee future results, levels of activity, performance or achievements. Neither the Company nor any other person assumes responsibility for the outcome of the forward-looking statements.

Many of the risks and other factors are beyond the control of the Company, which could cause results to differ materially from those expressed in the forward-looking statements contained in this MD&A. The risks and other factors include, but are not limited to: the availability of financial resources to fund the Company’s expenditures; competition for, among other things, capital reserves and skilled personnel; protection of intellectual property; the impact of competition and the competitive response to the Company’s business strategy; third party performance of obligations under contractual arrangements; prevailing regulatory, tax and other applicable laws and regulations; stock market volatility and market valuations; uncertainty in global financial markets; the impact of COVID-19 on global economic conditions; the successful negotiation of the sale and leaseback of aircrafts; the completion of the financing necessary to commence airline operations; and the other factors described under the heading “Risk Factors” in this MD&A.

These factors should not be considered exhaustive. With respect to forward-looking statements contained in this MD&A, the Company has made assumptions regarding, among other things: the impact of increasing competition; conditions in general economic and financial markets; current technology; cash flow; future exchange rates; timing and amount of capital expenditures; effects of regulation by governmental agencies; future operating costs; and the Company’s ability to obtain financing on acceptable terms. Readers are cautioned that the foregoing list of factors is not exhaustive and that additional information on these and other factors that could affect the Company’s operations or financial results is discussed in this MD&A. The above summary of assumptions and risks related to forward-looking statements is included in this MD&A in order to provide readers with a more complete perspective on the future operations of the Company. Readers are cautioned that this information may not be appropriate for other purposes.

The forward-looking statements contained in this MD&A are expressly qualified by this cautionary statement. The Company is not under any duty to update or revise any of the forward-looking statements except as expressly required by applicable securities laws.

REVIEW OF CONSOLIDATED FINANCIAL RESULTS

Comparison of the Three Months Ended March 31, 2025 and 2024

Revenue & Statistics

The following discussion should be read in conjunction with our Financial Statements and other financial information appearing and referred to elsewhere in this report.

The analysis of GlobalX results for the three months period ended on March 31, 2025 and 2024 requires an understanding of how the Company fundamentally evolved during that time period. 2024 was our third year of full operations and was a period where the company was focused on securing new customers, entering new markets, and flying to new locations; primarily in the domestic and Caribbean markets.

In 2025, GlobalX is expanding on our existing relationships both domestically and internationally and grew operations in the ACMI market through increased focus on operating for government agencies. As the company grows, operational efficiency and margins are continuing to improve. Our key metric is block hours flown and block hours flown per available aircraft, which is the measure by which the Company tracks commercial activity. While other airlines discuss available seat miles and revenue per available seat mile (“rasm”), cost per available seat mile (“casm”), these metrics are not germane to our business model as an ACMI and Charter operator. GlobalX charters the entire aircraft, does not take fuel risk, and does not take third party risk therefore all results are evaluated on a block hour basis.

The following table compares our Operating Fleet (average aircraft equivalents during the period) and total Block Hours operated:

	Three Months Ended March 31,
Operating Fleet	2025	2024	Inc/(Dec)	% Change

A319	1.0	1.0	—	0.0%
A320	10.0	8.3	1.7	20.5%
A321	7.7	5.0	2.7	54.0%
Total Operating Average Aircraft Equivalents	18.7	14.3	4.4	30.8%

Net Aircraft Available	16.7	12.5	4.2	33.6%
Total Block Hours	7,377	5,200	2,177	41.9%
Average Utilization per available aircraft	442	416	26	6.2%

The following table describes the degree to which variations in revenues in thousands can be attributed to fluctuations in prices and nature of GlobalX services.

	Three Months Ended March 31,
Revenue	2025	2024	Inc/(Dec)	% Change

Charter	$30,518	$34,014	$(3,496)	-10.3%
ACMI	34,316	18,622	15,694	84.3%
Other	1,767	1,199	568	47.4%
Total	$66,601	$53,835	$12,766	23.7%

Block Hours

Charter	1,879	2,199	(320)	-14.6%
Sub-service Charter	367	486	(119)	-24.5%
Total Charter	2,246	2,685	(439)	-16.4%
ACMI	5,076	2,874	2,202	76.6%
Subservice ACMI	15	173	(158)	-91.3%
Total ACMI	5,091	3,047	2,044	67.1%
Non Revenue	209	127	82	64.6%
Total	7,546	5,859	1,687	28.8%

Revenue per Block Hour

Charter	13.6	12.7	0.9	7.1%
ACMI	6.7	6.1	0.6	9.8%

Charter revenue for the period decreased $3.5 million or 10.3%, from $34.0 million in 2024 to $30.5 million in 2025. The rate for Charter flying increased 7.1% from $12,688 per block hour to $13,588 per block hour creating a $0.9 million increase. This was offset by a $5.6 million reduction due to charter block hours decreasing 16.4% from 2,685 to 2,246 block hours. The primary driver for the per block hour increase was related to both high market demand and a shortage of supply as competitors reduced capacity. The decrease in charter block hours was due to the increased level of flying on an ACMI basis.

ACMI revenue for the period increased by $15.7 million or 84.3% from $18.6 million in 2024 to $34.3 million in 2025. This variance is driven by an increase from 3,047 block hours in 2024 to 5,091 block hours in 2025, an increase of 67.1% or 2,044 block hours. This volume accounted for 79.6% or $12.5 million of the increase. The average revenue per block hour increased by $622 per block hour from $6,112 per block hour in 2024 to $6,740 per block hour in 2025. The rate increase accounted for $3.2 million or 20.4% of the increase. The primary driver for the increase was related to both high market demand and a shortage of supply as competitors reduce capacity.

Other revenue for the period increased by $0.6 million from $1.2 million in 2024 to $1.8 million in 2025. The increase is primarily driven by additional ancillary services provided to our customers.

Operating Expenses

The following table compares our Operating Expenses (in thousands):

	Three Months Ended March 31,
Operating Expenses	2025	2024	Inc/(Dec)	% Change

Salaries, Wages, & Benefits	$18,792	$16,775	$2,017	12.0%
Aircraft Fuel	7,405	8,199	(794)	-9.7%
Maintenance, materials and repairs	3,852	2,933	919	31.3%
Depreciation and amortization	2,248	1,166	1,082	92.8%
Contracted ground and aviation services	6,306	6,903	(597)	-8.6%
Travel	2,956	4,282	(1,326)	-31.0%
Insurance	1,261	1,633	(372)	-22.8%
Aircraft Rent	15,241	12,761	2,480	19.4%
Other	5,431	3,802	1,629	42.8%
Total Operating Expenses	$63,492	$58,454	$5,038	8.6%

Salaries, wages, and benefits increased $2.0 million from $16.8 million to $18.8 million, or 12.0%, primarily due to the hiring and training of pilots and other airline personnel necessitated by the growing fleet and operations. Total employees increased 13.3% from 611 to 692 and pilots increased from 133 to 146, or 9.8%.

Aircraft fuel decreased by $0.8 million, from $8.2 million to $7.4 million, or 9.7%. The volume of Charter and Non-Revenue block hours decreased by 10.2% or $0.8 million, while base jet fuel remained flat.

Maintenance, materials, and repairs increased by $0.9 million, from $2.9 million to $3.8 million, or 31.3%.An increase of $1.1 million cost increase was primarily due to volume from the increase in both the number of aircraft to 18 aircraft and the number of block hours flown which increased 1,964 or 37.8% from 5,200 to 7,164 block hours. This is offset, $0.2 million decrease as the rate per block hour decreased 4.7% from $564 per block hour to $538 per block hour.

Depreciation and amortization increased $1.1 million, from $1.2 million to $2.2 million or 92.8%, primarily driven by aircraft deliveries secured on capital leases.

Contracted ground and aviation services decreased by $0.6 million from $6.9 million to $6.3 million, or 8.6%, A rate increase of 6.9% per block hour drove an increase of $0.4 million. This was offset by lower Charter block hours of 28.8%, which drove a reduction of $1.0 million.

Travel decreased $1.3 million, from $4.3 million to $3.0 million or 31.0%. Throughout the year we expanded local hiring in key bases that support our government agency business and the reliance on travel dropped and is a cost that will be a continued focus in 2025.

Insurance decreased $0.4 million, from $1.6 million to $1.2 million or 22.8%, primarily related to the receiving more favorable rates despite the increase in the number of aircraft.

Aircraft rent increased $2.5 million, from $12.8 million to $15.2 million or 19.4%, primarily due to the increase in the average number of aircraft, on operating leases from 13.3 to 15.0 aircraft in the fleet. $1.6 million or 65.8% of the increase is driven by the increase in the number of aircraft being leased, with the remaining $0.9 million or 34.2% due to rate increase per aircraft and short-term ACMI leases from other airlines due to flights sold exceeded capacity available during the period.

Operating income increased $7.7 million, from an operating loss of $4.6 million to an operating income of $3.1 million. .In addition, operating income /(loss) as a percentage of revenue improved from (8.6%) to 4.7%. This was a direct result of GlobalX’s ability to grow its revenue faster than its cost structure as the airline focused on achieving scale and profitability. There are several factors driving the improved margins. The first factor is rates as the Company was able to secure higher rates for both ACMI and Charter contracts. The Company’s ACMI rate grew 10.3%, from $6,112 per block hour to $6,740 per block hour, while Charter rate per block hour is up 7.3% from $12,668 per block hour to $13,588 per block hour. The second factor is utilization as our average utilization per available aircraft grew 6.2%. The third factor is scale. As an example, when measured on a per block hour basis, Salaries, wages, and benefits dropped from $2,863 to $2,490 per block hour, a 13.0% reduction. There were also savings on a per block hour basis in travel, insurance and maintenance, materials and repairs which combined with the other factors drove the improvement.

Non-operating Expenses

The following table compares our Non-operating Expenses (in thousands):

	Three Months Ended March 31,
Non-Operating Expenses (Income)	2025	2024	Inc/(Dec)	% Change

Interest Expense	$2,583	$1,760	$823	46.8%
Total Non-Operating Expenses (Income)	$2,583	$1,760	$823	46.8%

Interest expense increased $0.8 million from $1.8 million to $2.6 million driven by the increase of aircraft on capital lease from 1.0 to 3.7 equivalent aircraft.

Net Income

Net Income, due to events noted above, increased by $6.9 million from a net loss of $6.4 million in 2024 to a net income of $0.5 million in 2025.

Liquidity and Capital Resources

As of March 31, 2025, the Company had approximately $7.3 million in unrestricted cash and cash equivalents and approximately $2.9 million in restricted cash, a decrease and increase of approximately $5.1 million and $1.2 million, respectively, from December 31, 2024, primarily due to new aircraft deliveries, deposits, and net loss in operations. Management is confident that the augmented cash and cash equivalents, coupled with the anticipated rise in sales linked to the Company’s strategies to attract more funds, will adequately address the Company’s liquidity requirements. Management is actively assessing various options to procure additional funds, including exploring opportunities for additional equity or debt financing.

Net Cash provided by operating activities during the three months ended March 31, 2025 increased $2.2 million to $0.1 million, consisting primarily of $6.3 million in noncash adjustments for depreciation and amortization of fixed assets, operating lease right of use assets and debt issue costs, $1.1 million in interest on finance leases, $0.5 million of net income, $0.5 million of share-based payments, and $0.2 million of increase in accounts payable. These were partially offset by $4.1 million of decrease in operating lease obligations, $2.2 million of increase in accounts receivable, $2.2 million of decrease in accrued liabilities and other liabilities, and $0.1 million of increase in prepaid expenses and other current assets. Net Cash used in operating activities during the three months ended March 31, 2024 increased $1.4 million to $2.1 million, consisting primarily of $6.4 million of net loss, $5.9 million of decrease in accrued liabilities and other liabilities, $3.1 million of decrease in operating leases obligations, $0.6 million of increase in prepaid expenses and other current assets, $0.4 million of credit losses, $0.3 million in interest on finance leases, $0.3 million of share-based payments. These were partially offset by $4.5 million of increase in accounts payable, $4.2 million of increase in accounts receivable, and $4.0 million in noncash adjustments for depreciation and amortization of fixed assets, operating lease right of use assets and debt issue costs.

The Company has significant fixed and noncancelable lease commitments of aircraft, equipment and related maintenance checks. As of March 31, 2025, the Company had total of $21.7 million due in the next 12 months of future minimum lease payments under finance and operating leases. As of March 31, 2025, the Company had total of $96.8 million due after 12 months from the balance sheet date of future minimum lease payments under finance and operating leases, and approximately $30 million in notes payable included in the non-current liabilities presented in the Company’s consolidated balance sheet. The Company ended the period of January 1 to March 31, 2025 with fifteen passenger aircraft and four cargo aircraft and expects the fleet to increase to nineteen passenger aircraft and remain at four cargo aircraft by the end of 2025. To achieve the number of aircraft deliveries in 2025, the Company currently has four aircrafts under lease with partial or total deposits paid.

During the three months ended March 31, 2025, net cash used in investing activities decreased $0.4 million to $2.9 million, consisting of $2.7 million of Purchases of property and equipment and $0.1 million of increase of deposits, deferred costs and other assets. During the three months ended March 31, 2024, net cash used for investing activities increased $2.1 million to $3.2 million, consisting of $1.7 million of Purchases of property and equipment and $1.5 million of increase of deposits, deferred costs and other assets.

During the three months ended March 31, 2025, net cash used in financing activities increased $0.8 million to $1.1 million of net cash used in financing activities, consisting primarily of $1.1 million of Principal payments on finance leases. During the three months ended March 31, 2024, net cash used in financing activities decreased $3.8 million to $0.2 million, consisting of $0.2 million of Principal payments on finance leases.

The Company continuously seeks to identify external sources of capital from time to time depending on our cash requirements, assessment of current and anticipated market conditions, and the after-tax cost of capital. Our access to capital markets can be adversely impacted by prevailing economic conditions and by financial, business and other factors, some of which are beyond our control. Additionally, the Company’s borrowing costs are affected by market conditions and may be adversely impacted by a tightening in credit markets.

The Company regularly assesses our anticipated working capital needs, debt and leverage levels, debt maturities, capital expenditure requirements and future investments or acquisitions to maximize shareholder return, efficiently finance our ongoing operations and maintain flexibility for future strategic transactions. The Company also regularly evaluates its liquidity and capital structure to ensure financial risks, adequate liquidity access and lower cost of capital are efficiently managed.

RESULTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2024 AND 2023

The following discussion should be read in conjunction with our Financial Statements and other financial information appearing and referred to elsewhere in this prospectus.

The analysis of GlobalX results for the twelve months period ended on December 31, 2024 and 2023 requires an understanding of how the Company fundamentally evolved during that time period. 2023 was our second year of full operations and was a period where the company was focused on securing additional customers, entering new markets and flying to additional locations; primarily in the domestic and Caribbean markets and within the European market. As a growing company, we were also focused on operating effectively and efficiently.

By contrast in 2024, GlobalX expanded existing government agency relationships, acquired new partners, secured longer term Cargo contracts, expanded operations in the European ACMI market and continued operating for existing airlines. Our key metric is block hours flown and block hours flown per available aircraft, which is the measure by which we track commercial activity. While other airlines discuss available seat miles and revenue per available seat mile (“rasm”), cost per available seat mile (“casm”), these metrics are not germane to our business model as an ACMI and Charter operator. GlobalX charters the entire aircraft, does not take fuel risk, and does not take third party risk therefore all results are evaluated on a block hour basis.

The following table compares our Operating Fleet (average aircraft equivalents during the period) and total Block Hours operated:

	Year Ended December 31,
Operating Fleet	2024	2023	Inc/(Dec)	% Change

A319	1.0	0.3	0.7	233.3%
A320	9.2	6.8	2.4	35.3%
A321	6.2	3.5	2.7	77.1%
Total Operating Average Aircraft Equivalents	16.4	10.6	5.8	54.7%

Net Aircraft Available	14.3	9.7	4.6	47.4%
Total Block Hours	26,629	18,072	8,557	47.3%
Average Utilization per available aircraft	1,862	1,863	(1)	-0.1%

The following table describes the degree to which variations in revenues (in thousands) can be attributed to fluctuations in prices and nature of GlobalX services.

	Year Ended December 31,
Revenue	2024	2023	Inc/(Dec)	% Change

Charter	$95,456	$114,124	$(18,668)	-16.4%
ACMI	123,061	40,477	82,584	204.0%
Other	5,234	5,521	(287)	-5.2%
Total	$223,751	$160,122	$63,629	39.7%

Block Hours

Charter	6,030	8,852	(2,822)	-31.9%
Sub-service Charter	1,552	1,690	(138)	-8.2%
Total Charter	7,582	10,542	(2,960)	-28.1%
ACMI	19,899	9,157	10,742	117.3%
Subservice ACMI	640	219	421	192.2%
Total ACMI	20,539	9,376	11,163	119.1%
Non Revenue	699	63	636	1009.5%
Total	28,820	19,981	8,839	44.2%

Revenue per Block Hour

Charter	$12.6	$10.8	$1.8	16.7%
ACMI	$6.0	$4.3	$1.7	39.5%

Charter revenue for the period decreased $18.7 million or 16.4%, from $114.1 million in 2023 to $95.5 million in 2024. The rate for Charter flying increased 16.7% from $10,826 per block hour to $12,590 per block hour resulting in a $13.4 million increase. This was offset by a $32.1 million reduction due to charter block hours decreasing 28.1% from 10,542 to 7,582 block hours. The increase in the rate per block hour is primarily driven by high market demand and a supply shortage as competitors reduced capacity to increase demand, higher fuel and handling fees and the mix of flying. The decrease in charter block hours was due to the increased level of flying on an ACMI basis.

ACMI revenue for the period increased by $82.6 million or 204.0% from $40.5 million in 2023 to $123.1 million in 2024. This variance is driven by an increase from 9,376 block hours in 2023 to 20,539 block hours in 2024, an increase of 119.1% or 11,163 block hours. This volume accounted for 58.4% or $48.2 million of the increase. The average revenue per block hour increased $1,675 per block hours from $4,317 per block hour in 2023 to $5,992 per block hour in 2024 and accounted for $34.4 million or 41.6% of the revenue increase. The primary driver for the increase was related to both high market demand and ability to grow our government business which is primarily operated on an ACMI basis.

Other revenue for the period decreased by $0.3 million from $5.5 million in 2023 to $5.2 million in 2024. The decrease is primarily driven by less ancillary services provided to our customers.

Operating Expenses

The following table compares our Operating Expenses (in thousands):

	Year Ended December 31,
Operating Expenses	2024	2023	Inc/(Dec)	% Change

Salaries, Wages, & Benefits	$67,787	$54,057	$13,730	25.4%
Aircraft Fuel	23,828	29,476	(5,648)	-19.2%
Maintenance, materials and repairs	13,210	8,603	4,607	53.6%
Depreciation and amortization	6,271	2,293	3,978	173.5%
Contracted ground and aviation services	19,599	20,507	(908)	-4.4%
Travel	11,174	8,334	2,840	34.1%
Insurance	6,189	5,009	1,180	23.6%
Aircraft Rent	57,677	33,632	24,045	71.5%
Other	19,144	14,079	5,065	36.0%
Total Operating Expenses	$224,879	$175,990	$48,889	27.8%

Salaries, wages, and benefits increased $13.7 million from $54.1 million to $67.8 million, or 25.4%, primarily due to the hiring and training of pilots and other airline personnel necessitated by the growing fleet and operations. The total number of employees grew 8.5% from 625 to 678 of which pilots increased from 138 to 142, or 2.9%. Block hours increased 44.2% that without efficiency and scaling of the labor force would have resulted in a $23.9 million increase, however, increased efficiency and utilization of labor resulted in $10.2 million or reduction of effective labor rate per block hour of 13.1%.

Aircraft fuel decreased by $5.6 million, from $29.5 million to $23.8 or 19.2%, the volume of Charter hours decreased by 26.7% or $7.8 million. This was offset by an increase in base jet fuel of approximately 10.3% or $2.2 million.

Maintenance, materials, and repairs increased by $4.6 million, from $8.6 million to $13.2 million, or 53.6%. An increase of $0.6 million was due to a severe weather event that damaged two parked aircraft, multiple bird strikes across several aircraft and damage caused by a third-party vendor. Another $3.2 million cost increase was primarily due to volume from the increase in both the number of aircraft to 18 aircraft and the number of block hours flown which increased 8,556 or 47% from 18,072 to 26,628 block hours. Another, $0.8 million increase is due to a rate per block hour increase of 6.3% from $431 per block hour to $458 per block hour.

Depreciation and amortization increased $4.0 million, from $2.3 million to $6.3 million or 173.5%, driven by assets acquired to support our airport operations. These assets include, but are not limited to, aircraft deliveries secured on capital leases, computers, software, and rotable inventory.

Contracted ground and aviation services decreased by $0.9 million from $20.5 million to $19.6 million, or 4.4%. A rate increase of 32.5% per block hour drove an increase of $4.8 million. This was offset by lower charter block hours by 27.8%, which drove a reduction of $5.7 million.

Travel increased $2.8 million, from $8.3 million to $11.1 million or 34.1%. The primary driver of increased travel expense was the growth of our government agency business which required a greater than normal number of crews to be reposition and put in hotels than normal in order to rapidly respond to the demand. Throughout the year we expanded local hiring in those key bases and the reliance on travel dropped and is a cost that will be a continued focus in 2025.

Insurance increased $1.2 million, from $5.0 million to $6.2 million or 34.1%, primarily related to the increase in the number of aircraft.

Aircraft rent increased $24.0 million, from $33.6 million to $57.6 million or 71.5%, primarily due to the increase in the average number of aircraft from 10.6 to 16.4 aircraft in the fleet. $18.4 million or 76.5% of the increase is driven by the increase in the number of aircraft being leased, with the remaining $5.6 million or 23.5% due to rate increase per aircraft and short-term ACMI leases from other airlines due to flights sold exceeded capacity available during the period.

Operating loss decreased $14.7 million, from an operating loss of $15.8 million to $1.1 million, or an 84.7% improvement. In addition, operating loss as a percentage of revenue improved from (9.9%) to (0.5%), a 9.4% improvement. This was a direct result of GlobalX’s ability to grow its revenue faster than its cost structure as the airline works towards achieving scale and profitability. There are a few factors driving the improved margins. The first factor is rates as the Company was able to secure higher rates for both ACMI and Charter contracts. The Company’s ACMI rate grew 39.5%, from $4,317 per block hour to $5,992 per block hour, while Charter rate per block hour is up 16.7% from $10,826 per block hour to $12,590 per block hour. The second factor is scale. As an example, when measured on a per block hour basis, Salaries, wages, and benefits dropped from $2,705 to $2,352 per block hour, an 13.1% reduction. There were also savings on a per block hour basis in travel, insurance, and general overhead expenses (other) which combined with the other factors drove the improvement. This improvement was, in spite of the impact of the events in September, that effectively took almost 35% of the passenger fleet offline for almost two weeks. This included a severe weather event damaging two parked aircraft, multiple bird strikes across three different aircraft and a third-party vendor who severely damaged an aircraft during a routine check. A number of these are insurable events, but the impact to revenue was significant and the estimated impact to operating loss is over $5.0 million. Also, negatively impacting results. Our Cargo business continued to underperform which also served as a multimillion dollar drag to earnings in 2024. In addition, there were $2.9 million in costs incurred related to the return of one aircraft and the guarantee of the Canada Jetlines aircraft that negatively impacted the operating loss and will not be repeated in 2025.

Non-operating Expenses (Income)

The following table compares our Non-operating Expenses (Income):

	Year Ended December 31,
Non-Operating Expenses (Income)	2024	2023	Inc/(Dec)	% Change

Interest Expense	$8,955	$4,916	$4,039	82.2%
Total Non-Operating Expenses (Income)	$8,955	$4,916	$4,039	82.2%

Interest expense, net increased $4.0 million from $4.9 million to $8.9 million driven mainly by the interest payable on the debentures issued in 2023.

Net Loss

Net Loss due to events noted above, decreased by $9.4 million or 45.2%, from a net loss of $20.8 million in 2023 to $11.4 million in 2024.

Liquidity and Capital Resources

The most significant liquidity events during 2024 were as follows:

Operating Activities. For 2024, net cash provided by operating activities increased $9.5 million to $8.1 million, consisting primarily of $21.2 million in noncash adjustments for depreciation and amortization of fixed assets, operating lease right of use assets and debt issue costs, $5.3 million of increase in accounts payable, $3.2 million of decrease in accounts receivable, $0.4 million of decrease in prepaid expenses and other current assets, $3.0 million in interest on finance leases, $1.7 million of share-based payments and $0.5 million of credit losses. These were partially offset by $14.4 million of increase in operating leases obligations, $1.3 million of decrease in accrued liabilities and other liabilities, $0.4 million of increase of assets held for sale and $11.4 million of net loss. For 2023, net cash used in operating activities decreased $2.2 million to $1.4 million, consisting primarily of $11.4 million in noncash adjustments for depreciation and amortization of fixed assets, operating lease right of use assets and debt issue costs, $17.4 million of increase in accrued liabilities and other liabilities, $2.4 million of increase of accounts payables, $1.7 million of decrease in assets held for sale, $2.5 million of share-based payments and $0.4 million in interest on finance leases. These were partially offset by $20.8 million of net loss, $7.7 million of increase in accounts receivable, $7.9 million of increase in operating lease obligations and $0.3 million of increase in prepaid expenses and other current assets.

As of December 31, 2024, the Company had approximately $12.3 million in unrestricted cash and cash equivalents and approximately $1.7 million in restricted cash, an increase and decrease of approximately $0.7 million and $4.4 million, respectively, from December 31, 2023. The changes were primarily due to new aircraft deliveries, deposits, and net loss in operations. Management is confident that the augmented cash and cash equivalents, coupled with the anticipated rise in sales linked to the Company’s strategies to attract more funds, will adequately address the Company’s liquidity requirements. Management is actively assessing various options to procure additional funds, including exploring opportunities for additional equity or debt financing.

The Company has significant fixed and noncancelable lease commitments of aircraft, equipment and related maintenance checks. As of December 31, 2024, the Company had total of $19.9 million due in the next 12 months of future minimum lease payments under finance and operating leases. As of December 31, 2024, the Company had total of $100.3 million due after 12 months from the balance sheet date of future minimum lease payments under finance and operating leases, respectively, and approximately $29.7 million in notes payable included in the non-current liabilities presented in the Company’s Consolidated Balance Sheet. The Company finished 2024 with fourteen passenger aircraft and four cargo aircraft and expects the fleet to increase to nineteen passenger aircraft and remain at four cargo aircraft by the end of 2025. To achieve the number of aircraft deliveries in 2025, the Company currently has four aircrafts under lease with partial or total deposits paid and one aircraft under binding agreements that are subject to execution of definitive lease documentation and fulfillment of certain closing conditions.

Investing Activities. For 2024, net cash used for investing activities decreased $3.2 million to $10.0 million, consisting of $2.8 million of decrease of deposit, deferred costs and other assets and $7.2 million of purchases of property and equipment. For 2023, net cash used for investing activities increased $8.0 million to $13.2 million, consisting of $9.1 million of increase of deposit, deferred costs and other assets and $4.0 million of purchases of property and equipment.

Financing Activities. For 2024, net cash used in financing activities was $1.7 million, consisting of $1.8 million of Principal payments on finance leases and $0.2 million of Noncontrolling interest dividends paid, partially offset by $0.3 million from Proceeds on issuance of shares. For 2023, net cash provided by financing activities was $26.8 million, consisting primarily of net proceeds of approximately $24.9 million from note payable, and $1.9 million from Proceeds on issuance of shares.

The Company continuously seeks to identify external sources of capital from time to time depending on our cash requirements, assessment of current and anticipated market conditions, and the after-tax cost of capital. Our access to capital markets can be adversely impacted by prevailing economic conditions and by financial, business and other factors, some of which are beyond our control. Additionally, the Company’s borrowing costs are affected by market conditions and may be adversely impacted by a tightening in credit markets.

The Company regularly assesses our anticipated working capital needs, debt and leverage levels, debt maturities, capital expenditure requirements and future investments or acquisitions to maximize shareholder return, efficiently finance our ongoing operations and maintain flexibility for future strategic transactions. The Company also regularly evaluates its liquidity and capital structure to ensure financial risks, adequate liquidity access and lower cost of capital are efficiently managed.

Off-Balance Sheet Arrangements

As of December 31, 2024, the Company had no off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if:

•
requires assumptions to be made that were uncertain at the time the estimate was made, and
•
changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition

We base our estimates and judgments on our experience, our current knowledge, our beliefs of what could occur in the future, our observation of trends in the industry, information provided by our customers and information available from other resources. Actual results may differ from the estimates under different assumptions or conditions. We have identified the following policies and estimates as those that we believe are most critical to our financial condition and results of operations and that require management's most subjective and complex judgments in estimating the effect of inherent uncertainties: allowance for credit losses, fair value measurements for stock-based compensation and deferred tax valuation allowance. See footnote 2 of the Company's consolidated financial statements for significant accounting policies.

Recently Issued Accounting Standards

In November 2023, the FASB issued ASU 2023-07 – Improvements to Reportable Segment Disclosures – Amendments in this update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the provisions of ASU 2023-07 as of December 31, 2024, which did not materially impact the Company’s consolidated financial statements. Refer to our significant accounting policies below for the impact of adoption.

In December 2023, the FASB issued ASU 2023-09 – Improvements to Income Tax Disclosures – Amendments in this update require: that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income [or loss] by the applicable statutory income tax rate). All entities disclose on an annual basis the following information about income taxes paid: 1. The amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes 2. The amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). All entities disclose the following information: 1. Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign 2. Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. The amendments in this Update eliminate the requirement for all entities to (1) disclose the nature and estimate of the range of the reasonably possible change in the unrecognized tax benefits balance in the next 12 months or (2) make a statement that an estimate of the range cannot be made. The amendments in this Update remove the requirement to disclose the cumulative amount of each type of temporary difference when a deferred tax liability is not recognized because of the exceptions to comprehensive recognition of deferred taxes related to subsidiaries and corporate joint ventures. The amendments in this Update replace the term public entity as currently used in Topic 740 with the term public business entity as defined in the Master Glossary of the Codification. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2024. Management expects no significant impact after adoption of the new standard.

In March 2024, the FASB issued ASU 2024-01 – Compensation-Stock Compensation – Amendments to improve generally accepted accounting principles (GAAP) by adding an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards ("profits interest awards") should be accounted for in accordance with Topic 718, Compensation-Stock Compensation. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2024. Management expects no significant impact after adoption of the new standard.

REVIEW OF CONSOLIDATED FINANCIAL RESULTS

Cash Flows

The Company’s cash flows for the periods set forth below are:

	Year Ended
	December 31, 2024	December 31, 2023
Cash provided by (used in) operating activities	$8,071	$(1,379)
Cash (used in) provided by financing activities	(1,711)	26,780
Cash used in investing activities	(9,993)	(13,186)
Change in cash, cash equivalents, and restricted cash during the period	(3,633)	12,215
Cash, cash equivalents, and restricted cash- beginning of period	17,676	5,461
Cash, cash equivalents, and restricted cash - end of the period	$14,043	$17,676

Capital Commitments

The Company entered into an agreement with GEM Global Yield LLC SCS (“GEM”), a private alternative investment group to provide the Company with up to CND $100 million over a 36-month term following the closing of the Transaction (the “Facility”). The initial CAD $100 million is in the form of a capital commitment that allows the Company to draw down funds during the 36-month term by issuing shares to GEM (or such persons as it may direct) and subject to share lending arrangement(s) being in place. The purchase price of the shares to be sold is set at (i) 90% of the recent average daily closing price of the Company’s common stock on the TSX Venture Exchange or (ii) the floor price set by the company for each drawn down. The Company is not permitted to make a draw-down request in an amount that exceeds (i)1000% of the average daily trading volume of the Company’s stock for the 15 trading days preceding the draw-down date or (ii) 90% of the closing price on the trading day immediately prior to the issue or the relevant draw down notice and then added to the aggregate purchase price of all the common shares subscribed for pursuant to all prior closings would not exceed the total facility. GEM may accept or reject such drawn down notice based on various conditions described in the agreement. On July 8, 2020 the TSX Venture Exchange provided approval for the Facility.

The Company entered into a promissory note to pay GEM Yield Bahamas Limited a fee equal to two percent (2%) of the aggregate purchase price, being $2,000,000 CAD ($1,418,880 USD). The fee is payable, whether or not any draw down notices have been delivered, as follows: the first 25% of the fee shall be paid within 12 months from the date of the agreement; an additional 25% of the fee shall be paid within 18 months from the date of the agreement and the rest of 50% of the fee shall be paid within 24 months from the date of this agreement. The note bears interest at 5 percent above the base rate of Barclays Bank PLC as per the promissory note. The note was recorded as a deferred finance cost on the consolidated balance sheet.

In addition, on July 10, 2020, pursuant to the terms of the Facility, the Company issued 2,106,290 warrants to GEM exercisable at a price of CAD $0.50 per share until May 4, 2023. The initial fair value of the warrants was recorded as prepaid financing fee in the amount of $1.4 million. On June 28, 2021, GEM and the Company agreed to adjust the terms of the warrants. Under the adjustment agreement, the exercise price of the warrants was changed from CAD $0.50 per share to USD $0.39 per share. In addition, the number of warrants granted was adjusted due to the Arrangement Agreement (Note 1) under which the Company transferred 75% of the shares of Jetlines to shareholders of the Company. Accordingly, the number of warrants was adjusted from 2,106,290 to 2,182,553. The warrants were remeasured at the adjustment date using the Monte Carlo pricing model, assuming an expected life of 1.85 years, a risk-free interest rate of 0.22%, an expected dividend rate of 0.00%, stock price of $2.03 and an expected annual volatility coefficient of 74.7%.

On October 1, 2021, GEM Global Yield LLC SCS (“GEM”), filed initial pleadings in the Supreme Court of the State of New York, County of New York, claiming the Company breached the share subscription agreement between the parties by failing to pay a $0.5 million fee due on May 4, 2021. GEM requested repayment in full of the CAD $2.0 million promissory note issued by the Company to GEM plus accrued interest and costs and expenses related to collection. On January 18, 2023, the Court granted summary judgment in favor of GEM. On March 29, 2023, Global Crossing Airlines and GEM entered a final settlement which included a payment plan for the $2.0 million CAD free of interest and costs and expenses related to collection over nine months plus the extension of the agreement for 12 months. Upon final payment GEM agrees to file a satisfaction of judgment in County of New York, effectively settling this issue. GlobalX made payments due per final settlement and the Company had no outstanding balance as of December 31, 2023. In addition, the Company expensed the full outstanding amount capitalized as deferred financing costs of $2.8 million as of December 31, 2023.

On March 4, 2024, Global Crossing Airlines and GEM decided to extend the length of the Facility by 12 months and the new expiration date is March 4, 2025.

Contractual Obligations

The Company has contractual obligations primarily with regard to management and development services, lease arrangements and financing arrangements.

On October 14, 2021, the Company entered into a lease agreement for one Airbus A321 converted freighter. The ten-year lease term commenced on January 23, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 120 months, plus supplemental rent for maintenance of the aircraft.

On June 21, 2022, the Company entered into a lease agreement for one A321F cargo aircraft. The eight-year lease term commenced on August 1, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 94 months, plus supplemental rent for maintenance of the aircraft.

On December 14, 2022, the Company entered into a lease agreement for one A319 passenger aircraft. The two-year lease term commenced on August 18, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 24 months, plus supplemental rent for maintenance of the aircraft.

On January 27, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The six-year lease term commenced on April 21, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 72 months, plus supplemental rent for maintenance of the aircraft.

On May 22, 2023, the Company entered into a lease agreement for a commercial property warehouse. The five-year lease term commenced on June 1, 2023. Under the agreement, the Company will pay the lessor variable monthly rents increasing once every year for 62 months, plus estimated expenses for insurance, utilities, taxes, management fees and other operating expenses.

On June 16, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The four-year lease term commenced on November 13, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 48 months, plus supplemental rent for maintenance of the aircraft.

On August 8, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The three-year lease commenced on September 3, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 36 months, plus supplemental rent for maintenance of the aircraft.

On September 8, 2023, the Company entered into a lease agreement for one A321F cargo aircraft. The eight-year lease term commenced on October 6, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 96 months, plus supplemental rent for maintenance of the aircraft.

On November 17, 2023, the Company signed a lease agreement for one A321 passenger aircraft and paid commitment fees to the lessor. The lease will commence upon aircraft delivery which is expected to be in 2025 and will run through 24 months from delivery date. In addition to basic rent due, the Company will pay the lessor supplemental rent for maintenance of the aircraft.

On November 20, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The seven-year lease term commenced on February 9, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 86 months, plus supplemental rent for maintenance of the aircraft.

On December 22, 2023, the Company entered into a lease agreement for one A321F cargo aircraft. The ten-year lease commenced on March 8, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 120 months, plus supplemental rent for maintenance of the aircraft.

On January 19, 2024, the Company entered into a lease agreement for one A320 passenger aircraft. The one-year lease commenced on July 9, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 16 months, plus supplemental rent for maintenance of the aircraft.

On April 16, 2024, the Company entered into a lease agreement for one A320 passenger aircraft. The six-year lease commenced on April 17, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 72 months, plus supplemental rent for maintenance of the aircraft.

On April 29, 2024, the Company entered into a lease agreement for one A321F passenger aircraft. The one-year lease commenced on January 31, 2025. Under the agreement, the Company will pay the lessor a fixed monthly rent for 22 months, plus supplemental rent for maintenance of the aircraft. Following the expiration date, the aircraft is expected to undergo a passenger-to-freighter conversion and a second lease after completion which will run through an additional 102 months from redelivery date.

The Company reviewed the operating leases for extension options that may be reasonably certain to be exercised and then would become part of the right-of-use assets and lease liabilities. On December 21, 2022, and October 10, 2023, the Company signed extensions for two aircraft extending their lease terms for an additional 60 and 15 months from original ending date of June 1, 2023, and October 1, 2023, to May 31, 2028, and December 31, 2024, respectively. In addition, on March 27, 2024 an additional extension was signed to extend aircraft lease term for an additional 74 months from previous extended ending date of December 31, 2024 to February 28, 2031. Terms of extensions were agreed solely to grant the Company the right to use the asset for the related additional time including no changes in payment rent. As such, extension was accounted as a modification of lease in accordance with ASC 842 rather than as a new contract and the Company remeasured at modification date the following: Right-of-use asset, lease liability, discount rate, lease term and classification. In addition, as of March 31, 2024, the Company signed a lease agreement to convert one of its lease passenger aircraft with lease term ending on November 1, 2024, into an Aircraft Freighter at lessor's expense. The new lease is contingent on a successful conversion from induction date of November 1, 2024, and can take up to a year. Among terms agreed includes commitment fees paid to lessor and also no basic and supplemental rent shall be payable while the Aircraft undergoes conversion during the period commencing on the conversion induction date and ending on the conversion redelivery date. The Company expects to record a new lease on the acceptance of redelivery date, which is the date the lessee will have access to the leased asset. Furthermore, on August 1, 2024, the Company signed a new lease to extend one A320 passenger aircraft for a lease term of an additional 93 months from original ending date of November 15, 2023. Terms of extension included contingencies on lessor of timely deliveries of repairs on engines and incremental increases in monthly basic rents throughout the lease. As such, extension was accounted as a new lease in accordance with ASC 842 from a new contract and the Company recorded at lease commencement date a new Right-of-use asset and lease liability.

For the year ended December 31, 2024, we had 46 aircraft support equipment capitalized within our Consolidated Balance Sheet with useful lives between 1 and 30 years. All aircraft support equipment were financed through finance and operating leases with terms between 1 and 7 years. Related right-of-use assets and lease liabilities are recorded at the present value of fixed lease payments over the lease term. Amortization of the equipment under finance and operating leases is on a straight-line basis over the lease term and is included in Depreciation and amortization in our Consolidated Statement of Operations. Residual values for equipment are estimated to be from 0% to 77%. Some of our finance leases include optional renewal periods. Generally, we do not consider any additional renewal periods to be reasonably certain of being exercised, as the initial lease term of the related lease is for all or most of the useful life of the equipment and thus renewal periods are not included in the lease term, nor any related payments are reflected in the finance lease assets and finance lease liabilities.

The following table presents lease costs related to the Company’s finance and operating leases in thousands:

	For The Year Ended December 31,
	2024	2023
Finance lease cost
Amortization of leased assets	$3,238	$530
Interest of lease liabilities	3,043	435
Operating lease cost
Operating lease cost (1)	25,517	8,173
Short-term lease cost (2)	1,516	1,316
Total lease cost	33,314	10,454

(1)
Expenses are classified within Aircraft Rent on the Company's Consolidated Statements of Operations.

(2)
Expenses are classified within Other on the Company's Consolidated Statements of Operations.

The Company uses the rate stated in the lease to discount lease payments to present value. In the event the leases do not provide a readily determinable implicit or stated rate, the Company estimates the incremental borrowing rate to discount lease payments based on information available initially at adoption and at lease commencement going forward, taking into consideration recent debt issuance as well as publicly available data for instruments with similar characteristics. The table below presents lease terms and discount rates related to the Company’s finance and operating leases:

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term
Operating leases	5.92 years	6.14 years
Finance leases	6.34 years	5.22 years
Weighted-average discount rate
Operating leases	13.96%	13.03%
Finance leases	14.76%	12.53%

The table below presents cash and non-cash activities associated with our leases:

	For The Year Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14,430	$7,928
Operating cash flows from finance leases	3,043	435
Financing cash flows from finance leases	1,815	480

Future minimum lease payments under finance and operating lease liabilities in thousands with initial terms in excess of one year are as follows:

	Finance Leases	Operating Leases
2025	7,337	27,835
2026	7,342	24,474
2027	7,163	22,016
2028	6,484	16,232
2029	6,217	13,820
2030 and thereafter	8,663	30,592
Total minimum lease payments	43,206	134,969
Less amount representing interest	(14,590)	(43,362)
Present value of minimum lease payments	28,616	91,607
Less current portion	(3,434)	(16,479)
Long-term portion	$25,182	$75,128

We also lease office space and office equipment for our headquarters, airport facilities, and certain airport gate facilities and maintenance facilities on a month-to-month basis. Amounts for leases that are on a month-to-month basis are not included as an obligation in the table above.

STATEMENT OF FINANCIAL POSITION INFORMATION

	December 31, 2024	December 31, 2023
Current Assets
Cash and cash equivalents	$12,345	$11,596
Restricted cash	1,698	6,080
Accounts receivable, net of allowance	6,678	10,181
Prepaid expenses and other current assets	2,142	2,552
Current assets held for sale	489	184
Total Current Assets	23,352	30,593
Property and equipment, net	10,308	5,525
Finance leases, net	27,489	4,108
Operating lease right-of-use assets	89,809	76,881
Deposits	11,552	12,506
Other assets	4,229	1,717
Total Assets	$166,739	$131,330
Current liabilities
Accounts payable	$12,568	$7,481
Accrued liabilities	20,418	17,465
Deferred revenue	8,903	9,896
Customer deposits	4,080	3,935
Current portion of long-term operating leases	16,479	13,650
Current portion of finance leases	3,434	599
Total current liabilities	65,882	53,026
Other liabilities
Note payable, net of debt issuance costs	29,729	29,175
Long-term operating leases	75,128	65,158
Long-term finance leases	25,182	3,292
Other liabilities	286	546
Total other liabilities	130,325	98,171
Total Liabilities	$196,207	$151,197
Commitments and Contingencies (Note 7)
Stockholders' Equity (Deficit)
Common Stock
$.001 par value; 200,000,000 authorized; 61,758,727 and 58,925,871 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	$60	$59
Additional paid-in capital	40,951	38,943
Retained deficit	(70,566)	(59,094)
Total Company's stockholders’ deficit	(29,555)	(20,092)
Noncontrolling interest	87	225
Total stockholders’ deficit	(29,468)	(19,867)
Total Liabilities and Deficit	$166,739	$131,330

SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED

The Company has authorized share capital of 200,000,000 shares of common stock, par value $0.001 per share.

On July 12, 2021 the Company completed a share capital reorganization creating a new class of shares, Class B non-voting shares. As of December 31, 2023, the Company had 40,420,350 common shares, 5,537,313 Class A common shares, and 12,968,208 Class B non-voting shares outstanding. As of December 31, 2024, the Company had 44,667,815 common shares, 5,537,313 Class A common shares, and 11,553,599 Class B non-voting shares outstanding.

Dividend Rights. The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section entitled “Dividend Policy.”

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders; provided, however, that to comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Bylaws (i) restrict voting of shares of our capital stock by non-U.S. citizens such that no more than 24.9% of our voting stock may be voted, directly or indirectly, by persons who are not U.S. citizens, and (ii) provide that that no more than 49.9% of the outstanding stock of a U.S. airline may be owned (beneficially or of record) by persons who are not U.S. citizens. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors.

No Preemptive of Similar Rights. Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

The Company had securities outstanding as of December 31, 2024:

Security Description	As of December 31, 2024
Common Stock - Issued and Outstanding	$61,758,727
Common Stock issuable on exercise of stock options	246,667
Common Stock issuable on vesting on RSUs	5,373,373
Common Stock issuable on exercise of warrants	17,732,764
Common Stock - fully diluted	$85,111,531

RELATED PARTY TRANSACTIONS

Related parties and related party transactions impacting the consolidated financial statements not disclosed elsewhere in these consolidated financial statements are summarized below and include transactions with the following individuals or entities:

Key Management Personnel

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of members of the Company’s Board, corporate officers, including the Company’s President and Chief Financial Officer, and Vice Presidents.

Related Party Transactions and Balances

On June 28, 2021, the Company completed the spin-out pursuant to the Arrangement under which the Company transferred 75% of shares of Jetlines to GlobalX shareholders. At that time, GlobalX retained 25% of the shares issued and outstanding of Jetlines and accounts for the investment in accordance with the equity method.

On September 11, 2024, Canada Jetlines Operations Ltd. filed an Assignment in Bankruptcy after finding that it would be unable to secure financing to continue with its Proposal under the Bankruptcy and Insolvency Act. BDO Canada Limited was assigned as Trustee of the bankrupt estate. Prior to bankruptcy, the Company held approximately 7% ownership of Jetlines. As a result of the filing, Jetlines shares were deemed to be worthless with its outstanding shares cancelled in accordance with its Proposal under the Bankruptcy and Insolvency Act.

The Company had provided a guarantee for one of their aircraft and as a result it settled a $1.3 million obligation with lessor of related aircraft during the year ended December 31, 2024, as recorded in current liabilities and non-operating expenses on the Company’s Consolidated Balance Sheet and Statement of Operations, respectively.

As of December 31, 2024 amounts due to related parties include the following:

1.
GlobalX earned $39 thousand in 2024 and it was owed $0, respectively, in relation to flights flown and shared TRAX services with Jetlines, respectively.

2.
Jetlines earned approximately $1.2 million in 2024 and it was owed $0, respectively, in relation to flights flown by Jetlines for GlobalX.

GOING CONCERN

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As of December 31, 2024, the Company had a working capital deficit of $42.5 million and retained deficit of $70.6 million. The Company began flight operations in August 2021. Without ongoing income generation or additional financing, the Company will be unable to fund general and administrative expenses and working capital requirements for the next 12 months. These material uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The Company is evaluating financing its future requirements through a combination of debt, equity and/or other facilities. There is no assurance that the Company will be able to obtain such financing or obtain them on favorable terms. The consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.

CRITICAL ACCOUNTING ESTIMATES

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if:

•
requires assumptions to be made that were uncertain at the time the estimate was made, and
•
changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition

We base our estimates and judgments on our experience, our current knowledge, our beliefs of what could occur in the future, our observation of trends in the industry, information provided by our customers and information available from other resources. Actual results may differ from the estimates under different assumptions or conditions. We have identified the following policies and estimates as those that we believe are most critical to our financial condition and results of operations and that require management’s most subjective and complex judgments in estimating the effect of inherent uncertainties: allowance for credit losses, fair value measurements for stock-based compensation and deferred tax valuation allowance. See footnote 2 of the Company’s consolidated financial statements for significant accounting policies.

Critical Judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments.

Going Concern

The preparation of the accompanying consolidated financial statements requires management to make judgments regarding the going concern of the Company, as discussed in Note 1 of the consolidated financial statements.

Key Sources of Estimation Uncertainty

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to the following:

Share-based Payments

Estimating fair value for granted stock options and compensatory warrants requires determining the most appropriate valuation model which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the option or warrant, volatility, dividend yield, and rate of forfeitures and making assumptions about them.

Deferred Tax Assets and Liabilities

The estimation of income taxes includes evaluating the recoverability of deferred tax assets and liabilities based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets and liabilities will not be realized. The ultimate realization of deferred tax assets and liabilities is dependent upon the generation of future taxable income. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets or liabilities, and deferred income tax provisions or recoveries could be affected.

ACCOUNTING POLICIES

The accounting policies followed by the Company are set out in Note 2 to the audited consolidated financial statements for the year ended December 31, 2024.

FINANCIAL INSTRUMENTS

The Company’s financial instruments are exposed to certain financial risks, as detailed below.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.

The Company is subject to credit risk on its cash and cash equivalents. The Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. As a result, the Company does not believe it is exposed to significant credit risk.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through its capital management. See “Outlook”, “Going Concern” and “Liquidity and Capital Resources” for further details.

Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

(a)
Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

(b)
Currency risk

The Company’s revenues and expenditures are predominantly in United States dollars. Future equity raised may be in either Canadian or US dollars. At this time, the Company does not have any currency hedges in place for fluctuations in the exchange rate between the Canadian dollar and the US dollar.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

Our Executive Chairman and President & Chief Financial Officer, referred to collectively herein as the Certifying Officers, are responsible for establishing and maintaining our disclosure controls and procedures that are designed to ensure that information relating to the Company required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, including ensuring that such information is accumulated and communicated to the Company’s management, including the Executive Chairman and President & Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

LEGAL PROCEEDINGS

On October 8th, 2021, according to adverse media, a former executive of Global Crossing Airlines Group Inc., Mr. Mark Morabito, committed insider trading by transferring shares to his spouse while in possession of undisclosed material information. According to the information provided by Global X represented by Mr. Ryan Goepel, President and CFO, (i) Mr. Morabito resigned as a director and officer of the Company on December 12, 2019; (ii) the Company underwent an organizational restructuring with change of leadership and headquarters to the United States by June 2020; (iii) adoption of an Insider Trading Policy applicable to all employees, directors and officers published on April 4, 2022; (iv) a legal proceeding was underway at the time. Mr. Morabito (joined by GlobalX) appealed to the British Columbia Court of Appeal regarding an abuse of process hearing. The British Columbia Court of Appeal ruled in favor of Mr. Morabito (and GlobalX) and ordered a new hearing on the abuse of process matter be held in front a new panel of British Columbia Securities Commission. The hearing is presently scheduled for December 2025. In the interim, Mr. Morabito, GlobalX and British Columbia Securities Commission have been discussing a settlement of the matter in a manner that would not require a fine or penalty payable by GlobalX. Although, no agreements have been in place as of December 31, 2024.

On October 1, 2021, GEM Global Yield LLC SCS ("GEM"), filed initial pleadings in the Supreme Court of the State of New York, County of New York, claiming the Company breached the share subscription agreement between the parties by failing to pay a $500,000 fee due on May 4, 2021. GEM requested repayment in full of the CAD $2,000,000 promissory note issued by the Company to GEM plus accrued interest and costs and expenses related to collection. On January 18, 2023, the Court granted summary judgment in favor of GEM. On March 29, 2023, Global Crossing Airlines and GEM entered a final settlement which included a payment plan for the $2,000,000 CAD free of interest and costs and expenses related to collection over nine months plus the extension of the agreement for 12 months. Upon final payment, GEM agrees to file a satisfaction of judgment in County of New York, effectively settling this issue. GlobalX made payments due per final settlement and the Company had no outstanding balance as of December 31, 2023. In addition, the Company expensed the full outstanding amount capitalized as deferred financing costs of $2,809,031 as of December 31, 2023.

On August 11, 2023 Global Crossing Airlines in combination with Top Flight Charters and its minority interest member filed a lawsuit in the United States District Court Southern District of Florida against Shorts Travel Management, Inc (Shorts) and STM Charters, Inc seeking to have an old non-solicit agreement signed by Top Flight' minority interest member to be declared invalid, that Shorts alleged trade secrets do not exist and sought damages arising from the Shorts defamation per se based on numerous false statements made by Shorts in the marketplace. On October 4, 2023, Shorts responded in court by denying the claims made and countersued all parties for breach of contract and theft of trade secrets. This case is currently in the discovery phase.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR+ at www.sedarplus.com and on EDGAR at sec.gov.

INDUSTRY

Scheduled Passenger

The U.S. passenger airline industry has consolidated significantly over the last two decades through a number of acquisitions, including Delta Air Lines’ combination with Northwest Airlines in 2008, United Airlines’ combination with Continental Airlines in 2010, Southwest Airlines acquisition of AirTran Airlines in 2010, American Airlines’ (following its acquisition of Trans World Airlines in 2001) combination with US Airways in 2013 (following its combination with America West Airlines in 2005) and Alaska Airlines acquisition of Virgin America in 2016. This consolidation has benefitted the U.S. airline sector, allowing it to substantially increase revenue per seat miles flown.

U.S. passenger airlines are generally categorized as legacy network airlines, low cost carriers, or ultra-low cost carriers. The legacy network airlines, including United Airlines, Delta Air Lines and American Airlines, serve a large business travel customer base and offer scheduled flights to the largest cities within the United States and abroad (directly or through membership in one of the global airline alliances) and also serve numerous smaller cities. These airlines operate predominantly through a “hub-and-spoke” network route system. This system concentrates most of an airline’s operations in a limited number of hub cities, serving other destinations in the system by providing one-stop or connecting service through hub airports to end destinations on the spokes. These arrangements allow travelers to fly from a given point of origin to more destinations without having to switch airlines. While hub-and-spoke systems result in low marginal costs for each incremental passenger, they also result in high fixed costs. The unit costs incurred by legacy network airlines to provide the gates, airport ground operations and maintenance facilities needed to support a hub-and-spoke operation are generally higher than those of a point-to-point network, typically operated by low cost carriers and ultra-low cost carriers. Aircraft schedules at legacy network airlines also tend to be inefficient to meet the requirements of connecting banks of flights in hubs, resulting in lower aircraft and crew utilization. Serving a large number of markets of different sizes requires the legacy network airlines to have multiple fleets with multiple aircraft types along with the related complexities and additional costs for crew scheduling, crew training and maintenance. As a result, legacy network airlines typically have higher cost structures than low cost carriers and ultra-low cost carriers due to, among other things, higher labor costs, flight crew and aircraft scheduling inefficiencies, concentration of operations in higher cost airports, and the offering of multiple classes of service. Most legacy network airlines are mainly focused on business travel, which historically has generated higher unit revenues and yields. Business travel is closely tied to economic cycles and has been more volatile than leisure and other non-business travel during industry downturns.

By comparison, the low cost carrier model focuses on operating a more simplified operation, providing point-to-point service without the high fixed costs and inefficiencies required for a hub-and-spoke system. The lower cost structure of the low cost carrier model allows them to offer flights to and from many of the same markets as the legacy airlines at lower fares, though that is often achieved by serving major markets through secondary, lower-cost airports in the same region. Also, many low cost carriers provide only a single class of service, thereby avoiding the incremental cost of offering premium-class services. Finally, low cost carriers tend to operate fleets with very few aircraft families in order to maximize the utilization of flight crews across the fleet, to improve aircraft scheduling flexibility and to minimize inventory and aircraft maintenance costs. Examples of the major U.S-based airlines that define themselves as low cost carriers include Southwest Airlines and JetBlue Airways.

The ultra-low cost carrier model incorporates the low cost carrier platform but with a focus on increased aircraft utilization, increased seat density and base ticket pricing combined with menu pricing for additional products and services offered for purchase by the customer at additional cost. Ultra low cost carriers have lower unit costs than the legacy network airlines and the low cost carriers. The major U.S. based airlines that define themselves as ultra-low cost carriers include Spirit Airlines, Allegiant Travel Company and Frontier Airlines.

The low cost carriers and ultra-low cost carriers in the United States have grown faster than the legacy network airlines and typically have higher profit margins. Even as the industry has consolidated, the high growth of low cost carriers and ultra-low cost carriers has resulted in them taking market share from the legacy network airlines. As proven in the 2008 financial crisis and during the COVID-19 downturn, travel for leisure and visiting family or friends, primarily served by low cost and ultra-low cost carriers, historically has been more resilient than business travel during economic downturns.

Charter

With respect to passenger transportation, GlobalX focusses exclusively on the narrow-body charter market which, within the broader U.S. charter market of private jets, narrow-body and wide-body aircraft, has experienced steady growth over the recent years posting an estimated compound annual growth rate greater than 8% over the 2013-2022 period, based on DOT filings and management estimates.

Key customer segments within the U.S. narrow-body charter market include casinos and tour groups, sports teams (both professional and college teams), and various agencies and departments of the U.S. government. These customer segments are primarily composed of large, high-budget organizations with recurring and, in some cases even, long-term contracted business. The typical contract generally provides for the customer to pay a fixed charter fee, insurance, landing fees, navigation fees and most other operational fees and costs. Fuel costs are contractually passed through to the customer, enhancing margins and removing commodity risk from the operators.

Cargo

Global air cargo is a highly fragmented industry composed of numerous players, including the large package operators such as UPS, FedEx and DHL, long- and medium-range carriers such as Air Transport Services Group, Inc. and Atlas Air, as well as a host of smaller regional operators.

The two options for air cargo transport are dedicated freighters and the lower holds of passenger aircraft. Freighters are particularly well suited for transporting high-value goods because they provide highly controlled transport, direct routing, reliability and unique capacity considerations. These distinct advantages allow freighter operators to offer a higher value of service and generate more than 90% of the total air cargo industry revenue. In 2019, estimated air cargo revenue globally was $106 billion, and global air cargo traffic is forecasted by Boeing to grow at a 4.0% compound annual growth rate through 2039. The U.S. domestic air cargo market is more mature and expected by Boeing to grow at a 2.7% compound annual growth rate through 2039.

One of the main drivers of air cargo growth is e-commerce, which has continued to grow significantly and drive demand for delivery services. Since 2014, global e-commerce retail sales have grown at over a 20% compound annual growth rate and are expected by Boeing to grow at 15% per year for the next several years. In this context, Amazon formally launched Amazon Air in 2016 and expects to have a fleet of over 80 aircraft by the end of 2021.These aircraft are either owned or leased by Amazon and operated by select third-party partners.

These cargo operators provide cargo services through various arrangements including by providing ACMI services. Under a typical ACMI agreement, the airline provides the aircraft, flight crews, aircraft maintenance and aircraft insurance while the customer typically covers most operating expenses, including fuel, landing fees, parking fees and ground and cargo handling expenses.

BUSINESS

Business Overview

GlobalX operates a US Part 121 domestic flag and supplemental airline using the Airbus A320 family of aircraft. GlobalX’s business model is to (1) provide services on an ACMI using wet lease contracts to airlines and non-airlines, and (2) on a Charter basis whereby we provide passenger aircraft charter services to customers by charging an “all-in” fee that includes fuel, insurance, landing fees, navigation fees and most other operational fees and costs. GlobalX operates within the United States, Europe, Canada, Central and South America. GlobalX began operating the Airbus A321 freighter (“A321F”) during the first quarter of 2023 after completing all FAA certification requirements with the A321F.

Focused on becoming a market leader with differentiated, value-creating solutions

GlobalX intends to become the best-in-class U.S. narrow-body, ACMI charter airline, operating both passenger and cargo charter aircraft while recruiting and maintaining a dynamic team of customer-centric flight crews, ground and maintenance teams and management staff.

GlobalX operates its A320 family aircraft for airlines, tour operators, college and professional sports teams, incentive groups, resorts and casino groups and government agencies. It is our goal to deliver best in class on time performance and dispatch reliability, expand existing relationships and develop additional relationships with leading charter/tour operators to provide aircraft during their peak seasons; and provide ad-hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Launch cargo charter flights with A321P2F (Passenger to Freighter)

GlobalX added the A321F (passenger to freighter) aircraft to its operating certificate and into the fleet commencing Q1 2023 and expects cargo to be an integral part of the GlobalX business. GlobalX operates the majority of its A321Fs under ACMI charter operations with major package operators and major freight and logistics companies. Under these types of arrangements, customarily, these operators will take the commercial risk associated with the selling of the cargo and provide all ground handling and cargo-specific operations, with GlobalX assuming the operational risk of providing a functional aircraft, trained crew, in a safe and on time manner as the ACMI operator.

Focused on becoming a market leader with differentiated, value-creating solutions

GlobalX intends to become the best-in-class U.S. narrow-body, ACMI charter airline, operating both passenger and cargo charter aircraft while recruiting and maintaining a dynamic team of customer-centric flight crews, ground and maintenance teams and management staff.

GlobalX operates its A320 family aircraft for airlines, tour operators, college and professional sports teams, incentive groups, resorts and casino groups and government agencies. It is our goal to deliver best in class on time performance and dispatch reliability, expand existing relationships and develop additional relationships with leading charter/tour operators to provide aircraft during their peak seasons; and provide ad-hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Strategy to Address Competitive Response

We expect the existing charter operators based in the U.S. to respond to GlobalX’s entry into the market by lowering their pricing to customers. The expected competitive response typically includes lowered ACMI rates for key contracts. We believe GlobalX’s existing relationships with potential customers and the underserved demand in the U.S., coupled with our newer planes allowing for a more cost-efficient operation, will allow us to address any competitive pressure and grow as anticipated.

Experienced management team

Our management team has extensive operating and leadership experience in the airfreight, airline, and aircraft leasing, maintenance, and management industries at companies such as Republic Airways, Eastern Airlines, JetBlue Airways, Virgin America, Hawaiian Airlines, American Airlines, US Airways, Atlas Air, Breeze Airways, Emirates, North American Airlines, Miami Air, Spirit Airlines, Continental Airlines, Pan Am, Atlantic Coast Airlines, and Flair Airlines, as well as the United States Army, and Air Force. In addition, our management team has a diversity of experience from other industries at companies such as KBR, Teladoc, Halliburton, Lehman Brothers, and the Burger King Corporation.

Business Strategy

GlobalX seeks to become the best-in-class U.S. narrow-body, ACMI and full services contract charter airline, operating both passenger and cargo charter aircraft while recruiting and maintaining a dynamic team of customer-centric flight crews, ground teams and management staff.

In launching a US 121 Domestic Flag and Supplemental charter airline in the United States, GlobalX has done the following:

Launch passenger charter flights with A320/A321 all passenger aircraft

GlobalX operates its A320 family aircraft under ACMI/Full Contract charter operations for major airlines, tour operators, college and professional sports teams, incentive groups, major resorts and casino groups.

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Deliver best in class on time performance and dispatch reliability;
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Expand existing relationships and develop additional relationships with leading European charter/ our operators to provide aircraft during their peak seasons; and
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Provide ad-hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Business Developments

The twelve months period ended December 31, 2024 for GlobalX was characterized by the achievement of significant regulatory milestones in addition to considerable investment in crew, staff, maintenance, and systems to build out our platform, bolster our infrastructure to prepare GlobalX to continue its rapid expansion through the delivery of additional aircraft in 2025. GlobalX is comprised of three key assets which allow us to generate income – our certifications, our aircraft, and our crew.

From a regulatory perspective GlobalX in the twelve months period ended December 31, 2024 has achieved the following:

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Successfully passed our DOD Audit – allowing us to register and start operating flights for the Department of Defense
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Successfully passed our IOSA Audit – allowing us to operate for other airlines without an extensive audit process

From an aircraft perspective GlobalX in the twelve months period ended December 31, 2024 has achieved the following:

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Taken delivery of one A321F to launch Cargo operations
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Taken delivery of two A320 passenger aircraft and one A321 passenger aircraft
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Returned one A320 passenger aircraft to a lessor
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Completed five heavy maintenance events

From a crew perspective GlobalX in the twelve months period ended December 31, 2024 has achieved the following:

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Hired and trained the required number of people in dispatch, crew scheduling, operation control center and maintenance to allow for 24 hours, 7 day a week operation on a global basis
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Increased our pilot headcount from 138 to 142

In short, the twelve months period ended December 31, 2024 was a time when GlobalX invested in its people, prepared for its growth, and established a robust infrastructure for its future.

Employees

GlobalX had approximately 678 and 625 full time employees as of December 31, 2024 and 2023, respectively.

Intellectual Property

GlobalX has applied for or obtained a registered trademark in the United States for the marks listed. All trademarks have been secured under Class 39 which is defined as:

039—Air transportation of passengers and freight; air transportation services featuring a frequent flyer bonus program; air transport services; air charter transportation services; transportation and delivery services by air, land and sea; freight transportation consultation services in the field of transportation by air, land or sea; supply chain logistics and reverse logistics services, namely, storage, transportation and delivery of documents, packages, raw materials, and other goods or freight by air, land or sea.

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Birds of Feather
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Birds of Play
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Capitol Airlines
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Cargo Connex
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CARGO CONNEX
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CLIENT CONNEX
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Commercial Air Charter for Professionals
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E-Freighter
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Embrace the Challenge
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Flight define us
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FLUGY
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FLUGY
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FLÜGY
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FLÜGY
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G
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G GlobalX Ground Team
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G GlobalX Ground Team
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Global Crossing Airlines
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Global Presence, local focus
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GlobalX
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GX Airlines
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It’s time to fly
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Our Sun the Doctor
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Redefining commercial air charter
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Top Flight Air Charter
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Urban X Air Mobility
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X Cargo
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X Direct
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X Nation
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You can’t beat the experience

GlobalX has applied for a patent in the United States for “Systems and Method for Generating Travel Itineraries through a Social Interaction Platform”.

Labor and Union Issues

GlobalX has adopted a pay philosophy to ensure all employees are paid and offered competitive wages and benefits. In addition, GlobalX grants its key personnel restricted stock units and has an employee stock purchase plan to allow such personnel the right to participate in the growth of the company.

It is our philosophy to ensure all employees understand the role they play in ensuring our company’s success and to allow for an open dialogue with management ensuring expectations are communicated, success is rewarded and the GlobalX culture of getting things done is reinforced.

Insurance

We maintain insurance policies we believe are of types of customary in the airline industry and as required by the DOT, lessors and other financing parties. The policies principally provide liability coverage for public and passenger injury; damage to property; loss of or damage to flight equipment; fire; auto; directors’ and officers’ liability; advertiser and media liability; cyber risk liability; fiduciary; workers’ compensation and employer’s liability; and war risk (terrorism).

Foreign Ownership

Under federal law and DOT policy, we must be owned and controlled by U.S. citizens. The restrictions imposed by federal law and DOT policy currently require that at least 75% of our voting stock must be owned and controlled, directly and indirectly, by persons or entities who are citizens of the United States (“U.S. citizens”), as that term is defined in 49 U.S.C. §40102(a)(15), that our president and at least two-thirds of the members of our board of directors and other managing officers be U.S. citizens, and that we be under the actual control of U.S. citizens. In addition, at least 51% of our total outstanding stock must be owned and controlled by U.S. citizens and no more than 49% of our stock may be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens and are from countries that have entered into “open skies” air transport agreements with the United States which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. We are currently in compliance with these ownership provisions.

Government Regulation

Aviation Regulation

The airline industry is heavily regulated, especially by the federal government. Two of the primary regulatory authorities overseeing air transportation in the United States are the U.S. Department of Transportation (the “DOT”) and the U.S. Federal Aviation Administration (the “FAA”). The DOT has authority to issue certificates of public convenience and necessity, exemptions and other economic authority required for airlines to provide domestic and foreign air transportation. International routes and international code-sharing arrangements are regulated by the DOT and by the governments of the foreign countries involved. A U.S. airline’s ability to operate flights to and from international destinations is subject to the air transport agreements between the United States and the foreign country and the carrier’s ability to obtain the necessary authority from the DOT and the applicable foreign government.

The U.S. government has negotiated “open skies” agreements with many countries, which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. With certain other countries, however, the United States has a restricted air transportation agreement.

The FAA is responsible for regulating and overseeing matters relating to the safety of air carrier flight operations, including the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA airline operating certificate requirements, aircraft certification and maintenance requirements and other matters affecting air safety. The FAA requires each commercial airline to obtain and hold an FAA air carrier certificate. We currently hold an FAA air carrier certificate.

GlobalX has a Part 121 Air Carrier Certification from the FAA. The FAA uses the process to ensure that the applicant (also referred to as Certificate Holder) is able to design, document, implement, and audit safety critical processes that do two things: (1) Comply with regulations and safety standards; and (2) manage hazard-related risks in the operating environment.

The purpose of the Process is to determine whether an applicant can conduct business in a manner that complies with all applicable regulations and safety standards and allows the applicant to manage the hazard-related risks in its operating systems and environment. The Process is designed to preclude the certification of applicants who are unwilling or unable to comply with regulations or to conform to safe operating practices.

The Process assures that the applicant’s processes, programs, systems, and intended methods of compliance are thoroughly reviewed, evaluated, and tested. Once completed, the Process provides confidence that the applicant’s infrastructure (programs, methods, and systems) results in continued compliance and provides the applicant with the ability to manage hazard related risks in its operating systems and environment.

The FAA will not issue an air carrier certificate until the Safety Analysis and Promotion Division management, the Certification and Evaluation Program Office (CEPO) management, and Air Carrier Safety Assurance (ACSA) Management are confident and agree that the prospective certificate holder is able to provide service at the highest possible degree of safety in the public interest.

As Title 49 of the United States Code states below, safety is both a priority and a legal responsibility of the Certificate Holder. It is up to the FAA to ensure that the Certificate Holder understands and accepts this duty prior to issuing the Air Carrier Certificate. The FAA receives its authority from:

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Title 49 United States Code (USC), Section 44702, Issuance of Certificates states “When issuing a certificate under this part, the Administrator shall consider the duty of an air carrier to provide service with the highest possible degree of safety in the public interest … “
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Title 49 USC, Section 44705, Air Carrier Operating Certificates, states “The Administrator of the Federal Aviation Administration shall issue an air carrier operating certificate to a person desiring to operate as an air carrier when the Administrator finds, after investigation, that the person properly and adequately is equipped and able to operate safely under this part and regulations and standards prescribed under this part.”

In order to assure that the policies listed above are followed, the FAA:

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Verifies that the applicant can operate safely and that the applicant complies with the regulations and standards prescribed by the Administrator before issuing an air carrier operating certificate and before approving or accepting air carrier programs.
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Conducts periodic reviews to re-verify that the applicant organization continues to meet regulatory requirements when environmental changes occur.
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Continually validates the performance of the applicant organization’s approved and accepted programs.

Consumer Protection Regulation

The DOT also has jurisdiction over certain economic issues affecting air transportation and consumer protection matters, including unfair or deceptive practices and unfair methods of competition, lengthy tarmac delays, airline advertising, denied boarding compensation, ticket refunds, baggage liability, contracts of carriage, customer service commitments, consumer notices and disclosures, customer complaints and transportation of passengers with disabilities. The DOT frequently adopts new consumer protection regulations, such as rules to protect passengers addressing lengthy tarmac delays, chronically delayed flights, codeshare disclosure and undisclosed display bias. They also have adopted, and do adopt, new rules on airline advertising and marketing practices. The DOT also has authority to review certain joint venture agreements, marketing agreements, code-sharing agreements (where an airline places its designator code on a flight operated by another airline) and wet-leasing agreements (where one airline provides aircraft and crew to another airline) between carriers and regulates other economic matters such as slot transactions.

Security Regulation

The U.S. Transportation Security Administration (the “TSA”) and the U.S. Customs and Border Protection (“CBP”), each a division of the U.S. Department of Homeland Security, are responsible for certain civil aviation security matters, including passenger and baggage screening at U.S. airports, and international passenger prescreening prior to entry into or departure from the United States. International flights are subject to customs, border, immigration and similar requirements of equivalent foreign governmental agencies. We are currently in compliance with all directives issued by such agencies.

Environmental Regulation

We are subject to various federal, state, foreign and local laws and regulations relating to the protection of the environment and affecting matters such as air emissions (including GHG emissions), noise emissions, discharges to surface and subsurface waters, safe drinking water, and the use, management, release, discharge and disposal of, and exposure to, materials and chemicals.

We are also subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us.

GHG Emissions

Concern about climate change and greenhouse gases has resulted, and is expected to continue to result, in additional regulation or taxation of aircraft emissions in the United States and abroad. In particular, on March 6, 2017, the ICAO an agency of the United Nations established to manage the administration and governance of the Convention on International Civil Aviation, adopted new carbon dioxide, or CO2 certification standards for new aircraft beginning in 2020. The new CO2 standards will apply to new aircraft type designs from 2020, and to aircraft type designs already in production as of 2023. In-production aircraft that do not meet the standard by 2028 will no longer be able to be produced unless their designs are modified to meet the new standards. In August 2016, the EPA made a final endangerment finding that GHG emissions cause or contribute to air pollution that may reasonably be anticipated to endanger public health or welfare, which obligates the EPA under the Clean Air Act to set GHG emissions standards for aircraft. In August 2020, the EPA issued a proposed rule regulating GHG emissions from aircraft that largely conforms to the March 2017 ICAO standards. However, on January 20, 2021, the new presidential administration, which is expected to promote more aggressive policies with respect to climate change and carbon emissions, including in the aviation sector, announced a freeze with respect to all pending rulemaking. Accordingly, the outcome of this rulemaking may result in stricter GHG emissions standards than those contained in the proposed rule.

Noise

Federal law recognizes the right of airport operators with special noise problems to implement local noise abatement procedures so long as those procedures do not interfere unreasonably with interstate and foreign commerce and the national air transportation system, subject to FAA review under the Airport Noise and Control Act of 1990. These restrictions can include limiting nighttime operations, directing specific aircraft operational procedures during take-off and initial climb and limiting the overall number of flights at an airport. While we have had sufficient scheduling flexibility to accommodate local noise restrictions in the past, our operations could be adversely impacted if ICAO or locally imposed regulations become more restrictive or widespread.

Corporate History

The Company was formed by reverse takeover of Canada Jetlines Ltd. by Global Crossing Airlines, Inc. on June 23, 2020.

The Company was originally incorporated in British Columbia, Canada on September 2, 1966 under the name Shasta Mines & Oil Ltd. On February 4, 1975, the Company changed its name to International Shasta Resources Ltd. On May 20, 1994, the Company changed its name to Consolidated Shasta Resources Inc. On November 23, 1994, the Company changed its name again to Lima Gold Corporation and on September 21, 1999, the Company again changed its name to International Lima Resources Corp. On March 1, 2004, the Company changed its name to Crosshair Exploration & Mining Corp. On June 1, 2004 the Company transitioned (from a provincially incorporated entity to a federally incorporated entity) under the Business Corporation Act (British Columbia) (BCBCA). On October 28, 2011, the Company changed its name to Crosshair Energy Corporation. On September 17, 2013, the Company changed its name to Jet Metal Corp. On February 28, 2017, the Company continued as a corporation governed by the Canada Business Corporations Act and changed its name to Canada Jetlines Ltd.

On June 23, 2020, the Company consummated a business combination with Global Crossing Airlines, Inc. On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. Domestication, the Company changed its name to “Global Crossing Airlines Group Inc.”

Subsidiaries

Subsidiaries Name	Place of incorporation	Interest %	Principal activity
Global Crossing Airlines Holdings, Inc.	Delaware, United States	100% ownership by Global Crossing Airlines Group Inc	Holding company
Global Crossing Airlines, Inc	Delaware, United States	100% ownership by Global Crossing Airlines Holdings Inc	US 121 Charter company
GlobalX Travel Technologies, Inc	Delaware, United States	80% ownership by Global Crossing Airline Holdings Inc	Acquire and develop travel technology
UrbanX Air Mobility, Inc	Delaware, United States	100% ownership by Global Crossing Airlines Holdings Inc	Air Charter operator
Global Crossing Airlines Operations, LLC	Florida, United States	100% ownership by Global Crossing Airlines Inc	Operating Company
LatinX Air S.A.S.	Ecuador	100% ownership by Global Crossing Airlines Inc	Air Charter operator
GlobalX Air Tours, LLC	Florida, United States	100% ownership by Global Crossing Inc	Air Charter service
Charter Air Solutions, LLC	Montana, United States	80% ownership by the Global Crossing Airlines Holdings Inc.	Charter Broker

Corporate Information

Our principal executive offices are located at Building 5A, Miami International Airport, Miami, Florida 33166 and our telephone number is (786) 751-8501.

Our website is www.GlobalXair.com. The information found on our website is not part of this prospectus.

MANAGEMENT

Directors and Executive Officers

The following table lists the names, ages and positions of our current executive officers and directors:

Non-Employee Directors

Name	Age	Title
Chris Jamroz (1)	50	Executive Chairman
Alan Bird (1)	64	Director
T. Allan McArtor (4)	82	Vice Chairman, Director
Andrew Axelrod	42	Director
Deborah Robinson (2)	62	Director
Cordia Harrington (3)	71	Director

(1)
Member of the audit committee
(2)
Member of the compensation committee
(3)
Member of the nominating and corporate governance committee
(4)
Member of the safety committee

Executive Officers and Employee Directors

Name	Age	Title
Ryan Goepel	50	President & Chief Financial Officer
Sheila Paine	71	Corporate Secretary

Each of the directors and executive officers will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

A brief biography of each of our directors and officers is set forth below.

Chris Jamroz, 50, Executive Chairman since December 2023

Chris Jamroz is the Executive Chairman of the Board and CEO at Roadrunner Freight. Mr. Jamroz is a highly experienced executive focused on creating shareholder value through active executive management of portfolio companies in transportation, logistics and cyber security. Mr. Jamroz previously served as the Executive Chairman of the Board and CEO at Ascent, a privately-owned freight forwarding and domestic brokerage services provider from 2020 to 2023. He is also the founding partner of LyonIX Holdings LLC, a specialty investment, equipment leasing and direct operations private fund.

Before coming to Roadrunner, Mr. Jamroz served in executive roles at Emergent Cold, STG Logistics, and Garda Cash Logistics. He also serves as Governor of the Royal Ontario Museum, Canada’s largest museum. He holds a BA in Business Studies with First Class Honors (Summa Cum Laude) from Birmingham City University in the UK as well as an MBA with Distinction from York University in Canada.

We believe that Mr. Jamroz’s qualifications to serve on our Board include his extensive experience as a logistics and transportation executive, and his investment, risk and business management experience.

Alan Bird, 64, Director since June 2020

Alan Bird was elected to the Board in June 2020. Mr. Bird has over 25 years of experience in the airline finance industry, holding senior financial and advisory positions, including executive positions with VivaAerobus, Tiger Airways, and British Midland. From 2017 to the present, Mr. Bird has served as an advisor to Irelandia Aviation with respect to Viva Air, Viva Columbia and Viva Peru. From 2012 to 2017 he was the Chief Financial Officer for VivaAerobus where he helped build one of the most efficient airlines in the world. Previously, Mr. Bird was the Chief Financial Officer at Tiger Airways, a low-cost airline in Asia. Prior to his role with Tiger Airways, he was the Finance Director at British Midland Airlines for over a decade. Mr. Bird is also a Project Advisor to Irelandia Aviation, a low-cost carrier. Mr. Bird is a Chartered Accountant and holds an honors degree in Mathematical Economics from Birmingham University.

We believe that Mr. Bird’s qualifications to serve on our Board include his extensive experience as an executive with major airlines, his accounting expertise and his knowledge and understanding of the aviation industry.

T. Allan McArtor, 82, Director since January 2021

Allan McArtor was elected to the GlobalX board in January 2021 and serves as Vice Chairman. He served as Chairman of Airbus Americas, Inc. from 2001 to 2018, retiring as Chairman Emeritus. Before joining Airbus he was founder chairman and CEO of Legend Airlines, a regional airline based at Dallas Love Field, Texas. He was appointed by President Ronald Reagan and served as the FAA Administrator from 1987 to 1989.

Mr. McArtor served on the senior management team of Federal Express from 1979 to 1987 and 1989 to 1994, first as Senior Vice President Telecommunications during the development of FedEx’s extensive satellite-based digital network and subsequently as Senior Vice President Air Operations for FedEx, where he oversaw all of the airline operations including maintenance, strategic planning, and flight operations, as well as aircraft fleet acquisition. Mr. McArtor was an active-duty Air Force officer from 1964 to 1974 during which time he served as a combat fighter pilot, an Associate Professor of Engineering Mechanics at the Air Force Academy, and a pilot with the U.S. Air Force’s Thunderbirds Aerial Demonstration Team. He is a 1964 graduate of the U.S. Air Force Academy (BSE) where he was Cadet Wing Commander, and he holds a master’s degree MSE from Arizona State University.

We believe that Mr. McArtor’s qualifications to serve on our Board include his extensive experience as an executive with a major airline manufacturer, his regulatory expertise and his knowledge and understanding of the aviation industry.

Andrew Axelrod, 42, Director since August 2023

Andrew Axelrod is the Managing Partner and Portfolio Manager of Axar Capital Management LP (“Axar”) and is ultimately responsible for all investment, risk and business management functions. Before founding Axar, Mr. Axelrod was a Partner and Co-Head of North American Investments for Mount Kellett Capital Management, a private investment organization with over $7 billion of assets under management. Mr. Axelrod joined Mount Kellett at the firm’s inception and worked there for over 6 years. Prior to joining Mount Kellett, Mr. Axelrod worked at Kohlberg Kravis Roberts & Co. L.P. and The Goldman Sachs Group, Inc. Mr. Axelrod graduated magna cum laude with a B.S. in Economics from Duke University.

We believe that Mr. Axelrod’s qualifications to serve on our Board include his extensive experience as a finance executive, and his investment, risk and business management experience.

Deborah Robinson, 62, Director since June 2020

Deborah Robinson was elected to the Board in June 2020. Ms. Robinson founded Bay Street HR in 2001, an outsourced human resources service provider to start-ups and mid-sized companies and remains on as Managing Partner. Prior to founding Bay Street HR, Ms. Robinson was Executive Director at CIBC World Markets from November 1995 until December 2000 where she oversaw human resources for Global Investment Banking. She also held senior HR positions at Fidelity Investments and American Express Travel in Boston and New York City. Ms. Robinson has been a Director and Chair of Park Lawn Corporation (PLC-tsx) since June 2019 and a Director of Timbercreek Financial (TF-tsx) since November 2021. Ms. Robinson also serves on the board of Best Buddies Canada, a global charitable organization dedicated to supporting individuals with intellectual disabilities. She is a graduate of the University of Toronto, Rotman School Directors Education Program (2010) and holds an ICD designation.

We believe that Ms. Robinson qualifications to serve on our Board include her extensive human resources experience; and her experience serving as a director on the boards of directors of other publicly-traded and privately held companies.

Cordia Harrington, 71, Director since June 2021

Cordia Harrington has served on our Board since June 2021. Since 1996, Ms. Harrington has served as Chief Executive Officer and Founder of Crown Bakeries, a manufacturer in the wholesale baking, frozen dough and storage industries. From 1990 to 1998, Ms. Harrington owned and operated three McDonald’s franchises. From 2007 to 2013, she served on the Board of Directors of the Federal Reserve Bank of Atlanta, Nashville Branch. Ms. Harrington served on the Emergent Cold Board of Directors and the Tennessee Education Lottery Board. She is a member of the Chief Executives Organization Board of Directors (Past President), American Bakers Association Board of Directors (President), the Belmont University Board of Trustees, and the Women Corporate Directors. She holds a BSHE from the University of Arkansas at Fayetteville and Doctorate from the University of Arkansas.

We believe that Ms. Harrington’s qualifications to serve on our Board include her over 26 years as a senior executive; and her experience serving as a director on the boards of directors of other regulatory agencies and privately-held companies.

Ryan Goepel, 50, President and CFO since December 2023

Ryan Goepel serves as our President and Chief Financial Officer. Mr. Goepel is the Chief Financial Officer of Avi8. He is also the Chief Financial Officer of Global Crossing Airlines, Inc. since February 2020, and was elected to the board of directors of the Company in June 2020. Mr. Goepel is a seasoned finance and operations executive with over 20 years of experience, most recently serving as Chief Financial Officer for Flair Airlines Canada (“Flair”) from August 2018 to November 2019 to transition from a Boeing 737 charter operator to a profitable, low-cost scheduled service carrier. Profitability was achieved at Flair through the modernization of the fleet, optimization of the flight schedule to focus and grow profitable routes, revamping key personnel, and the installation of a data driven, cost conscious operating mentality while preserving best-in-class safety, reliability and on time performance. Prior to Flair, Mr. Goepel served as Chief Financial Officer for Viking Exploration, an international oil and gas company, from December 2016 to August 2018, where he raised seed capital from a broad group of investors. Prior to Viking Exploration, Mr. Goepel served as Chief Financial Officer of CC Reservoirs, a Geoscience software company, from April 2015 to December 2016, where he was responsible for the accounting, compliance, treasury, tax, and strategic planning functions and was instrumental in establishing new offices and entities in South America, the Middle East and the Far East. Prior to CC Reservoirs, Mr. Goepel served as Chief Financial Officer of ZEiTECS, an artificial lift technology company, from December 2010 to April 2015, where he oversaw its sale to Schlumberger; KBR Services Business Unit Finance Leader overseeing 12,000 employees growing revenue from $300 million to $3 billion. In addition, Mr. Goepel served as the Director of Global Finance during the Burger King turnaround that culminated with its first ever public debt raise and successful initial public offering. He is a Certified Management Accountant, with an MBA from Texas A&M University and Bachelor of Arts from the University of British Columbia.

Sheila Paine, 71, Corporate Secretary

Corporate Secretary – For the past 16 years, Ms. Paine has acted as Corporate Secretary for a number of public companies trading on various stock exchanges. Ms. Paine has over 30 years’ experience as a senior paralegal/legal assistant, specializing in corporate, securities and regulatory matters. Ms. Paine was the long-time corporate secretary of Canada Jetlines before its reorganization as GlobalX. Ms. Paine is also employed by King & Bay West Management Corp. in British Columbia.

Director and Executive Officer Qualifications

The Company has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of our board of directors to possess. However, the Company expects generally to evaluate the following qualities in evaluating candidates for director and officer positions: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our Company’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

A majority of the members of our board of directors meet the criteria for independence under applicable SEC and CBOE CA listing standards. The Nominating and Governance Committee of our board of directors will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by our board of directors.

The above-mentioned attributes, along with the leadership skills and other experiences of the Company’s officers and our board of directors’ members described above, are expected to provide the Company with a diverse range of perspectives and judgment necessary to facilitate the Company’s goals of stockholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

We currently have eight directors serving on our board of directors. Our board of directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance guidelines, our board of directors does not involve itself in day-to-day operations of our business. The directors keep themselves informed through discussions with the Chairman and Chief Executive Officer of our Company, and other key executives, and by reviewing the reports and other materials that management provides to them and by participant in meetings of our board of directors and committees of our board of directors. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed by reason of death or other cause is unable to serve in the capacity of director.

Our Certificate of Incorporation and Bylaws provide that only our board of directors may fill vacancies on our board of directors by a vote of the majority of the members of our board of directors then in existence, although less than a quorum, at any meeting of our board of directors.

Our officers are elected by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Bylaws as it deems appropriate. Our Bylaws provide that the Company’s officers will consist of an Chief Executive Officer and a Secretary, and may also consist of an Executive President, Executive Chief Operating Officer, Executive Chief Financial Officer, one or more Business Unit Presidents and one or more

Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries and such other offices as may be determined by our board of directors.

Director Independence

Pursuant to CBOE CA listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Consistent with this requirement, based on the review and recommendation of our Nominating and Corporate Governance Committee, our Board reviewed the relevant identified transactions or relationships between each of our directors, or any of their family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Messrs. Bird, McArtor, Axelrod, Robinson and Harrington meets the standards of independence under the applicable CBOE CA listing standards. In making this determination, our Board found all of our directors (other than Mr. Jamroz, our Executive Chairman, Mr. Goepel, our President & Chief Financial Officer,) to be free of any relationship that would impair his or her individual exercise of independent judgment with regard to us. Our Board has also determined that each member of its Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent under CBOE CA rules.

In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Our Board believes it is important to maintain flexibility as to the Board’s leadership structure, but supports maintaining a non-management director in a leadership role at all times, whether as Vice Chairman or Lead Director. Under our current structure, Mr. Wegel currently serves as the Chair of the Company’s Board. The Chair is not independent. The Chair’s responsibilities include, without limitation, ensuring that the Board works together as a cohesive team with open communication and works to ensure that a process is in place by which the effectiveness of the Board, its committees and its individual directors can be evaluated on a regular basis. The Chair also acts as the primary spokesperson for the Company’s Board, ensuring that management is aware of concerns of the Company’s Board, stockholders, other stakeholders and the public and, in addition, ensures that management strategies, plans and performance are appropriately represented to the Board.

The Board considers that management is effectively supervised by the independent directors on an informal basis, as the independent directors are actively and regularly involved in reviewing the operations of the Company and have regular and full access to management. The independent directors of the Company meet separately in “in-camera” sessions at Board meetings when considered appropriate. The independent directors are also able to meet at any time without any members of management, including the non-independent directors, being present. In addition, due to the fact the Chair is not independent, the Company has appointed T. Allan McArtor as Vice Chair of the Board. The Vice Chair acts as Chair when the Chair is not present at meetings and is responsible for ensuring the Board functions independently of management.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board directly oversees our risk management function as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Chair has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

Our business, property and affairs are managed under the supervision of our Board. Members of our Board are kept informed of our business through discussions with our Chair and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and by participating in meetings of the Board and its committees.

The Board held a total of 10 meetings in 2024. The standing committees of the Board are the Audit Committee (4 meetings), the Compensation Committee (1), the Nominating and Corporate Governance Committee (2), and the Safety Committee (3). The charter for each of our standing Board committees is posted on our website at www.globalairlinesgroup.com under “Investor Relations — Charters

& Policies.” All directors attended 95% or more of the combined total number of meetings of the Board and each of the Board committees on which they served during 2024. The following table provides membership and meeting information for 2024 for each of our Board committees:

The following table provides membership and meeting information for 2024 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety Committee
Alan Bird	X*			X
Andrew Axelrod	X	X
Christopher Jamroz	X		X	X
Cordia Harrington			X*
Deborah Robinson		X*	X
T. Allan McArtor		X		X*

* Committee Chair

(1)
In 2024 committee actions were conducted by written consent resolution.
(2)
In 2024 committee actions were conducted by written consent resolution.
(3)
In 2024 committee actions were conducted by written consent resolution

Below is a description of each committee of our Board.

Audit Committee

Each member of the Audit Committee is financially literate, and our Board has determined that Alan Bird qualifies as an “audit committee financial expert” as defined in applicable SEC rules because she meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our Audit Committee include, among other things:

•
reviewing and discussing with management and the independent auditor the annual audited financial statements;
•
reviewing analyses prepared by management or the independent auditor concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•
discussing with management major risk assessment and risk management policies;
•
monitoring the independence of the independent auditor;
•
assuring the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit required by law;
•
reviewing and approving all related party transactions;
•
pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•
appointing or replacing (subject to stockholder ratification, if deemed advisable by the Board) the independent auditor; and
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

Compensation Committee

The Compensation Committee is responsible for overseeing matters relating to compensation of our Chief Executive Officer and other executive officers and employees, including the administration of incentive-based and equity-based compensation plans. The functions of our Compensation Committee include, among other things:

•
reviewing and advising the Board regarding our compensation philosophies and policies;

•
establishing criteria for the Board’s annual performance evaluation of the Chief Executive Officer and reviewing and making recommendations to the Board regarding all compensation of our Chief Executive Officer;
•
approving grants of options and other equity awards to our Chief Executive Officer and all other executive officers, directors and all other eligible individuals;
•
making recommendations to the Board regarding director compensation; and
•
monitoring and assessing risks associated with our compensation policies.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board and to assist the Board in developing and ensuring compliance with the Company’s foundational and corporate governance documents. The functions of our Nominating and Corporate Governance Committee include, among other things:

•
identifying and recommending to the Board individuals qualified to serve as directors of the Company;
•
advising the Board with respect to the Board composition, procedures and committees, including establishing criteria for annual performance evaluations of the Board committees by the Board;
•
advising the Board with respect to proposed changes to the Company’s Certificate of Incorporation, Bylaws and corporate governance policies;
•
reviewing the Company’s Code of Ethics;
•
advising the Board with respect to communications with the Company’s stockholders; and
•
evaluating any requests for waivers from the Company’s Code of Ethics and considering questions of conflicts of interest of Board members and the Company’s senior executives.

Safety Committee

The Safety Committee is responsible for oversight of: the Company’s policies, positioning and practices concerning safety (including workplace safety and security). The Safety Committee assess risks to our airline operations to enhance the safety of our employees, our customers and our aircraft.

Director Nominations

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chair and Chief Executive Officer and the Chair of the Nominating and Corporate Governance Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Nominating and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommend a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominating and Corporate Governance Committee will consider candidates proposed by stockholders to be potential director nominees. Stockholders wishing to nominate a candidate for consideration by the Nominating and Corporate Governance Committee as a director nominee should provide the name of any recommended candidate, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock to the attention of the General Counsel of the Company at Bldg. 5A, Miami Int’l Airport, 4th floor, 4200 NW 36th Street, Miami, FL 33146, and otherwise follow the Company’s nominating process summarized above under “Questions and Answers about these Proxy Materials and Voting — When are stockholder proposals and director nominations due for next year’s annual meeting?” and more fully described in the Company’s Bylaws. The Nominating and Corporate Governance Committee’s policy is to evaluate director nominees proposed by stockholders in the same manner that all other director nominees are evaluated. The general criteria the Nominating and Corporate Governance Committee considers important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all of the Company’s stockholders; (vi) compliance with legal and CBOE CA listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the

Board among others. The Nominating and Corporate Governance Committee seeks to have a Board that reflects diversity in background, education, business experience, gender, race, ethnicity, culture, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company, and reviews its effectiveness in achieving such diversity when assessing the composition of the Board.

The Company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Securityholder Communications with the Board

Securityholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our General Counsel at Bldg. 5A, Miami Int’l Airport, 4th floor, 4200 NW 36th Street, Miami, FL 33146. Each communication must set forth:

•
the name and address of the securityholder on whose behalf the communication is sent; and
•
the number of our shares that are owned beneficially by such securityholder as of the date of the communication.

Each communication will be reviewed by our General Counsel to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board Chair, the Board or such director on a periodic basis.

Code of Conduct and Ethics

We have adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of conduct and ethics is available on our website at www.globalairlinesgroup.com under “Investor Relations — Corporate Governance — Charters & Policies.”

Director Compensation

We have adopted a compensation program for non-executive directors. The non-executive director compensation program is intended to fairly compensate each of our non-executive directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board.

Cash compensation. Our lead and non-executive directors received annual cash compensation of 100,000 and 80,000, respectively, during 2023. Starting in Q1 2024, our lead and two non-executive directors elected to receive Stock Awards in lieu of cash compensation while the remaining two of our non-executive directors’ fees stayed at $20,000 per quarter. Additionally, the Company reimburses all director expenses incurred in attending Board of Directors or committee meetings. Messrs. Jamroz, and Goepel, who serve as the Executive Chairman, and President & Chief Financial Officer respectively, do not receive compensation for their roles as Board members.

Equity compensation. Our non-executive directors are eligible to receive equity-based awards as compensation for their services as directors.

The table below provides summary information concerning compensation paid or accrued by us to or on behalf of our non-executive directors for services rendered for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Alan Bird (3)	—	96,059	—	96,059
T. Allan McArtor (4)	80,000	—	—	80,000
Deborah Robinson (5)	—	96,059	—	96,059
Cordia Harrington (6)	—	96,059	—	96,059
Andrew Axelrod (7)	80,000	—	—	80,000

(1)
Average of $32,000 per quarter.
(2)
The amounts reported in the “Stock Awards” column represent grant date fair value of the restricted stock granted to the non-executive directors during the fiscal year ended December 31, 2024 as computed in accordance with FASB Accounting

Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the non-executive directors from the restricted stock.
(3)
Mr. Bird was granted 250,000 RSUs on March 20, 2024 with closing price of underlying security on date of grant of $0.49 and vesting 100% on the first anniversary of the date of grant.
(4)
Mr. McArtor was not granted any Stock Awards in the fiscal year ended December 31,2024.
(5)
Ms. Robinson was granted 250,000 RSUs on March 20, 2024 with closing price of underlying security on date of grant of $0.49 and vesting 100% on the first anniversary of the date of grant.
(6)
Ms. Harrington was granted 250,000 RSUs on March 20, 2024 with closing price of underlying security on date of grant of $0.49 and vesting 100% on the first anniversary of the date of grant.
(7)
Mr. Axelrod was not granted any Stock Awards in the fiscal year ended December 31, 2024.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the year ended December 31, 2024 and 2023. We refer to each of them in this section as our “Named Executive Officer” or “NEO.”

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to each of the NEOs for the fiscal years ended December 31, 2024 and 2023:

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards ($)(1)	Total ($)
Edward J. Wegel(2)	2024	$194,326	—	—	$194,326
Former Chairman and Former Chief Executive Officer Officer	2023	350,000	—	254,382	604,382
Chris Jamroz(3)	2024	184,130	—	—	184,130
Executive Chairman
Ryan Goepel	2024	345,833	75,000	108,333	529,166
.	2023	282,292	—	260,772	543,064
President, Chief Financial Officer

(1)
The amounts reported in the “Stock Awards” column represent the grant date fair value of the stock options granted to the NEOs during the fiscal year ended December 31, 2024 and 2023 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the stock options.

(2)
Mr. Wegel ceased to be Chairman and Chief Executive Officer effective February 5, 2024.

(3)
Mr. Jamroz was appointed Executive Chairman effective February 5, 2024.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and restricted stock units for each of the NEOs outstanding as of December 31, 2024.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Share Units That Have Not Vested (#)	Market Value of Restricted Share Units That Have Not Vested ($) (2)
Chris Jamroz	3/20/2024	—	—	—	—	500,000(5)	$230,000
Ryan Goepel	6/23/2020	71,666(3)	—	0.25	6/23/2025	—	—
.	3/16/2023	—	—	—	—	166,667(4)	76,667
.	3/20/2024	—	—	—	—	150,000(4)	69,000

(1)
All outstanding options were granted under our Amended Option Plan and all outstanding restricted share units were granted under our Restricted Share Unit Plan.
(2)
The closing market price of our common stock on the OTCQB on December 31, 2024 was $0.46 per share.

(3)
This option vests monthly over 24 months, subject to the executive’s continued service to us. These options are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such options or fails to provide for the conversion or replacement of such options with an equivalent award.
(4)
33.33% of the restricted share units vest on each anniversary of the vesting commencement date, subject to the executive’s continued service to us. These restricted share units are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such restricted share units or fails to provide for the conversion or replacement of such restricted share units with an equivalent award.

(5)
100% of the restricted share units vest on the one-year anniversary of the vesting commencement date, subject to the executive’s continued service to us. These restricted share units are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such restricted share units or fails to provide for the conversion or replacement of such restricted share units with an equivalent award.

The following table sets forth specified information concerning unexercised stock options and restricted stock units for each of the NEOs outstanding as of December 31, 2023.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Share Units That Have Not Vested (#)	Market Value of Restricted Share Units That Have Not Vested ($) (2)
Edward J. Wegel	6/23/2020	107,333(3)	—	0.25	6/23/2025	—	$-
.	10/28/2020	—	—	—	—	12,500	8,713
.	6/11/2021	—	—	—	—	125,000(4)	75,625
.	3/16/2023	—	—	—	—	325,000(5)	196,625
Ryan Goepel	6/23/2020	71,666(3)	—	0.25	6/23/2025	—	-
	10/28/2020	—	—	—	—	—	-
	12/14/2020	—	—	—	—	—	-
	6/11/2021	—	—	—	—	125,000(4)	75,625
.	3/16/2023	—	—	—	—	250,000(5)	151,250

(1)
All outstanding options were granted under our Amended Option Plan and all outstanding restricted share units were granted under our Restricted Share Unit Plan.
(2)
The closing market price of our common stock on the OTCQB on December 31, 2023 was $0.605 per share.

(3)
This option vests monthly over 24 months, subject to the executive’s continued service to us. These options are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such options or fails to provide for the conversion or replacement of such options with an equivalent award.
(4)
50% of the restricted share units vest on each of the second and third anniversaries of the vesting commencement date, subject to the executive’s continued service to us. These restricted share units are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such restricted share units or fails to provide for the conversion or replacement of such restricted share units with an equivalent award.
(5)
33.33% of the restricted share units vest on each anniversary of the vesting commencement date, subject to the executive’s continued service to us. These restricted share units are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such restricted share units or fails to provide for the conversion or replacement of such restricted share units with an equivalent award.

Executive Compensation

Our performance-driven compensation program for our NEOs consists of the following main components:

•
base salary;
•
performance-based incentives;
•
equity-based incentives;
•
benefits; and
•
perquisites.

We will continue to build our executive compensation program around each of these elements because each individual component is useful in furthering our compensation philosophy and we believe that, collectively, they are effective in achieving our overall objectives.

Base Salary. We provide our NEOs with a base salary to compensate them for their service to our company during each fiscal year. The base salary payable to each NEO is intended to provide a fixed component of compensation that adequately reflects the executive’s qualifications, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEO’s position, responsibilities and years of service and our compensation committee’s general knowledge of the competitive market, based on, among other things, experience with other similarly situated companies and our industry and market data.

Employment Agreements

On September 1, 2021, the Company entered into an employment agreement with Ryan Goepel, the Company’s President and Chief Financial Officer (the “Goepel Employment Agreement”). The Goepel Employment Agreement is for a three year term and provides for a current annual base salary of $400,000 (increased on July 1, 2024) and a target bonus of 100% of his base salaries subject to the Company’s Board approval. Mr. Goepel is entitled to receive severance payments, including one year of his then base salary and other benefits in the event of a change of control, termination by the Company without cause, termination for good reason by the executive or non-renewal by the Company. The above description of the terms of the Goepel Employment Agreement is not complete and is qualified by reference to the complete document. The Goepel Employment Agreement was amended on September 26, 2024, to change his title to “President” and the severance period was changed from 12 months to 18 months.

Equity Incentive Plans

Description of our Incentive Stock Option Plan, Restricted Share Unit Plan and Performance Share Unit Plan are below:

Summary of the Stock Option Plan

The following description of certain features of the Stock Option Plan (“Option Plan”) is intended to be a summary only. The summary is qualified in its entirety by the full text of the Option Plan, which is attached as Appendix A to the Company’s proxy statement dated October 28, 2022 and incorporated herein by reference.

The principal purposes of the Option Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. The Option Plan provides for the grant of nonqualified stock options which are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.

Eligible Participants. Certain employees, directors and consultants are eligible to be granted awards under the Option Plan. No eligible person, participant or other person shall have any claim to be granted an award under the Option Plan. The Board of Directors is not required to treat with uniformity eligible persons, participants, or holders or beneficiaries of awards under the Plan.

Administration. The Option Plan is administered by the Board of Directors of the Company. All of the powers exercisable by the Board of Directors under the Option Plan may, to the extent permitted by law and authorized by resolution of the Board of Directors, be exercised by a compensation committee of not less than three directors, all of whom shall not be employees of the Company.

Subject to applicable limitations in the Option Plan and to applicable law, the Board of Directors or the Compensation Committee, as the case may be, has the authority to:

•
designate which eligible persons will be granted awards under the Option Plan;
•
determine the type or types of awards to be granted to each participant under the Option Plan;
•
determine the terms and conditions of any award or option agreement, including any terms relating to the forfeiture of any award and the forfeiture, recapture or disgorgement of any cash, our common stock or other amounts payable with respect to any award;
•
amend the terms and conditions of any award or option agreement;
•
accelerate the exercisability of any award or the lapse of any restrictions relating to any award;
•
determine whether, to what extent and under what circumstances awards may be exercised in cash, our common stock, other securities, other awards or other property (excluding promissory notes), or canceled, forfeited or suspended;
•
interpret and administer the Option Plan and any option agreement or other instrument or agreement relating to the Option Plan;
•
establish, amend, suspend or waive rules and regulations and appoint such agents as the Board of Directors or the Compensation Committee, as applicable, shall deem necessary or appropriate for the proper administration of the Option Plan;

•
make any other determination and take any other action that the Board of Directors or the Compensation Committee, as applicable, deems necessary or desirable for the administration of the Option Plan; and
•
adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws of non-U.S. jurisdictions in which the Company or any of our affiliates may operate.

Determinations and interpretations with respect to the Option Plan are within the sole discretion of the Board of Directors or the Compensation Committee, as applicable, whose determinations and interpretations will be binding on all interested parties.

Extension of Option Plan Term. Under the rules of the CBOE CA, it will expire on December 8, 2025, the third anniversary of the date that stockholders last approved the Option Plan.

Amendments to the Option Plan. Our Board of Directors may amend, alter, suspend, discontinue or terminate the Option Plan at any time, provided that no amendment to the terms of any previously granted award may, (except as expressly provided in the Option Plan) materially and adversely alter or impair the terms or conditions of the award previously granted to a participant under the Option Plan without the written consent of the participant or holder thereof and subject to applicable law. However, notwithstanding any other provision of the Option Plan or any option agreement, stockholder approval must be obtained for any amendment to the Option Plan that:

•
increases the number of common stock which may be issued under the Option Plan;
•
increases the benefits under the Option Plan;
•
modifies the requirements as to the eligibility for participation in the Option Plan;
•
modifies the limitations on the number of options that may be granted to any one person or category of persons under the Option Plan;
•
modifies the method for determining the exercise price of options granted under the Option Plan;
•
increases the maximum option period;
•
modifies the expiry and termination provisions applicable to options granted under the Option Plan; or
•
any other amendment set out in Section 10.12(7) of the CBOE CA Listing Manual.

Amendments to Awards; No Option Repricing. The Board of Directors or the Compensation Committee may amend the terms of any previously granted award. However, except as expressly provided in the Option Plan (e.g., in the case of certain corporate transactions), no amendment to the terms of any previously granted award may adversely alter or impair the terms or conditions of the award previously granted to a participant under the Option Plan without the written consent of the participant or holder thereof. Any amendment to the terms of any award previously granted is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange.

The Board of Directors or the Compensation Committee may make changes to awards that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange, including amendments to awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax result. If any provision of the Option Plan or an option agreement would result in adverse tax consequences to the Company, the Board of Directors or the Compensation Committee may amend such provision (or take any other action reasonably necessary) to avoid any adverse tax consequences. No action taken to avoid any adverse tax consequences to the Company will be deemed impair or otherwise adversely affect the rights of any holder of an award or any beneficiary of such holder.

Except in connection with an adjustment relating to shares of the Company’s common stock described in the section of titled “Shares Available for Awards—Award Limits” below, the Board of Directors or the Compensation Committee may not, without prior approval of the Company’s stockholders, effect any re-pricing of any previously granted “underwater” stock options.

Term of Option: The maximum term for an option granted under the Option Plan is 10 years.

Vesting. Options will vest and become exercisable in accordance with the vesting requirements established by the Compensation Committee and set forth in the applicable option agreement.

Exercise Price. The option exercise price will be determined by the Compensation Committee, which may not be less than 100% of the fair market value of our common stock on the date of grant of an option. However, there is an exception to this requirement. The Compensation Committee may grant an option with an exercise price less than 100% of the fair market value of our common stock on the date of grant if the Compensation Committee grants the option in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or one of its affiliates.

Method of Exercise. The Board of Directors or the Compensation Committee, as applicable, will determine the form or forms (e.g., cash or our common stock (actually or by attestation)) in which payment of the exercise price of options may be made. However, the stock option exercise price may not be paid by delivery of a promissory note.

Transferability. A participant may not assign, transfer, pledge, attach, alienate or otherwise encumber an award (other than fully vested and unrestricted shares) granted to you under the Option Plan, except to a personal holding company controlled by the participant the shares of which are held directly by the participant (a “Holding Company”) or to a registered retirement savings plan established for the participant’s sole benefit (a “RRSP”) or from a Holding Company or RRSP to the participant, or by will or by the laws of descent and distribution. The Compensation Committee may also establish procedures for a participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of a participant or receive any property distributable with respect to any award in the event of the participant’s death.

Change in Control. Unless otherwise determined by the Board of Directors, or unless otherwise provided in an agreement with the Company or its related entity, or in an option agreement, if a change in control shall conclusively be deemed to have occurred and either one of the following occurs: a) upon a change in control the surviving corporation (or any related entity thereof) or the potential successor (or any related entity thereto) fails to “continue or assume” the obligations with respect to each option or fails to provide for the “conversion or replacement” of each option with an equivalent option that satisfies the criteria set forth in the Option Plan; or b) in the event that the options were “continued or assumed”, or “converted or replaced” as contemplated in the Plan, during the two-year period following the effective date of a change in control, the participant’s employment or engagement is terminated as contemplated in the Option Plan, then there shall be immediate full vesting and redemption of each outstanding option.

Other Terms and Conditions. The Compensation Committee may grant stock options with such additional terms and conditions as the Board of Directors of the Compensation Committee, as applicable, shall determine.

Shares Available for Awards; Award Limits. The number of shares available for future awards under the Option Plan, and all other stock based compensation plans, is 9,400,000 less the number of shares subject to awards outstanding on the record date of the Annual Meeting (as of December 31, 2024, 3,779,960 shares are available for future awards under the Option Plan, and all other stock based compensation plans). Any shares subject to awards outstanding on the date of the Annual Meeting that are thereafter exercised, forfeited, terminated or cancelled will again be available for future awards under the Option Plan. The number of shares issued or reserved pursuant to the Option Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock.

Compliance with Applicable Laws. We intend for awards granted under the Option Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

New Plan Benefits Under the Option Plan. Future awards under the Option Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made.

Summary of the RSU Plan

The following description of certain features of the RSU Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the RSU Plan which is attached as Appendix B to the Company’s proxy statement dated October 28, 2022 and incorporated herein by reference.

The principal purposes of the RSU Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.

Restricted Share Units. The holder of RSUs will have the right, subject to any restrictions imposed by the Board, to receive our common stock, or a cash payment equal to the fair market value of such shares, at some future date determined by the Board. The Board will have the authority to determine the timing of any grants of RSUs and may make the vesting of RSUs subject to the completion of a specified period of service with the Company or one of our affiliates. Holders of RSUs will not have any of the voting rights of a holder of our common stock, nor will they have a right to receive any dividends paid on our common stock. The Board may impose additional terms and conditions on any RSU not inconsistent with the provisions of the RSU Plan as the Board shall determine.

Eligible Participants. Certain employees, directors and consultants are eligible to be granted awards under the RSU Plan. No eligible person, participant or other person shall have any claim to be granted an award under the RSU Plan. The Board of Directors is not required to treat with uniformity eligible persons, participants, or holders or beneficiaries of awards under the Plan.

Administration. The RSU Plan is administered by the Compensation Committee, or by the full Board of Directors of the Company if the Compensation Committee ceases to exist. The Compensation Committee shall, periodically, after considering the Chief Executive Officer’s recommendations, make recommendations to the Board as to the grant of RSUs. In addition to the powers granted to the Board under the RSU Plan and subject to the terms of the RSU Plan, the Board shall have full and complete authority to grant RSUs, to interpret the RSU Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the RSU Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

Extension of RSU Plan Term. Under the rules of the CBOE CA, it will expire on December 8, 2025, the third anniversary of the date that stockholders approved the RSU Plan.

Amendments to the RSU Plan. The Board may, subject to stockholder approval, amend the RSU Plan or terms of an RSU at any time. Notwithstanding the foregoing, the Board is specifically authorized to amend or revise the terms of the RSU Plan or RSUs without obtaining stockholder approval in the following circumstances:

(1)
to change the termination or vesting provisions of the RSUs, except for the benefit of a Related Person; or
(2)
other amendments of a housekeeping nature, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein and updating provisions herein to reflect changes in the governing laws, including tax laws, and the CBOE CA requirements.

Except as otherwise permitted by the CBOE CA, amendments to the Plan set out in Section 10.12(7) of the CBOE CA Listing Manual, may not be made without obtaining approval of the stockholders in accordance with CBOE CA requirements.

Amendments to Awards under the RSU Plan. Unless otherwise provided by the RSU Plan, the Board may (without stockholder approval) amend, modify or terminate any outstanding RSU, including, but not limited to, substituting another award of the same or of a different type or changing the restricted period; provided, however, that, the designated participant’s consent to such action shall be required unless the Board determines that the action when taken with any related action, would not materially and adversely affect the designated participant or is specifically permitted.

Term of RSU: The maximum term for an RSU shall not exceed that period commencing on the January 1 coincident with or immediately preceding the grant and ending on December 15 of the third year following the calendar year in which such RSUs were granted.

Vesting: RSUs granted to a participant shall vest in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the participant’s RSU agreement.

Transferability. A participant may not assign, transfer, pledge, attach, alienate or otherwise encumber an award (other than fully vested and unrestricted shares) granted to it under the RSU Plan, except by will or by the laws of descent and distribution. The Compensation Committee may permit the transfer of an award to family members if such transfer will be for no value and in accordance with applicable securities laws. The Compensation Committee may also establish procedures for a participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of a participant or receive any property distributable with respect to any award in the event of the participant’s death.

Change in Control. Unless otherwise determined by the Board of Directors, or unless otherwise provided in an agreement with the Company or its related entity, or in an RSU agreement, if a change in control shall conclusively be deemed to have occurred and either one of the following occurs: a) upon a change in control the surviving corporation (or any related entity thereof) or the potential successor (or any related entity thereto) fails to “continue or assume” the obligations with respect to each option or fails to provide for the “conversion or replacement” of each RSU with an equivalent RSU that satisfies the criteria set forth in the RSU Plan; or b) in the event that the RSUs were “continued or assumed”, or “converted or replaced” as contemplated in the RSU Plan, during the two-year period following the effective date of a change in control, the participant’s employment or engagement is terminated as contemplated in the RSU Plan, then there shall be immediate full vesting and redemption of each outstanding RSU.

Shares Available for Awards; Award Limits. The number of shares available for future awards under the RSU Plan, and all other stock based compensation plans, is 9,400,000 less the number of shares subject to awards outstanding on the record date of the Annual Meeting (as of December 31, 2024, 3,779,960 shares are available for future awards under the RSU Plan, and all other stock based compensation plans). Any shares subject to awards outstanding on the date of the Annual Meeting that are thereafter exercised, forfeited, terminated or cancelled will again be available for future awards under the RSU Plan. The number of shares issued or reserved pursuant to the RSU

Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock.

Compliance with Applicable Laws. We intend for awards granted under the RSU Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

New Plan Benefits Under the RSU Plan. Future awards under the RSU Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made.

Summary of the PSU Plan

The following description of certain features of the PSU Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the PSU Plan which is attached as Appendix C to the Company’s proxy statement dated October 28, 2022 and incorporated herein by reference.

The principal purposes of the PSU Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.

Performance Share Units. The holder of PSUs will have the right, subject to any restrictions imposed by the Board, to receive our common stock, or a cash payment equal to the fair market value of such shares, at some future date determined by the Board. The Board will have the authority to determine the timing of any grants of PSUs and may make the vesting of PSUs subject to the completion of target milestones (which may include performance or time targets) set by the Board. Holders of PSUs will not have any of the voting rights of a holder of our common stock, nor will they have a right to receive any dividends paid on our common stock. The Board may impose additional terms and conditions on any PSU not inconsistent with the provisions of the PSU Plan as the Board shall determine.

Eligible Participants. Certain employees, directors and consultants are eligible to be granted awards under the PSU Plan. No eligible person, participant or other person shall have any claim to be granted an award under the PSU Plan. The Board of Directors is not required to treat with uniformity eligible persons, participants, or holders or beneficiaries of awards under the Plan.

Administration. The PSU Plan is administered by the Compensation Committee, or by the full Board of Directors of the Company if the Compensation Committee ceases to exist. The Compensation Committee shall, periodically, after considering the Chief Executive Officer’s recommendations, make recommendations to the Board as to the grant of PSUs. In addition to the powers granted to the Board under the PSU Plan and subject to the terms of the PSU Plan, the Board shall have full and complete authority to grant PSUs, to interpret the PSU Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the PSU Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

Extension of PSU Plan Term. Under the rules of the CBOE CA, it will expire on December 8, 2025, the third anniversary of the date that stockholders approved the PSU Plan.

Amendments to the PSU Plan. The Board may, subject to stockholder approval, amend the PSU Plan or terms of an PSU at any time. Notwithstanding the foregoing, the Board is specifically authorized to amend or revise the terms of the PSU Plan or PSUs without obtaining stockholder approval in the following circumstances:

(1)
to change the termination or vesting provisions of the PSUs, except for the benefit of a Related Person;
(2)
other amendments of a housekeeping nature, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein and updating provisions herein to reflect changes in the governing laws, including tax laws, and the CBOE CA requirements.

Except as otherwise permitted by the CBOE CA, amendments to the Plan set out in Section 10.12(7) of the CBOE CA Listing Manual, may not be made without obtaining approval of the stockholders in accordance with CBOE CA requirements.

Amendments to Awards under the PSU Plan. Unless otherwise provided by the PSU Plan, the Board may (without stockholder approval) amend, modify or terminate any outstanding PSU, including, but not limited to, substituting another award of the same or of a different type or changing the restricted period; provided, however, that, the designated participant’s consent to such action shall be required unless the Board determines that the action when taken with any related action, would not materially and adversely affect the designated participant or is specifically permitted.

Term of PSU: The maximum term for an PSU shall not exceed that period commencing on the January 1 coincident with or immediately preceding the grant and ending on December 15 of the third year following the calendar year in which such PSUs were granted.

Vesting: PSUs granted to a participant shall vest in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the participant’s PSU agreement.

Transferability. A participant may not assign, transfer, pledge, attach, alienate or otherwise encumber an award (other than fully vested and unrestricted shares) granted to it under the PSU Plan, except by will or by the laws of descent and distribution. The Compensation Committee may permit the transfer of an award to family members if such transfer will be for no value and in accordance with applicable securities laws. The Compensation Committee may also establish procedures for a participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of a participant or receive any property distributable with respect to any award in the event of the participant’s death.

Change in Control. Unless otherwise determined by the Board of Directors, or unless otherwise provided in an agreement with the Company or its related entity, or in an PSU agreement, if a change in control shall conclusively be deemed to have occurred and either one of the following occurs: a) upon a change in control the surviving corporation (or any related entity thereof) or the potential successor (or any related entity thereto) fails to “continue or assume” the obligations with respect to each option or fails to provide for the “conversion or replacement” of each PSU with an equivalent PSU that satisfies the criteria set forth in the PSU Plan; or b) in the event that the PSUs were “continued or assumed”, or “converted or replaced” as contemplated in the PSU Plan, during the two-year period following the effective date of a change in control, the participant’s employment or engagement is terminated as contemplated in the PSU Plan, then there shall be immediate full vesting and redemption of each outstanding PSU.

Shares Available for Awards; Award Limits. The number of shares available for future awards under the PSU Plan, and all other stock based compensation plans, is 9,400,000 less the number of shares subject to awards outstanding on the record date of the Annual Meeting (as of December 31, 2024, 3,834,960 shares are available for future awards under the PSU Plan, and all other stock based compensation plans). Any shares subject to awards outstanding on the date of the Annual Meeting that are thereafter exercised, forfeited, terminated or cancelled will again be available for future awards under the PSU Plan. The number of shares issued or reserved pursuant to the PSU Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock.

Any shares of common stock subject to an award under the PSU Plan that are exercised, forfeited, cancelled, settled or otherwise terminated will thereafter be deemed to be available for awards.

Compliance with Applicable Laws. We intend for awards granted under the PSU Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

New Plan Benefits Under the PSU Plan. Future awards under the PSU Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made.

Summary of the ESPP Plan

The Company has established an Employee Share Purchase Plan (“ESPP”). The purpose of the ESPP is to assist eligible employees of the Company and its designated subsidiaries and affiliates (“Eligible Employees”) in acquiring a stock ownership interest in the Company.

The ESPP permits two types of offerings: a Section 423 Offering and a Non-Section 423 Offering. It is the intention of the Company to have each Section 423 Offering qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”) and to have each Non-Section 423 Offering be exempt from the requirements of Section 409A of the Code. The provisions of the ESPP with respect to any Section 423 Offering shall, accordingly, be construed and administered consistently with that intention. Except as otherwise provided in the ESPP or determined by the Administrator, each Non-Section 423 Offering will operate and be administered in the same manner as any Section 423 Offering.

The material terms of the ESPP are:

•
Any Shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
•
The administrator of the ESPP (“Administrator”) may from time to time grant or provide for the grant of rights to purchase Common Shares under the ESPP to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the ESPP. The Administrator may establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the ESPP shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the ESPP. The provisions of separate Offerings or Offering Periods under the ESPP may be partially or wholly concurrent and need not be identical.
•
Any Eligible Employee who shall be employed by the Company or a designated subsidiary or affiliate on a given enrollment date for an Offering Period shall be eligible to participate in the ESPP during such Offering Period.
•
Each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Common Shares specified in the ESPP (at the applicable Purchase Price), as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such purchase date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share).
•
The “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document, which purchase price shall not be less than 85% of the Fair Market Value of a Common Share (e.g. closing sales price for such Common Shares as quoted on an established stock exchange for such date) on the Enrollment Date or on the Purchase Date, whichever is lower.

Retirement and Other Benefits

The Company does not currently have any retirement or other benefits plans.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, our Certificate of Incorporation and our Bylaws, as each will be in effect following this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value share. There are currently three classes of our capital stock: common stock, Class A Non-Voting Common Stock and Class B Non-Voting Common Stock. Class A Non-Voting Common Stock and Class B Non-Voting Common Stock have limited voting rights but also have conversion rights.

Dividend Rights. The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section entitled “Dividend Policy.” Holders shall be entitled to receive, and the Company shall pay, dividends on shares of the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock equal (on an as-if-converted-to-common-stock basis without giving effect for such purposes to the Maximum Percentage (defined below) applicable to the holders of Class A Non-Voting Common Stock or the Voting Limitation for Non-Citizens (set forth in GlobalX’s Bylaws) applicable to the holders of Class B Non-Voting Common Stock as set forth in the Company’s Bylaws, as amended) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock. Notwithstanding anything to the contrary set forth herein, for each dividend paid in the form of shares of common stock to a holder of common stock, we shall pay an equivalent dividend, on a one-for-one basis, in the form of shares of Class B Non-Voting Common Stock to each holder of Class B Non-Voting Common Stock. “Maximum Percentage” shall mean that the Class A Non-Voting Common Stock may not be converted by the holder thereof, and we may not affect any conversion of the Class A Non-Voting Common Stock, to the extent (but only to the extent) that, after giving effect to such conversion, the holder thereof or any of and its Affiliates (as defined herein) collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) in the aggregate of our issued and outstanding common stock after such conversion.

Voting Rights. Holders of our common stock, other than Class A Non-Voting Common Stock and Class B Non-Voting Common Stock, are entitled to one vote for each share held on all matters submitted to a vote of stockholders; provided, however, that to comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Bylaws restrict voting of shares of our capital stock by non-U.S. citizens such that no more than 24.9% of our voting stock may be voted, directly or indirectly, by persons who are not U.S. citizens. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors. Holders of Class A Non-Voting Common Stock and Class B Non-Voting Common Stock may only vote when required by Delaware law.

No Preemptive of Similar Rights. Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion. The Class A Common Stock is convertible into common stock on a one-for-one basis so long as such conversion does not result in such holder beneficially owning more than the maximum percentage allowed pursuant to applicable law. Subject to the Voting Limitation for Non-Citizens set forth in GlobalX’s Bylaws, as amended, each share of Class B Non-Voting Common Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of fully paid and non-assessable common stock.

Senior Note Offering

On August 2, 2023, GlobalX entered into an agreement (“Subscription Agreement”) with Global Crossing Airlines, Inc. (“GCA”), certain other direct and indirect subsidiaries of GlobalX (the “Guarantors”) and the initial purchasers party thereto (the “Initial Purchasers”), for the purchase from GlobalX of senior secured notes due 2029 (the “Notes”) and common stock warrants (each, a “Warrant”). Pursuant to the terms of the Subscription Agreement, the Initial Purchasers purchased (i) Notes in the aggregate principal amount of $35 million and (ii) 10 million Warrants in the aggregate in a private placement (the “Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof. The gross proceeds from the sale of the Notes were $35 million, less upfront fee, advisor fees, legal fees and other closing expenses.

On December 21, 2023, the Issuer, GCA and the Guarantors, and certain other Purchasers (the “Additional Purchasers” and together with the Initial Purchasers, the “Purchasers”) entered into a Subscription Agreement for the sale of an additional $5 million of Notes (the “Additional Notes”) and 1,428,736 warrants. The Additional Notes that were issued had a principal amount of $5 million. The net proceeds from the sale of the Additional Notes will be used to repurchase $4.316 million principal amount of Notes (the “Note Repurchase”), with the balance expected to be used for general corporate purposes, including the transaction expenses and deposits to expand its current fleet of aircraft. As a result of the Note Repurchase the Company is also acquiring and cancelling 1,233,285 warrants that were originally issued to an Initial Purchaser on August 2, 2023 and that had an exercise price of US$1.00 per share.

Each of the Subscription Agreements contains customary representations, warranties and agreements by the Issuer and GCA and customary indemnification obligations of Issuer, GCA and the Purchasers. Pursuant to the Subscription Agreement, the Initial Purchasers as a group will be granted one board seat and one board observer seat. GlobalX, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), entered into an indenture (the “Indenture”) with respect to the Notes. The terms of the Notes include, but are not limited to:

•
a term of 6 years and maturity date of June 30, 2029; with no principal payments due until maturity date;
•
the notes bear interest at a fixed rate of 15% per annum and include an upfront fee of 2% of the principal payment;
•
the Company is permitted to prepay all (but not less than all) of the notes beginning on July 1, 2025 subject to a redemption premium of: (i) 7.5% of the principal to be redeemed on or prior to August 2, 2026, (ii) 5.0% of the principal to be redeemed after August 2, 2026, or on or prior to August 2, 2027, (iii) 2.5% of the principal to be redeemed after August 2, 2027, or on or prior to August 2, 2028, (iv) 0% of the principal to be redeemed after August 2, 2028;
•
the investors will be issued 10 million warrants, each exercisable into one share of Class A common stock at an exercise price of $1.00 per share, with such warrants expiring on June 30, 2030;
•
each of the Company’s material subsidiaries will guarantee the notes;
•
the notes and the related guarantees will be secured by a lien on substantially all of the property and assets of the Company and the guarantors of the notes.
•
financial covenants requirements as follows: minimum adjusted EBITDA of (i) $5,000,000 for the fiscal year ended December 31, 2023, (ii) $15,000,000 for the fiscal year ended December 31, 2024 and (iii) $25,000,000 for the fiscal year ended December 31, 2025;
•
minimum liquidity of $5,000,000 measured at each quarter and
•
collateral substantially of all the Company’s assets.

The net proceeds of the Private Placement will be used to repay all of the GlobalX’s existing $6,000,000 senior secured debentures and all of the $2,500,000 interim shareholder unsecured loan, with the balance expected to be used for general corporate purposes, including transaction expenses and deposits to expand its current fleet of aircraft.

The Notes are senior secured obligations of the GlobalX. GlobalX’s obligations under the Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by the Guarantors. In addition, the GlobalX, the Guarantors and the Collateral Agent entered into a Security Agreement, dated the August 2, 2023 (the “Security Agreement”). Pursuant to the Indenture and the Security Agreement , the GlobalX’s obligations under the Indenture and the Notes and the Guarantors’ Note Guarantees are secured by a first priority lien and security interest (subject to permitted liens and security interests) in substantially all of the GlobalX’s and the Guarantors’ assets, whether now owned or hereafter acquired, excluding certain assets which include, among others, trust and other fiduciary accounts and amounts required to be deposited or held therein and leased real property that may not be pledged as a matter of law or without governmental approvals.

GlobalX may repay or redeem the Notes at its option, in whole or in part, at any time for an amount equal to the principal balance thereof, accrued and unpaid interest thereon (the “Repayment Amount”) and, if applicable, a premium (the “Applicable Premium”) calculated as follows:

•
On or prior to August 2, 2025, a T+0.50% make-whole of the interest and principal that would have become due up to and including August 2, 2025;
•
On or after August 2, 2025, but on or before July 2, 2026, 7.5% of the outstanding principal balance of the Notes;
•
On or after August 2, 2026, but on or before July 2, 2027, 5.0% of the outstanding principal balance of the Notes plus accrued interest;
•
On or after August 2, 2027, but on or before July 2, 2028, 2.5% of the outstanding principal balance of the Notes plus accrued interest; and
•
After August 2, 2028, there will be zero premium.

All interest payable in connection with the redemption of any Notes is payable in cash. The Indenture requires GlobalX and the Guarantors, as applicable, to comply with various affirmative covenants regarding, among other matters, delivery to the Trustee of financial statements and certain other information or reports filed with the SEC.

The Indenture includes financial covenants, including but not limited to:

•
GlobalX must maintain a minimum liquidity (as measured by consolidated unrestricted cash and available borrowings under any credit facility) of $5.0 million, measured at the end of each fiscal quarter; and
•
GlobalX must earn adjusted EBITDA of $5.0 million in fiscal year 2023, $15.0 million in fiscal year 2024 and $25.0 million in fiscal year 2025 and each following fiscal year.

The Indenture requires GlobalX and the Guarantors, as applicable, to comply with certain other covenants including, but not limited to, covenants that, subject to certain exceptions, limit the GlobalX’s and the Guarantors’ ability to: (i) incur additional indebtedness; (ii) grant liens; (iii) engage in certain sale/leaseback, merger, consolidation or asset sale transactions; (iv) make certain investments; (v) pay dividends or make distributions; (vi) engage in affiliate transactions and (vii) amend its organizational documents.

The Indenture provides for certain events of default, the occurrence and continuation of which could, subject to certain conditions, cause all amounts owing under the Notes to become due and payable, including but not limited to the following:

•
failure by GlobalX to pay any interest on any Note when it becomes due and payable that remains uncured for three business days;
•
failure by GlobalX to pay the principal on any of the Notes when it becomes due and payable, whether at the due date thereof, at a date fixed for redemption, by acceleration or otherwise;
•
failure by GlobalX to comply with the agreement and covenants relating to maintenance of its legal existence, providing notice of any default or event of default or use of proceeds from the sale of the Notes or any of the negative covenants in the Indenture;
•
any representation or warranty set forth in the Subscription Agreement is determined to be false or incorrect in any material respect when made and such representation, to the extent capable of being corrected, is not corrected within 30 business days after notice to GlobalX;

•
certain bankruptcy or insolvency proceedings involving GlobalX or any subsidiary; and
•
the occurrence of any legal proceeding or dispute that could reasonably be expected to have a material adverse effect on GlobalX and its subsidiaries, taken as a whole.

The Subscription Agreements, Indenture (including the form of Notes) and the Security Agreement (collectively, the “Debt Transaction Documents”) include various representations, warranties, covenants and other provisions, as applicable, customary for transactions of this nature.

Registration Rights Agreement

In connection with the issuance of the Warrants pursuant to the Subscription Agreement, on August 2023, GlobalX and the Initial Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which GlobalX agreed, for the benefit of the Initial Purchasers, to use commercially reasonable efforts to file a registration statement with the SEC with respect to a registration of the shares of common stock issuable upon exercise of the Warrants (the “Note Warrant Shares”). If GlobalX fails to comply with its obligations under the Registration Rights Agreement, GlobalX will be required to pay each holder of Note Warrant Shares a party to the Registration Rights Agreement an amount in cash, as partial liquidated damages, equal to the product of 2.0% multiplied by the aggregate purchase price paid by such holder pursuant to the Subscription Agreement.

We have filed the registration statement of which this prospectus is a part to fulfill certain of our obligations with respect to the registration for resale of the Note Warrant Shares sold in the Private Placement.

This description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the any such agreements which will be filed as exhibits to the registration statement of which this prospectus is a part. The representations, warranties and covenants made by us in the Purchase Agreements were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Stock Options

As of December 31, 2024, we had outstanding options to purchase an aggregate 246,667 shares of our common stock, with a weighted average exercise price of $0.25, of which 246,667 have vested.

Shares Issuable Pursuant to Restricted Share Units

As of December 31, 2024, 5,373,373 shares of common stock are issuable upon settlement of restricted share units, of which no units have vested.

Warrants

As of December 31, 2024, the following common stock share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price	Remaining life (years)	Expiry Date
7,537,313	USD$1.50	1.33	April 29, 2026
10,195,451	USD$1.00	5.50	Jun 30, 2030
17,732,764

Anti-Takeover Provisions

The provisions of Delaware General Corporation Law, or DGCL, our Certificate of Incorporation and our Bylaws, as we expect they will be in effect upon the completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws, as we expect they will be in effect upon the completion of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•
Board of Directors Vacancies. Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats, provided that any vacancy of the Executive Chairman position on our board of directors will be filled by our Chief Executive Officer. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors, provided that the board of directors shall consist of not less than three directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
•
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s Certificate of Incorporation provides otherwise. Our Certificate of Incorporation and Bylaws will not provide for cumulative voting.
•
Amendment of Charter Provisions. Amendments of certain provisions in our Certificate of Incorporation regarding our board of directors, limitation of liability and indemnification and amendment of our Certificate of Incorporation and Bylaws would require approval by holders of at least two-thirds of our outstanding common stock.

Limitations on Foreign Owners

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 24.9% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, that no more than 49.9% of our outstanding stock be owned (beneficially or of record) by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors and senior management be U.S. citizens. Our Bylaws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our Bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Presently, all members of our board of directors are U.S. citizens. Our Bylaws also provide that any transfer or issuance of our stock that would cause the amount of our stock owned by persons who are not U.S. citizens to exceed foreign ownership restrictions imposed by federal law will be void and of no effect.

All of our shareholders that are not U.S. citizens will in the aggregate own approximately 45% of our common stock after the offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Investor Services Inc.

Listing of Securities

Our shares of common stock are traded on the OTCQB Marketplace (“OTCQB”) under the symbol “JETMF”. Our shares of Class B Non-Voting Common Stock are traded on the CBOE CA under the symbol “JET.B”.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding the beneficial ownership of common stock, that upon the consummation of this offering, will be owned by:

•
each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock.
•
each of the Company’s executive officers and directors; and
•
all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 49,163,719 shares of common stock, 5,537,313 shares of Class A Non-Voting Common Stock and 9,776,423 shares of Class B Non-Voting Common Stock outstanding as of July 18, 2025. Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them. Such beneficial ownership reflects security ownership known to the Company.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

	Common Stock		Class A Non-Voting Common Stock(1)		Class B Non-Voting Common Stock(1)
Name and Address of Beneficial Owner(2)	Shares	%	Shares	%	Shares	%	Total Voting %(3)

Ronald T. Bevans, Jr	2,960,715	6.02%	—	—	—	—	6.02%
Galloway Capital Partners, LLC(4)	2,734,000	5.56%	—	—	—	—	5.56%
Red Oak Partners, LLC (5)	9,625,667	19.57%	5,537,313	100%	—	—	19.57%
Edward J. Wegel (6)	5,932,276	12.00%	—	—	11,900	*	12.09%
Named Executive Officers and Directors
Ryan Goepel (7)	1,594,724	3.25%	—	—	—	—	3.25%
Deborah Robinson (8)	397,944	*	—	—	—	—	*
Alan Bird(9)	416,167	*	—	—	69,000	*	*
Chris Jamroz (10)	1,562,500	3.18%	—	—	—	—	3.18%
T. Allan McArtor (11)	183,333	*	—	—	—	—	*
Andrew Axelrod (12)	5,195,451	10.56%	—	—	—	—	10.57%
Cordia Harrington(13)	300,000	*	—	—	—	—	*
Sheila Paine	—	—	—	—	—	—	—
All executive officers and directors as a group (8 persons)	9,650,119	19.63%	—	—	69,000	*	19.76%

* Less than 1%

(1)
The Class A Non-Voting Common Stock is convertible into common stock on a 1-for-1 basis so long as such conversion does not result in such holder beneficially owning more than the Maximum Percentage. Subject to the Voting Limitation for Non-Citizens set forth in the Corporation’s Bylaws, as amended, each share of Class B Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of fully paid and non-assessable Common Stock.
(2)
Unless otherwise noted, the business address of each of the persons and entities listed above is Bldg. 5A, 4th Floor, 4200 NW 36th Street, Miami, FL 33166.
(3)
Represents Total Voting Percentage if all Class A and Class B Non-Voting Shares of Common Stock and all warrants, Stock Options (“Options”) and Restricted Share Units (“RSUs”) exercisable within 60 days of the date above were converted/exercised for shares of Common Stock.

(4)
Represents 2,734,000 shares of Common Stock. Bruce Galloway, the managing member of Galloway Capital Partners, LLC, may be deemed to have voting and dispositive power with respect to these shares of Common Stock of the Company. The address for Galloway Capital Partners, LLC is 650 NE 2nd Avenue, 3007, Miami, FL, 33132.
(5)
Common Stock column includes the number of shares of Common Stock that may currently be acquired on the exercise of warrants to purchase 7,537,313 shares of Common Stock. The named party is the holder of (i) 9,625,667 shares of Common Stock; (ii) 5,537,313 shares of Class A Non-Voting Common Stock which Class A Non-Voting Common Stock may not be converted by the holder to the extent that, after giving effect to such conversion, the holder and its affiliates collectively would beneficially own in excess of 4.99% of the issued and outstanding common stock; and (iii) warrants to purchase 7,537,313 shares of Common Stock, which warrants may not be exercised by the holder to the extent that, after giving effect to such exercise, the holder and its affiliates collectively would beneficially own in excess of 4.99% of the issued and outstanding common stock. The shares of Common Stock, Class A Non-Voting Common Stock and warrants are beneficially held by Red Oak Partners, LLC (“Red Oak”) on behalf of The Red Oak Fund, L.P. and The Red Oak Long Fund, L.P. Each of Red Oak and David Sandberg, the managing member of Red Oak, may be deemed to have shared voting and dispositive power with respect to these shares of common stock of the Company. The address for Red Oak Partners, LLC is 40 SE 5th Street, Boca Raton, FL 33432.

(6)
Represents 5,423,526 shares of Common Stock, 11,900 shares of Class B Non-Voting Common Stock and 508,750 shares of Common Stock owned by Mr. Wegel’s spouse.
(7)
Represents 1,594,724 shares of Common Stock.
(8)
Represents 397,994 shares of Common Stock.
(9)
Represents 416,167 shares of Common Stock and, 69,000 shares of Class B Non-Voting common stock.
(10)
Represents 1,562,500 shares of Common Stock.

(11)
Represents 183,333 shares of common stock.
(12)
Represents 5,195,451 warrants to purchase 5,195,451 shares of Common Stock. Andrew Axelrod (“Axelrod”) serves as the sole member of Axar GP, LLC, a Delaware limited liability company (the “GP”), which is the general partner of Axar Capital Management L.P., a Delaware limited partnership, that serves as the investment manager (the “Investment Manager”) to certain funds and/or managed accounts (collectively, the “Axar Vehicles”), with respect to these warrants (and any common stock received upon exercise thereof) held by the Axar Vehicles. The Axar Vehicles include Star V Partners LLC, Axar Credit Opportunity Fund 2023, LLC, Blackwell Partners LLC - Series E, Revol One Insurance Company (f/k/a Pavonia Life Insurance Company of Michigan), and Axar QR Opportunistic Credit Fund LP. Axelrod is deemed to have sole voting and investment control over each Axar Vehicle. The address of Axar GP, LLC is 402 West 13th Street, Floor 5, New York, NY 10014.
(13)
Represents 300,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 28, 2021, the Company completed the spin-out pursuant to the Arrangement under which the Company transferred 75% of shares of Jetlines to GlobalX shareholders. At that time, GlobalX retained 25% of the shares issued and outstanding of Jetlines and accounts for the investment in accordance with the equity method.

On September 11, 2024, Canada Jetlines Operations Ltd. filed an Assignment in Bankruptcy after finding that it would be unable to secure financing to continue with its Proposal under the Bankruptcy and Insolvency Act. BDO Canada Limited was assigned as Trustee of the bankrupt estate. Prior to bankruptcy, the Company held approximately 7% ownership of Jetlines. As a result of the filing, Jetlines shares were deemed to be worthless with its outstanding shares cancelled in accordance with its Proposal under the Bankruptcy and Insolvency Act.

The Company had provided a guarantee for one of their aircraft and as a result it settled a $1.3 million obligation with lessor of related aircraft during the year ended December 31, 2024, as recorded in current liabilities and non-operating expenses on the Company’s Consolidated Balance Sheet and Statement of Operations, respectively.

Related parties and related party transactions impacting the consolidated financial statements not disclosed elsewhere in these consolidated financial statements are summarized below and include transactions with the following individuals or entities.

As of December 31, 2024, amounts due to related parties include the following:

1.
GlobalX earned $39 thousand in 2024 and it was owed $0, respectively, in relation to flights flown and shared TRAX services with Jetlines, respectively.

2.
Jetlines earned approximately $1.2 million in 2024 and it was owed $0, respectively, in relation to flights flown by Jetlines for GlobalX.

On August 2 and December 21, 2023, the Company issued Secured Notes of $35.7 million with entity of which its executive remained elected as a member of the Board of Directors of the Company during the last annual shareholders meeting in December 2024.

Policies and Procedures for Related Party Transactions

Our Audit committee is responsible for developing and recommending to the Board for approval policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of Regulation S-K, as may be amended from time to time, and any other applicable requirements (the “Related Person Transactions Policy”). The Audit Committee is also responsible for review of the Related Person Transactions Policy at least annually and recommend to the Board for approval any changes to the Policy. Further the Audit Committee is responsible to oversee the implementation of and compliance with the Related Person Transactions Policy, including reviewing, approving or ratifying related person transactions, as appropriate pursuant to the Related Person Transaction Policy. The Audit Committee has not yet developed the Related Person Transaction Policy but it expects to do so in the near term.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 23,270,077 shares of our common stock that are issuable upon exercise of Company Warrants and the conversion of the Class A Non-Voting Common Stock into common stock.

All of the 23,270,077 shares of Common Stock to be offered hereby will be issued in reliance on the exemption from securities registration in the United States and any other country in which they were issued.

The Securities to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the OTCQB or any other market on which our Common Stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”.

No estimate can be given as to the amount or percentage of Securities that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Securities being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Securities listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Securities, and (3) the Selling Stockholders have sole voting and investment power with respect to all Securities beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of July 18, 2025, by the Selling Stockholders and the number of Securities being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the Securities for resale. The percentages in the following table reflects the Securities beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of July 18, 2025. As of such date, (1) 49,163,719 shares of common stock were outstanding, (2) 5,537,313 shares of Class A common stock were outstanding and (3) 9,776,423 shares of Class B common stock were outstanding.

Name	Shares of Common Stock Beneficially Owned Prior to the Offering of Shares for Resale (1)	Maximum Number of Number of Common Stock to be Offered for Resale Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After the Offering of Number for Resale	Percentage Beneficially Owned after the Offering
Red Oak Partners, LLC (2)	9,625,667	13,074,626	22,700,293	19.57%
Star V Partners LLC (3)(4)	-	857,000	857,000	1.73%
Strategic YieldCo LLC (5)	-	5,000,000	5,000,000	10.16%
Axar Credit Opportunity Fund 2023, LLC (3)(6)	-	800,000	800,000	1.62%
Blackwell Partners LLC - Series E (3)(7)	-	857,000	857,000	1.73%
Revol One Insurance Company (f/k/a Pavonia Life Insurance Company of Michigan) (3)(8)	-	1,252,715	1,252,715	2.47%
Axar QR Opportunistic Credit Fund LP (3)(9)	-	1,428,736	1,428,736	2.93%
Total:	9,625,667	23,270,077	32,895,744	40.26%

*Less than 1%

(1)
The Class A Non-Voting Common Stock is convertible into common stock on a 1-for-1 basis so long as such conversion does not result in such holder beneficially owning more than the Maximum Percentage.
(2)
Common Stock column includes the number of shares of Common Stock that may currently be acquired on the exercise of warrants to purchase 7,537,313 shares of Common Stock. The named party is the holder of (i) 9,625,667 shares of Common Stock; (ii) 5,537,313 shares of Class A Non-Voting Common Stock which Class A Non-Voting Common Stock may not be converted by the holder to the extent that, after giving effect to such conversion, the holder and its affiliates collectively would beneficially own in excess of 4.99% of the issued and outstanding common stock; and (iii) warrants to purchase 7,537,313 shares of Common Stock, which warrants may not be exercised by the holder to the extent that, after giving effect to such exercise, the holder and its affiliates collectively would beneficially own in excess of 4.99% of the issued and outstanding common stock. The shares of Common Stock, Class A Non-Voting Common Stock and warrants are beneficially held by Red Oak Partners, LLC (“Red Oak”) on behalf of The Red Oak Fund, L.P. and The Red Oak Long Fund, L.P. Each of Red Oak and David Sandberg, the managing member of Red Oak, may be deemed to have shared voting and dispositive power with respect to these shares of common stock of the Company. The address for Red Oak Partners, LLC is 40 SE 5th Street, Boca Raton, FL 33432.

(3)
Andrew Axelrod (“Axelrod”) serves as the sole member of Axar GP, LLC, a Delaware limited liability company (the “GP”), which is the general partner of Axar Capital Management L.P., a Delaware limited partnership, that serves as the investment manager (the “Investment Manager”) to certain funds and/or managed accounts (collectively, the “Axar Vehicles”), with respect to these warrants (and any common stock received upon exercise thereof) held by the Axar Vehicles. The Axar Vehicles include Star V Partners LLC, Axar Credit Opportunity Fund 2023, LLC, Blackwell Partners LLC - Series E, Revol One Insurance Company (f/k/a Pavonia Life Insurance Company of Michigan), and Axar QR Opportunistic Credit Fund LP. Axelrod is deemed to have sole voting and investment control over each Axar Vehicle. The address of Axar GP, LLC is 402 West 13th Street, Floor 5, New York, NY 10014.
(4)
857,000 shares of common stock being offered upon exercise of warrants.
(5)
5,000,000 shares of common stock being offered upon exercise of warrants. Cornerstone Trust Management Services LLC may be deemed to have voting and dispositive power with respect to these shares of common stock of the Company. The address for Cornerstone Trust Management Services LLC is 955 Keller Road, Suite 1500, Altamonte, FL, 32714 and the address of Strategic YieldCo LLC is 251 Little Falls Drive, Wilmington, DE 19808.

(6)
800,000 shares of common stock being offered upon exercise of warrants.
(7)
857,000 shares of common stock being offered upon exercise of warrants.
(8)
1,252,715 shares of common stock being offered upon exercise of warrants.
(9)
1,428,736 shares of common stock being offered upon exercise of warrants.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the Selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. Except as otherwise noted, none of the Selling Stockholders:

(1) has had a material relationship with us other than as a shareholder at any time within the past three years;

(2) has ever been one of our officers or directors; or

(3) is a broker-dealer or affiliate of a broker dealer.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby through the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
settlement of short sales;
•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any broker-dealer or agent regarding the sale of the securities by the Selling Stockholders. The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, the Company will file, if required by applicable law or regulation, a post-effective amendment to this registration statement disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of ordinary shares involved, (iii) the price at which such ordinary shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. A post-effective amendment disclosing such an agreement would require the suspension of sales by the Selling Stockholders until the post-effective amendment is declared effective. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Cozen O’Connor P.C. has passed upon the validity of the common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated balance sheets of Global Crossing Airlines Group Inc. for each of the two years ended December 31, 2024 and December 31, 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, have been audited by Rosenberg Rich Baker Berman P.A, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-276215 ) under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We make periodic filings and other filings required to be filed by us as a reporting company under sections 13 and 15(d).

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We also maintain a website at www.globalairlinesgroup.com. You may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Global Crossing Airlines Group Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Global Crossing Airlines Group, Inc. (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has limited operating history, and has a working capital deficit as of December 31, 2024, and these factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

March 6, 2025

We have served as the Company’s auditor since 2020.

GLOBAL CROSSING AIRLINES GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share quantities)

	December 31, 2024	December 31, 2023
Current Assets
Cash and cash equivalents	$12,345	$11,596
Restricted cash	1,698	6,080
Accounts receivable, net of allowance	6,678	10,181
Prepaid expenses and other current assets	2,142	2,552
Current assets held for sale	489	184
Total Current Assets	23,352	30,593
Property and equipment, net	10,308	5,525
Finance leases, net	27,489	4,108
Operating lease right-of-use assets	89,809	76,881
Deposits	11,552	12,506
Other assets	4,229	1,717
Total Assets	$166,739	$131,330
Current liabilities
Accounts payable	$12,568	$7,481
Accrued liabilities	20,418	17,465
Deferred revenue	8,903	9,896
Customer deposits	4,080	3,935
Current portion of long-term operating leases	16,479	13,650
Current portion of finance leases	3,434	599
Total current liabilities	65,882	53,026
Other liabilities
Note payable, net of debt issuance costs	29,729	29,175
Long-term operating leases	75,128	65,158
Long-term finance leases	25,182	3,292
Other liabilities	286	546
Total other liabilities	130,325	98,171
Total Liabilities	$196,207	$151,197
Commitments and Contingencies (Note 7)
Stockholders' Equity (Deficit)
Common Stock
$.001 par value; 200,000,000 authorized; 61,758,727 and 58,925,871 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	$60	$59
Additional paid-in capital	40,951	38,943
Retained deficit	(70,566)	(59,094)
Total Company's stockholders’ deficit	(29,555)	(20,092)
Noncontrolling interest	87	225
Total stockholders’ deficit	(29,468)	(19,867)
Total Liabilities and Deficit	$166,739	$131,330

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31, 2024	Year Ended December 31, 2023

Revenue	$223,751	$160,122
Operating Expenses
Salaries, Wages, & Benefits	67,787	54,057
Aircraft Fuel	23,828	29,476
Maintenance, materials and repairs	13,210	8,603
Depreciation and amortization	6,271	2,293
Contracted ground and aviation services	19,599	20,507
Travel	11,174	8,334
Insurance	6,189	5,009
Aircraft Rent	57,677	33,632
Other	19,144	14,079
Total Operating Expenses	$224,879	$175,990
Operating Loss	(1,128)	(15,868)
Non-Operating Expenses
Interest Expense	8,955	4,916
Loss in Canada Jetlines Operations Ltd.	1,300	-
Total Non-Operating Expenses	10,255	4,916
Loss before income taxes	(11,383)	(20,784)
Income tax expense	2	2
Net Loss	(11,385)	(20,786)
Net Income attributable to Noncontrolling Interest	87	225
Net Loss attributable to the Company	(11,472)	(21,011)
Loss per share:
Basic	$(0.19)	$(0.37)
Diluted	$(0.19)	$(0.37)
Weighted average number of shares outstanding	60,359,587	56,763,879

Fully diluted shares outstanding	60,359,587	56,763,879

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For The Twelve Months Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,385)	$(20,786)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	6,271	2,293
Credit losses	482	6
Loss on sale of property	—	136
Loss (gain) on sale of spare parts	173	(433)
Amortization of debt issue costs	649	902
Amortization of operating lease right of use assets	14,300	8,173
Share-based payments	1,680	2,465
Interest on finance leases	3,043	435
Changes in assets and liabilities:
Accounts receivable	3,241	(7,746)
Assets held for sale	(364)	1,666
Prepaid expenses and other current assets	410	(322)
Accounts payable	5,276	2,365
Accrued liabilities and other liabilities	2,104	17,153
Operating lease obligations	(14,430)	(7,928)
Other liabilities	(3,379)	242
Net cash provided by (used in) operating activities	8,071	(1,379)
CASH FLOWS FROM INVESTING ACTIVITIES
Deposits, deferred costs and other assets	(2,775)	(9,144)
Purchases of property and equipment	(7,218)	(4,042)
Net cash used in investing activities	(9,993)	(13,186)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on finance leases	(1,815)	(480)
Noncontrolling interest dividends paid	(225)	—
Proceeds on issuance of shares	329	1,872
Repayment of notes payables	—	(9,902)
Proceeds from note payable	—	35,290
Net cash (used in) provided by financing activities	(1,711)	26,780
Net (decrease) increase in cash, cash equivalents, and restricted cash	(3,633)	12,215
Cash, cash equivalents and restricted cash - beginning of the period	17,676	5,461
Cash, cash equivalents and restricted cash - end of the period	$14,043	$17,676
Non-cash investing and financing activities
Reclass of Property and equipment to offsets current assets held for sale and other current assets (insurance receivable)	$653	$-
Right-of-use (ROU) assets acquired through operating leases	$27,229	$57,101
Equipment acquired through finance leases	$26,619	$1,915
Note Payable reductions through accounts receivable from sale of Assets held for sale	$-	$145
Cash paid for
Interest	$8,137	$753

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except shares quantities)

	Common Stock Number of Shares	Amount	Additional Paid in Capital	Retained Deficit	Total	Noncontrolling Interest	Total

Beginning – January 1, 2023	53,440,482	$53	$30,774	$(38,083)	$(7,256)	$-	$(7,256)
Issuance of shares – warrants and options exercised	2,877,083	3	1,422	—	1,425	—	1,425
Warrants issued	—	—	3,838	—	3,838	—	3,838
Issuance of shares - share based compensation on RSUs	1,803,992	2	2,383	—	2,385	—	2,385
Issuance of shares - ESPP	804,314	1	526	—	527	—	527
(Loss) income for the period	—	—	—	(21,011)	(21,011)	225	(20,786)
Ending – December 31, 2023	58,925,871	$59	$38,943	$(59,094)	$(20,092)	$225	$(19,867)

	Common Stock Number of Shares	Amount	Additional Paid in Capital	Retained Deficit	Total	Noncontrolling Interest	Total
Beginning – January 1, 2024	58,925,871	$59	$38,943	$(59,094)	$(20,092)	$225	$(19,867)
Issuance of shares - share based compensation on RSUs	2,080,648	1	1,621	—	1,622	—	1,622
Issuance of shares - ESPP	752,208	—	387	—	387	—	387
Dividends declared to noncontrolling interest	—	—	—	—	—	(225)	(225)
(Loss) income for the period	—	—	—	(11,472)	(11,472)	87	(11,385)
Ending – December 31, 2024	61,758,727	$60	$40,951	$(70,566)	$(29,555)	$87	$(29,468)

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED December 31, 2024 and 2023

(In thousands, except share and per share data)

1. NATURE OF OPERATIONS AND GOING CONCERN

Global Crossing Airlines Inc. (the “Company” or “GlobalX”) was incorporated under the laws of British Columbia and continued as a Federal corporation pursuant to the Canada Business Corporations Act effective February 28, 2017. During the year ended December 31, 2020, the Company completed a business acquisition pursuant to which it acquired all of the issued and outstanding shares of Global Crossing Airlines, Inc. (“Global USA”), a Delaware corporation. For financial reporting purposes, the Company is considered a continuation of Global USA, the legal subsidiary, except with regard to authorized and issued common stock which is that of the Company, the legal parent. On December 22, 2020, the Company changed its jurisdiction of incorporation from the province of British Columbia, Canada to the State of Delaware. The U.S. Domestication was required for the Company to complete its charter licensing process and will also reflect the Company’s U.S.-business and operations. The Company’s principal business activity is providing passenger aircraft to customers through aircraft operating service agreements including, crew, maintenance, insurance (“ACMI”) and charter services “Charter” serving the US, Caribbean and Latin American markets. The Company’s shares trade on the CBOE Canada (the “Exchange” or “CBOE CA”) under the symbol “JET” and the OTCQB under the symbol “JETMF.”

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As of December 31, 2024, the Company had a working capital deficit of $42.5 million and retained deficit of $70.6 million. The Company began flight operations in August 2021. Without ongoing income generation or additional financing, the Company will be unable to fund general and administrative expenses and working capital requirements for the next 12 months. These material uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The Company is evaluating financing its future requirements through a combination of debt, equity and/or other facilities. There is no assurance that the Company will be able to obtain such financing or obtain them on favorable terms. The consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The consolidated financial statements include the accounts of the Company, and the following subsidiaries. All intercompany transactions and balances have been eliminated on consolidation. Certain reclassification and format changes have been made to prior year amounts to conform to the 2024 presentation.

Subsidiaries Name	Place of incorporation	Interest %	Principal activity
Global Crossing Airlines Holdings, Inc.	Delaware, United States	100% ownership by Global Crossing Airlines Group Inc	Holding company
Global Crossing Airlines, Inc	Delaware, United States	100% ownership by Global Crossing Airlines Holdings Inc	US 121 Charter company
GlobalX Travel Technologies, Inc	Delaware, United States	80% ownership by Global Crossing Airline Holdings Inc	Acquire and develop travel technology
UrbanX Air Mobility, Inc	Delaware, United States	100% ownership by Global Crossing Airlines Holdings Inc	Air Charter operator
Global Crossing Airlines Operations, LLC	Florida, United States	100% ownership by Global Crossing Airlines Inc	Operating Company
LatinX Air S.A.S.	Ecuador	100% ownership by Global Crossing Airlines Inc	Air Charter operator
GlobalX Air Tours, LLC	Florida, United States	100% ownership by Global Crossing Inc	Air Charter service
Charter Air Solutions, LLC	Montana, United States	80% ownership by the Global Crossing Airlines Holdings Inc.	Charter Broker

Investment in Top Flight:

On September 18, 2023, the Company acquired 80% of Charter Air Solutions, LLC ("Top Flight"). Top Flight was established on February 8, 2023 and had no significant transactions from the date of formation to the acquisition date. The balance sheet and operating activity of Top Flight are included in the Company's consolidated financial statements and we adjust the net income in our consolidated statement of operations to exclude the noncontrolling interests' proportionate share of results. We present the proportionate share of equity attributable to noncontrolling interests as equity within our Consolidated Balance Sheets. As of December 31, 2024, Top Flight figures did not materially impact the consolidated financial statements of the Company.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances at several financial institutions; at times, such balances may be in excess of insurance limits. The Company has not experienced any losses on these balances.

Restricted Cash

As of December 31, 2024 and 2023, restricted cash of $1.7 and $6.1 million, respectively, were being held by a financial institution as security for future flights.

Accounts Receivable

Accounts Receivable are recorded at the amount due from customers and do not bear interest. The Company determines its allowances for credit losses by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. During the years ended December 31, 2024 and 2023, the Company recorded $0.5 million and $6 thousand, respectively, of provision for allowance for credit losses. In addition, as of December 31, 2024 and 2023, the Company presented $0.6 million and $0.1 million, respectively, as allowance for credit losses net in Accounts Receivable on the Consolidated Balance Sheets.

Assets held for sale

Assets held for sale mostly consist of the purchased airframe parts from used Airbus 320 bearing manufacturer's serial number 2090 as completed on sales agreement entered on March 2, 2022. Assets held for sale are valued at the lower of the carrying amount or the net realizable value estimated at December 31, 2024. They were recorded at average cost and are expensed when sold, used or consumed. An allowance for obsolescence on aircraft airframe parts is recorded when impaired to reduce the carrying costs to lower of cost or net realizable value. The Company monitors resale values for its assets held for sale on a recurrent basis using various qualitative and quantitative matters including analysis of current sales, estimates obtained from outside vendors, physical counts, internal discussions, among others. As of December 31, 2024, the Company did not identify items that were obsolete and recorded a $0 allowance for obsolete items on the Consolidated Balance Sheet.

Intangible Assets

The Company entered in an agreement on September 21, 2023, to invest $0.5 million in the purchase 54,000 carbon offsets from Karbon-X to be paid monthly over 36 months from October 1, 2023, to September 1, 2026. Carbon offsetting involves compensating for carbon emissions by investing in projects that reduce or remove an equivalent amount of greenhouse gases from the atmosphere. This initiative aligns with the Company's goal to balance its carbon footprint and contribute to environmental sustainability through supporting various projects such as renewable energy initiatives and afforestation programs. The carbon offsets intangibles were initially measured at cost and carried at cost less any accumulated amortization.

During the year ended December 31, 2024, in a shift of Company’s strategy, the Company decided to cancel the Karbon-X project, and thus the purchase of the remaining unpaid 36,000 carbon offsets. As a result, during the year ended December 31, 2024, the Company adjusted intangible asset cost and related liabilities for $0.3 million. No cost was incurred because of the cancellation of the carbon offsets.

As of December 31, 2023, the Company had $0.4 million of intangible asset cost and accumulated amortization of $38 thousand, which is presented in the “Deposits and Other Assets” on the Consolidated Balance Sheet.

Lessor Maintenance Deposits

GlobalX’s aircraft lease agreements provide that GlobalX pay maintenance reserves monthly to aircraft lessors to be held as collateral in advance of major maintenance activities required to be performed by Global. Maintenance reserve payments are either fixed, or variable based on actual flight hours or cycles. These lease agreements provide that maintenance reserves are reimbursable to GlobalX upon completion of the maintenance event in an amount equal to the lesser of (1) the amount of the maintenance reserve held by the lessor associated with the specific maintenance event or (2) the qualifying costs related to the specific maintenance event.

Maintenance reserve payments that are expected to be recoverable via reimbursable expenses will be reflected as Lessor Maintenance Deposits on the accompanying Consolidated Balance Sheets. As of December 31, 2024 and 2023, Lessor Maintenance Deposits totaled $2.1 million and $0.9 million, respectively, and are included in Prepaid expenses and other current assets and Other assets in the Consolidated Balance Sheets.

Heavy Maintenance

The Company accounts for heavy maintenance costs for airframes and engines using the deferral method. Under this method, expense recognition of scheduled heavy maintenance events is deferred and amortized over the estimated period until the next scheduled heavy maintenance event is required. During the year ended December 31, 2024, the Company incurred amortization expense of $1.1 million with respect to heavy maintenance costs and had $2.9 million in deferred maintenance costs as of December 31, 2024. During the year ended December 31, 2023, the Company incurred amortization expense of $0.8 million with respect to heavy maintenance costs and had $1.7 million in deferred maintenance costs as of December 31, 2023.

Property & Equipment

Property and equipment are recorded at cost at the Acquisition Date and depreciated on a straight-line basis to an estimated residual value over their estimated useful lives or lease term, whichever is shorter, as follows:

Leasehold Improvements, Aircraft, other	1-10 years (or life of lease, if shorter)
Office and Ground Equipment	5 years
Computer Hardware and Software	3-5 years
Property and Equipment under Finance Leases	5-30 years (or life of lease, if shorter)
Rotable Parts	Average remaining life of aircraft fleet, currently estimated to be 53 months

Modifications that enhance the operating performance or extend the useful lives of leased airframes are considered leasehold improvements and are capitalized and depreciated over the economic life of the asset or the term of the lease, whichever is shorter.

The components of property and equipment, net are as follows:

	December 31,
	2024	2023
Rotable Parts	$6,657	$3,069
Computer Hardware and Software	1,303	1,477
Leasehold Improvements, Aircraft, Other	2,880	972
Office and Ground Equipment	1,289	634
Less: Accumulated Depreciation	(1,821)	(627)
Total Property and Equipment, Net	$10,308	$5,525

During the years ended December 31, 2024 and 2023, depreciation of property and equipment was $1.8 million and $0.9 million, respectively.

Equity Investments

Investments in partnerships and less-than-majority owned subsidiaries in which the Company does not have control but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method of accounting. The equity method investments are included in the accompanying Balance Sheets with Deferred Costs and Other Assets. The Company’s share of earnings or losses from these investments is shown in the accompanying Consolidated Statements of Operations in Other Expense. Equity method investments are initially recognized at cost. The carrying amount of the equity investment is adjusted at each reporting period by the percentage of any change in its equity corresponding to the Company’s percentage interest in these equity affiliates. The carrying costs of these investments are also increased or decreased to reflect additional contributions or withdrawals of capital. Any difference in the book equity and the Company’s pro-rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

Evaluation of Long-Lived Assets

Long-lived assets are evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows are less than its carrying value. The amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third- party independent appraisals, as considered necessary. No impairment losses were recognized during the years ended December 31, 2024 and 2023.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”) which establishes financial accounting and reporting standards for stock-based employee compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument.

The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Estimating fair value for granted stock options and compensatory warrants requires determining the most appropriate valuation model which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the option or warrant, volatility, dividend yield, and rate of forfeitures and making assumptions about them.

Estimating fair value for granted restricted share units requires estimating the number of awards likely to vest on grant and at each reporting date up to the vesting date. The estimated forfeiture rate is adjusted for actual forfeitures in the period.

Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in the Consolidated Statements of Operations.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets and liabilities based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets and liabilities will not be realized. The ultimate realization of deferred tax assets and liabilities is dependent upon the generation of future taxable income. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets or liabilities, and deferred income tax provisions or recoveries could be affected.

Leases

Lease classification is evaluated by the Company at lease commencement and when significant amendments are executed. The Company's leases generally do not provide a readily determinable implicit rate; therefore, the Company estimates the incremental borrowing rate to discount lease payments based on information available at lease commencement. The lease term consists of the noncancellable period of the lease and periods covered by options to extend the lease if the Company is reasonably certain to exercise the option. For leases of 12 months or less, the Company expenses lease payments on a straight-line basis over the lease term.

Operating Lease Right-of-Use Asset and Liabilities

For all operating leases with a term greater than 12 months, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date based on the estimated present value of future minimum lease payments, which includes certain lease and non-lease components, over the lease term. Operating Lease Right-of-use Assets and Operating Lease Obligations have their own lines on the Consolidated Balance Sheets.

Finance Leases

Finance leases are initially recorded at the net present value of future minimum lease payments, which includes certain lease and non-lease components. Finance leases generally have one of these five attributes: 1) ownership of the underlying asset transfers to the Company at the end of the lease term, 2) the lease agreement contains a purchase option that the Company is reasonably certain to exercise, 3) the lease term represents the major part of the asset’s economic life, 4) the present value of lease payments over the lease term equals or exceeds substantially all of the fair value of the asset, and 5) the underlying asset is so specialized in nature that it provides no alternative use to the lessor after the lease term. Finance Lease Assets are presented separately on the Consolidated Balance Sheets. The Company depreciates Finance Lease Assets consistent with its useful life policy presented in the property & equipment table above.

Leased Aircraft Return Costs

The Company's aircraft lease agreements often contain provisions that require the Company to return aircraft airframes, engines, and other aircraft components to the lessor in a certain condition or pay an amount to the lessor based on the airframe and engine's actual return condition. Lease return costs are recognized beginning when it is probable that such costs will be incurred, and they can be estimated. The Company assesses the need to accrue lease return costs periodically throughout the year or whenever facts and circumstances warrant an assessment. When costs become both probable and estimable, lease return costs are expensed as a component of Aircraft Rent expense on the Consolidated Statements of Operations.

In addition, the Company leases office space under a month-to-month agreement. For leases with terms greater than 12 months, including renewal options when appropriate, we record the related right-of-use asset and lease liability as the present value of fixed lease payments over the lease term.

Customer Deposits

Customer Deposits represent money we receive from our customers as a security deposit for their contract. The money will either be returned to the customer at the end of the contract or used for payment of any unpaid invoices/debts the customer has during the contract term.

Deferred Revenue

Deferred Revenue represents revenue prepayments. Customers pay in advance of their flights and the funds are held as Deferred Revenue until the flight takes place. Charter customers typically pay a 10% deposit upon signing a contract and the remainder 30 days before the flight. If the contract is signed less than 30 days from the date of the flight, the entire amount is collected upon signing. ACMI customers typically pay 1 week in advance other than the government contracts which pay approximately 2 weeks in arrears.

Revenue Recognition

The Company generates operating revenues by providing passenger aircraft outsourcing services to customers on a Charter and ACMI basis, in exchange for guaranteed minimum revenues at predetermined levels of operation for defined periods of time. The Company also generates other operating revenue from chargebacks related to charter costs including but not limited to fuel, airport fees, navigation fees, and ground handling. Furthermore, the Company also earns other operating revenue from cancellation of flights from customers.

Our performance obligations under Charter contracts involve the provision of passenger aircraft charter services to customers, including various US Government agencies, brokers, freight forwarders, direct shippers, airlines, college sports teams and fans, and private charter customers. Our obligations are for one or more flights based on a specific origin and destination. The Company typically bears all direct operating costs for charters, which include fuel, insurance, landing and navigation fees, and most other operational fees and costs. The time interval between when an aircraft departs the terminal until it arrives at the destination terminal is measured in hours and called “Block Hours.” Revenue from Charter contracts is typically recognized over time as the services are performed based on Block Hours operated on behalf of a customer. Payment terms and conditions vary by charter contract, although the vast majority of contracts require payment in advance of the services being provided. Since advance payments are typically made shortly before the services are performed, such payments are not considered significant financing components.

Our performance obligations under ACMI contracts involve outsourced passenger aircraft operating services, including the provision of an aircraft, crew, maintenance and insurance. ACMI contracts generally provide for the transfer of the benefits from these performance obligations on a combined basis through the operation of the aircraft over time. Customers assume fuel, demand and price risk. Generally, customers are also responsible for landing, navigation and most other operational fees and costs. When we act as an agent for costs reimbursed by customers, such reimbursed amounts are recorded as Operating Revenue, net of the related costs, when the costs are incurred. When we are responsible for any of these costs, such reimbursed amounts are recorded as Operating Revenue and the costs are recorded as Operating Expenses as incurred.

Revenue from ACMI contracts is typically recognized over time as the services are performed based on Block Hours operated on behalf of a customer during a given month.

Other operating revenue is typically recognized over time as the services aforementioned are provided to customers. Related to the cancellation fees, these are earned from customers and recognized in the period for which the operations were scheduled.

Segment Reporting

In accordance with FASB ASC Topic 280, Segment Reporting, the Company has determined that it conducts its business through one reportable and one operating segment by providing charter customized, non-scheduled passenger and cargo air transport services with narrow-body Airbus A320 and A321 family aircraft. The financial results of the Company’s operations are managed and reported to the President and Chief Financial Officer (CFO), who together are considered the Company’s chief operating decision maker (CODM), who review financial information presented on a consolidated basis, accompanied by disaggregated information about our revenue, for purposes of making operating decisions, assessing financial performance and allocating resources. Net income (loss) is our primary measure of profit or loss, as presented on our Consolidated Statements of Operations. The CODM is not provided asset information by reportable segment as asset information is provided to the CODM on a consolidated basis.

3. EQUITY INVESTMENTS

Investment in Canada Jetlines Operations Ltd.:

On June 28, 2021, the Company completed the spin-out pursuant to the Arrangement under which the Company transferred 75% of shares of Jetlines to GlobalX shareholders. At that time, GlobalX retained 25% of the shares issued and outstanding of Jetlines and accounts for the investment in accordance with the equity method.

On September 11, 2024, Canada Jetlines Operations Ltd. filed an Assignment in Bankruptcy after finding that it would be unable to secure financing to continue with its Proposal under the Bankruptcy and Insolvency Act. BDO Canada Limited was assigned as Trustee of the bankrupt estate. Prior to bankruptcy, the Company held approximately 7% ownership of Jetlines. As a result of the filing, Jetlines shares were deemed to be worthless with its outstanding shares cancelled in accordance with its Proposal under the Bankruptcy and Insolvency Act.

The Company had provided a guarantee for one of their aircraft and as a result it settled a $1.3 million obligation with lessor of related aircraft during the year ended December 31, 2024, as recorded in current liabilities and non-operating expenses on the Company’s Consolidated Balance Sheet and Statement of Operations, respectively.

4. DEFERRED FINANCING FEES AND DEBT ISSUANCE COSTS

In relation to the Company’s Subscription Agreement pursuant to which the Company sold $6.0 million of its note (Note 12) the Company capitalized $2.2 million of debt issuance costs. These costs are initially capitalized on the consolidated balance sheet as debt issuance costs and amortized to interest expense using the effective interest method. In addition, the Company paid the $6.0 million of Note Payable plus accrued interest due for Subscription Agreement. As a result, the Company expensed the full outstanding amount capitalized as debt issuance costs of $0.9 million during the year ended December 31, 2023.

On the new $35.0 million Subscription Agreement, the Company also capitalized $6.9 million of debt issuance costs. These costs are also initially capitalized on the Consolidated Balance Sheets as debt issuance costs, net of Note Payable and amortized to interest expense using the effective interest method. The Company amortized $0.6 million and $0.2 million of the related debt issuance costs during the years ended December 31, 2024 and 2023, respectively. In addition, as of December 31, 2024 and 2023, debt issuance costs totaled $6.0 million and $6.6 million, respectively, and are included in Note Payable, net of debt issuance costs in the Consolidated Balance Sheets.

5. LEASES

As of December 31, 2024, and 2023, the Company operated 18 and 14 leased aircraft, respectively, which are accounted for under operating lease agreements with ranging terms of 10 months to 10 years. Leases with an initial term of 12 months or less will be recognized in the Consolidated Statements of Operations on a straight-line basis over the lease term. These leases primarily relate to the Company’s lease agreements for the month-to-month agreement for office space and leases for office equipment.

For operating leases with terms greater than 12 months, including renewal options when appropriate, we record the related right-of-use asset and lease liability as the present value of fixed lease payments over the lease term.

In addition, the aircraft lease requires the Company to make maintenance reserve payments to cover the cost of major scheduled maintenance for the aircraft. These payments are generally variable as they are based on utilization of the aircraft, including the number of flight hours flown and/or flight departures, and are not included as minimal rental obligations.

On October 14, 2021, the Company entered into a lease agreement for one Airbus A321 converted freighter. The ten-year lease term commenced on January 23, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 120 months, plus supplemental rent for maintenance of the aircraft.

On June 21, 2022, the Company entered into a lease agreement for one A321F cargo aircraft. The eight-year lease term commenced on August 1, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 94 months, plus supplemental rent for maintenance of the aircraft.

On December 14, 2022, the Company entered into a lease agreement for one A319 passenger aircraft. The two-year lease term commenced on August 18, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 24 months, plus supplemental rent for maintenance of the aircraft.

On January 27, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The six-year lease term commenced on April 21, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 72 months, plus supplemental rent for maintenance of the aircraft.

On May 22, 2023, the Company entered into a lease agreement for a commercial property warehouse. The five-year lease term commenced on June 1, 2023. Under the agreement, the Company will pay the lessor variable monthly rents increasing once every year for 62 months, plus estimated expenses for insurance, utilities, taxes, management fees and other operating expenses.

On June 16, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The four-year lease term commenced on November 13, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 48 months, plus supplemental rent for maintenance of the aircraft.

On August 8, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The three-year lease commenced on September 3, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 36 months, plus supplemental rent for maintenance of the aircraft.

On September 8, 2023, the Company entered into a lease agreement for one A321F cargo aircraft. The eight-year lease term commenced on October 6, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 96 months, plus supplemental rent for maintenance of the aircraft.

On November 17, 2023, the Company signed a lease agreement for one A321 passenger aircraft and paid commitment fees to the lessor. The lease will commence upon aircraft delivery which is expected to be in 2025 and will run through 24 months from delivery date. In addition to basic rent due, the Company will pay the lessor supplemental rent for maintenance of the aircraft.

On November 20, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The seven-year lease term commenced on February 9, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 86 months, plus supplemental rent for maintenance of the aircraft.

On December 22, 2023, the Company entered into a lease agreement for one A321F cargo aircraft. The ten-year lease commenced on March 8, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 120 months, plus supplemental rent for maintenance of the aircraft.

On January 19, 2024, the Company entered into a lease agreement for one A320 passenger aircraft. The one-year lease commenced on July 9, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 16 months, plus supplemental rent for maintenance of the aircraft.

On April 16, 2024, the Company entered into a lease agreement for one A320 passenger aircraft. The six-year lease commenced on April 17, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 72 months, plus supplemental rent for maintenance of the aircraft.

The Company reviewed the operating leases for extension options that may be reasonably certain to be exercised and then would become part of the right-of-use assets and lease liabilities. On December 21, 2022, and October 10, 2023, the Company signed extensions for two aircraft extending their lease terms for an additional 60 and 15 months from original ending date of June 1, 2023, and October 1, 2023, to May 31, 2028, and December 31, 2024, respectively. In addition, on March 27, 2024 an additional extension was signed to extend aircraft lease term for an additional 74 months from previous extended ending date of December 31, 2024 to February 28, 2031. Terms of extensions were agreed solely to grant the Company the right to use the asset for the related additional time including no changes in payment rent. As such, extension was accounted as a modification of lease in accordance with ASC 842 rather than as a new contract and the Company remeasured at modification date the following: Right-of-use asset, lease liability, discount rate, lease term and classification. In addition, as of March 31, 2024, the Company signed a lease agreement to convert one of its lease passenger aircraft with lease term ending on November 1, 2024, into an Aircraft Freighter at lessor's expense. The new lease is contingent on a successful conversion from induction date of November 1, 2024, and can take up to a year. Among terms agreed includes commitment fees paid to lessor and also no basic and supplemental rent shall be payable while the Aircraft undergoes conversion during the period commencing on the conversion induction date and ending on the conversion redelivery date. The Company expects to record a new lease on the acceptance of redelivery date, which is the date the lessee will have access to the leased asset. Furthermore, on August 1, 2024, the Company signed a new lease to extend one A320 passenger aircraft for a lease term of an additional 93 months from original ending date of November 15, 2023. Terms of extension included contingencies on lessor of timely deliveries of repairs on engines and incremental increases in monthly basic rents throughout the lease. As such, extension was accounted as a new lease in accordance with ASC 842 from a new contract and the Company recorded at lease commencement date a new Right-of-use asset and lease liability.

For the year ended December 31, 2024, we had 46 aircraft support equipment capitalized within our Consolidated Balance Sheet with useful lives between 1 and 30 years. All aircraft support equipment were financed through finance and operating leases with terms between 1 and 7 years. Related right-of-use assets and lease liabilities are recorded at the present value of fixed lease payments over the lease term. Amortization of the equipment under finance and operating leases is on a straight-line basis over the lease term and is included in Depreciation and amortization in our Consolidated Statement of Operations. Residual values for equipment are estimated to be from 0% to 77%. Some of our finance leases include optional renewal periods. Generally, we do not consider any additional renewal periods to be reasonably certain of being exercised, as the initial lease term of the related lease is for all or most of the useful life of the equipment and thus renewal periods are not included in the lease term, nor any related payments are reflected in the finance lease assets and finance lease liabilities.

The following table presents lease costs related to the Company’s finance and operating leases in thousands:

	For The Year Ended December 31,
	2024	2023
Finance lease cost
Amortization of leased assets	$3,238	$530
Interest of lease liabilities	3,043	435
Operating lease cost
Operating lease cost (1)	25,517	8,173
Short-term lease cost (2)	1,516	1,316
Total lease cost	33,314	10,454

(1) Expenses are classified within Aircraft Rent on the Company's Consolidated Statements of Operations.

(2) Expenses are classified within Other on the Company's Consolidated Statements of Operations.

The Company uses the rate stated in the lease to discount lease payments to present value. In the event the leases do not provide a readily determinable implicit or stated rate, the Company estimates the incremental borrowing rate to discount lease payments based on information available initially at adoption and at lease commencement going forward, taking into consideration recent debt issuance as well as publicly available data for instruments with similar characteristics. The table below presents lease terms and discount rates related to the Company's finance and operating leases:

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term
Operating leases	5.92 years	6.14 years
Finance leases	6.34 years	5.22 years
Weighted-average discount rate
Operating leases	13.96%	13.03%
Finance leases	14.76%	12.53%

The table below presents cash and non-cash activities associated with our leases in thousands:

	For The Year Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14,430	$7,928
Operating cash flows from finance leases	3,043	435
Financing cash flows from finance leases	1,815	480

Future minimum lease payments under finance and operating lease liabilities in thousands with initial terms in excess of one year are as follows:

	Finance Leases	Operating Leases
2025	7,337	27,835
2026	7,342	24,474
2027	7,163	22,016
2028	6,484	16,232
2029	6,217	13,820
2030 and thereafter	8,663	30,592
Total minimum lease payments	43,206	134,969
Less amount representing interest	(14,590)	(43,362)
Present value of minimum lease payments	28,616	91,607
Less current portion	(3,434)	(16,479)
Long-term portion	$25,182	$75,128

We also lease office space and office equipment for our headquarters, airport facilities, and certain airport gate facilities and maintenance facilities on a month-to-month basis. Amounts for leases that are on a month-to-month basis are not included as an obligation in the table above.

6. COMMITMENTS AND CONTINGENCIES

The Company has contractual obligations and commitments primarily with regard to management and development services, lease arrangements, and financing arrangements.

On January 4, 2024, the Company entered into a premium finance agreement with a financial institution to finance a 12-month hull insurance policy for its aircraft. The Company financed $4.6 million of the total premium amount of $5.0 million at a rate of 6.88% interest. The down payment of $0.6 million and the first monthly installment was paid at time of signing.

On January 13, 2023, the Company entered into a premium finance agreement with a financial institution to finance a 12-month hull insurance policy for its aircraft. The Company financed $3.6 million of the total premium amount of $4.1 million at a rate of 5.45% interest. The down payment of $0.4 million was paid at time of signing.

On August 11, 2023 Global Crossing Airlines in combination with Top Flight Charters and its minority interest member filed a lawsuit in the United States District Court Southern District of Florida against Shorts Travel Management, Inc (Shorts) and STM Charters, Inc. seeking (1) to have an old non-solicit agreement signed by Top Flight' minority interest member to be declared invalid, (2) a declaration that Shorts alleged trade secrets do not exist and (2) damages arising from the Shorts defamation per se based on numerous false statements made by Shorts in the marketplace. On October 4, 2023, Shorts responded in court by denying the claims made and countersued all parties for breach of contract and theft of trade secrets. This case was settled with no financial impact to GlobalX.

The Company is subject to various legal proceedings in the normal course of business and records legal costs as incurred. Management believes these proceedings will not have a materially adverse effect on the Company.

7. CAPITAL COMMITMENTS

GEM Global Yield LLC SCS

The Company entered into an agreement with GEM Global Yield LLC SCS ("GEM"), the private alternative investment group to provide the Company with up to CND $100.0 million over a 36-month term following the closing of the Transaction (the “Facility”). The initial CAD $100.0 million is in the form of a capital commitment that allows the Company to draw down funds during the 36-month term by issuing shares to GEM (or such persons as it may direct) and subject to share lending arrangement(s) being in place. The purchase price of the shares to be sold is set at (i) 90% of the recent average daily closing price of the Company’s common stock on the TSX Venture Exchange or (ii) the floor price set by the company for each drawn down. The Company is not permitted to make a draw-down request in an amount that exceeds (i)1000% of the average daily trading volume of the Company’s stock for the 15 trading days preceding the draw-down date or (ii) 90% of the closing price on the trading day immediately prior to the issue or the relevant draw down notice and then added to the aggregate purchase price of all the common shares subscribed for pursuant to all prior closings would not exceed the total facility. GEM may accept or reject such drawn down notice based on various conditions described in the agreement. On July 8, 2020 the TSX Venture Exchange provided approval for the Facility.

The Company entered into a promissory note to pay GEM Yield Bahamas Limited a fee equal to two percent (2%) of the aggregate purchase price, being $2.0 million CAD ($1.4 million USD). The fee is payable, whether or not any draw down notices have been delivered, as follows: the first 25% of the fee shall be paid within 12 months from the date of the agreement; an additional 25% of the fee shall be paid within 18 months from the date of the agreement and the rest of 50% of the fee shall be paid within 24 months from the date of this agreement. The note bears interest at 5 percent above the base rate of Barclays Bank PLC as per the promissory note. The note was recorded as a deferred finance cost on the consolidated balance sheet.

In addition, on July 10, 2020, pursuant to the terms of the Facility, the Company issued 2,106,290 warrants to GEM exercisable at a price of CAD $0.50 per share until May 4, 2023. The initial fair value of the warrants was recorded as prepaid financing fee in the amount of $1.4 million. On June 28, 2021, GEM and the Company agreed to adjust the terms of the warrants. Under the adjustment agreement, the exercise price of the warrants was changed from CAD $0.50 per share to USD $0.39 per share. In addition, the number of warrants granted was adjusted due to the Arrangement Agreement (Note 1) under which the Company transferred 75% of the shares of Jetlines to shareholders of the Company. Accordingly, the number of warrants was adjusted from 2,106,290 to 2,182,553. The warrants were remeasured at the adjustment date using the Monte Carlo pricing model, assuming an expected life of 1.85 years, a risk-free interest rate of 0.22%, an expected dividend rate of 0.00%, stock price of $2.03 and an expected annual volatility coefficient of 74.7%.

On October 1, 2021, GEM Global Yield LLC SCS ("GEM"), filed initial pleadings in the Supreme Court of the State of New York, County of New York, claiming the Company breached the share subscription agreement between the parties by failing to pay a $0.5 million fee due on May 4, 2021. GEM requested repayment in full of the CAD $2.0 million promissory note issued by the Company to GEM plus accrued interest and costs and expenses related to collection. On January 18, 2023, the Court granted summary judgment in favor of GEM. On March 29, 2023, Global Crossing Airlines and GEM entered a final settlement which included a payment plan for the $2.0 million CAD free of interest and costs and expenses related to collection over nine months plus the extension of the agreement for 12 months. Upon final payment GEM agrees to file a satisfaction of judgment in County of New York, effectively settling this issue. GlobalX made payments due per final settlement and the Company had no outstanding balance as of December 31, 2023. In addition, the Company expensed the full outstanding amount capitalized as deferred financing costs of $2.8 million as of December 31, 2023.

On March 4, 2024, Global Crossing Airlines and GEM decided to extend the length of the Facility by 12 months and the new expiration date is March 4, 2025.

8. INCOME TAXES

The Company’s effective tax rate for the years ended December 31, 2024 and 2023 was 0%. The effective tax rate represents a blend of federal and state taxes and includes the impact of certain nondeductible items.

The following table summarizes the significant components of the provision for income taxes from continuing operations:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Federal:
Current	$—	$—
Deferred	(2,126)	(4,215)
State:
Current	2	30
Deferred	(255)	(690)
Change in valuation allowance	2,381	4,877
Total income tax provision	$2	$2

The income tax provision differs from that computed at the federal statutory corporate tax rate as follows:

	For the Year Ended December 31,2024	For the Year Ended December 31, 2023
Expected provision at Federal statutory tax rate	21.00%	21.00%
State tax expense, net of Federal benefit	2.17%	3.17%
Change in valuation allowance	(20.80)%	(23.35)%
Permanent difference	(2.05)%	(0.73)%
Other	(0.34)%	(0.24)%

Total	(0.02)%	(0.15)%

The following table summarizes the significant components of the Company’s deferred taxes:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Deferred tax assets (liabilities):
Net operating loss	$13,109	$12,090
Share based compensation	248	472
Disallowed interest	3,770	1,573
Allowance for doubtful accounts	141	23
Lease accounting	138	304
Unrealized Loss	14	14
Depreciation	(1,501)	(938)
Total deferred tax assets (liabilities)	$15,919	$13,538

Less valuation allowance	(15,919)	(13,538)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2024 and 2023, the Company has net operating losses available for deduction against future taxable income of $54 million and $49 million, respectively. The net operating losses do not expire and may be carried forward indefinitely. The amount of state NOLs available equals the amount of federal NOLs.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which the temporary differences become deductible. Management considers the scheduled reversal of the liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. It was concluded on a more-likely-than-not basis that the Company’s deferred tax assets were not realizable as of December 31, 2024. Accordingly, a valuation allowance of $15.9 million has been recorded to offset these deferred tax assets. The change in valuation allowance for the year ended December 31, 2024 from 2023 was an increase of $2.4 million.

The Company recognizes the consolidated financial statement effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. If applicable, the Company reports both accrued interest and penalties related to unrecognized tax benefits as a component of Income Tax Expense in the Consolidated Statements of Operations.

The Company files income tax returns in the United States and the States of Florida, California, Georgia, Indiana, Kentucky, New Jersey, New York, Texas, Virginia, North Carolina, Pennsylvania, and Tennessee. In the normal course of business, the Company is subject to potential income tax examination by the federal and state tax authorities in these jurisdictions for tax years that are open under local statute. For U.S. federal and state income tax purposes, the Company’s 2021, 2022 and 2023 tax returns remain open to examination.

9. FAIR VALUE MEASUREMENTS

Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Under GAAP, there are three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices for identical assets or liabilities in active markets.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2024 and 2023, the Company's assets' and liabilities' carrying values approximate to their fair values.

10. WARRANTS

On August 2, 2023, the Company issued 10,000,000 warrants with $1.00 exercise price in connection with the financing arrangement entered into with Secured Notes. The warrants allow the holder to purchase common stock at an exercise price equal to $1.00 per share at any time on or after their issuance date and on or prior to June 30, 2030. At time of issuance, the Company determined that the warrants had a fair value of $4.3 million and required classification as equity. On December 21, 2023, the total warrants increased by 142,874 warrants with an exercise price of US$1.00 per warrant in connection with Secured Notes amendment as described on footnote 11. The additional warrants had an estimated fair value of approximately $8 thousand and they were classified as equity in the Consolidated Balance Sheets as of December 31, 2023 and 2024.

The fair value of the warrants were measured using the Monte Carlo pricing model. Significant inputs into the model as of August 2, 2023 are as follows:

Monte Carlo Assumptions	August 2, 2023

Exercise price	$1.00
Warrant expiration date	June 30, 2030
Stock price	$0.85
Interest rate (annual) (1)	4.21%
Volatility (annual) (2)	50.0%
Remaining term (years)	6.91
Annualized dividend yield (3)	0%

11. NOTE PAYABLE

On January 27, 2023, the Company announced an up to $5.0 million loan (the "Loan") with a key investor to provide working capital and additional liquidity to support GlobalX’s rapidly growing operations. The net proceeds of the Loan will be used to further the business objectives of the Company and to secure additional aircraft for charter operations.

The terms of the promissory note (the "Note") issued in connection with Loan include:

•
a maturity date of 6 months from the date of issuance (the “Maturity Date”) and the principal amount of the Note, together with any
•
accrued and unpaid interest, will be payable on the Maturity Date;
•
the Note bears interest at the rate of 20% per annum, accruing monthly and payable on the Maturity Date;
•
the principal amount of the Note will be advanced in two tranches of $2.5 million each. The first tranche was advanced within one business day and the second tranche will be advanced after the Company delivers a draw down notice, but subject to the lender receiving internal approval for the second tranche; and
•
the Note is unsecured, is not convertible and provides for no warrants.

As of December 31, 2023, the Company received $2.5 million from the loan and this balance was paid off in connection with the new $35.0 million secured notes closed on August 2, 2023. In addition, proceeds from these notes were used to pay pre-existing Subscription Agreement of $6.0 million and the outstanding balance related to debt costs and discounts of approximately $945 thousand was written off.

On August 2, 2023, the Company closed the placement of $35 million senior secure notes due 2029.

The terms of the senior secure notes include:

•
a term of 6 years and maturity date of June 30, 2029; with no principal payments due until maturity date;
•
the notes bear interest at a fixed rate of 15% per annum and include an upfront fee of 2% of the principal payment;
•
the Company is permitted to prepay all (but not less than all) of the notes beginning on July 1, 2025 subject to a redemption premium of: (i) 7.5% of the principal to be redeemed on or prior to August 2, 2026, (ii) 5.0% of the principal to be redeemed after August 2, 2026, or on or prior to August 2, 2027, (iii) 2.5% of the principal to be redeemed after August 2, 2027, or on or prior to August 2, 2028, (iv) 0% of the principal to be redeemed after August 2, 2028;
•
the investors will be issued 10 million warrants, each exercisable into one share of Class A common stock at an exercise price of $1.00 per share, with such warrants expiring on June 30, 2030;
•
each of the Company's material subsidiaries will guarantee the notes;
•
the notes and the related guarantees will be secured by a lien on substantially all of the property and assets of the Company and the guarantors of the notes.
•
financial covenants requirements as follows: minimum adjusted EBITDA of (i) $5,000,000 for the fiscal year ended December 31, 2023, (ii) $15,000,000 for the fiscal year ended December 31, 2024 and (iii) $25,000,000 for the fiscal year ended December 31, 2025;
•
minimum liquidity of $5,000,000 measured at each quarter end;
•
collateral substantially of all the Company's assets.

The Company determined that the terms of the warrants issued in the financing require the warrants to be classified as equity. Accordingly, upon issuance, the Company allocated and recorded debt issuance costs of $3.8 million related to warrants based on the relative fair value of the debt instrument along with a corresponding credit to additional paid in capital. As the warrants are classified as equity warrants the Company will not remeasure the warrants each accounting period.

The debt issuance costs resulting from the warrants along with other direct costs of the financing will be amortized to interest expense using the effective interest method. See footnote 10 of the Company's consolidated financial statements for more details of warrants.

On December 21, 2023, the Company, and the senior secure notes due 2029 purchasers amended the original placement of $35 million senior secure notes due 2029 for the sale of an additional $5M senior secure notes due 2029 to original purchasers and the total warrants increased by 142,874 warrants with an exercise price of US$1.00 per warrant. The net proceeds from the sale of the additional notes will be used to repurchase $4.3M principal amount of senior secure notes due 2029 from an original purchaser plus payment of accrued interest due of $251 thousand, with the balance expected to be used for general corporate purposes, including the transaction expenses and deposits to expand its current fleet of aircraft. No other substantial modification to the terms of the original $35 million senior secure notes due 2029 was made in the issuance of the additional notes.

Notes Payable is comprised of the following:

	2024	2023
Subscription Agreement	$35,684	$35,684
Less unamortized debt issuance costs, noncurrent	(5,955)	(6,509)
Total carrying amount	29,729	29,175
Less current maturities	—	—
Total long-term Note Payable	$29,729	$29,175

12. SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED

The Company has authorized share capital of 200,000,000 shares of common stock, par value $0.001 per share.

On July 12, 2021 the Company completed a share capital reorganization creating a new class of shares, Class B non-voting shares. As of December 31, 2023, the Company had 40,420,350 common shares, 5,537,313 Class A common shares, and 12,968,208 Class B non-voting shares outstanding. As of December 31, 2024, the Company had 44,667,815 common shares, 5,537,313 Class A common shares, and 11,553,599 Class B non-voting shares outstanding.

Share issuance

During the year ended December 31, 2024:

•
The Company issued 2,080,648 common stock shares pursuant to 2,080,648 RSUs.
•
The Company issued 752,208 common stock shares for net proceeds of $386,770 pursuant to the Employees Stock Purchase plan.

During the year ended December 31, 2023:

•
The Company issued 2,727,083 common shares for net proceeds of $1,358,113 pursuant to the exercise of 2,727,083 share purchase warrants.
•
The Company issued 1,803,992 common stock shares pursuant to 1,723,650 RSUs.
•
The Company issued 150,000 common stock shares for net proceeds of $68,182 pursuant to the exercise of stock options.
•
The Company issued 804,314 common stock shares for net proceeds of $446,564 pursuant to the Employees Stock Purchase plan.

Share purchase warrants

The following is a summary of share purchase warrants activities during the years ended December 31, 2024 and 2023:

	Number of Share Purchase Warrants	Weighted Average Exercise Price
Outstanding January 1, 2023	19,633,911	$1.18
Issued	10,142,874	1.00
Exercised	(2,727,083)	0.48
Expired	(4,530,808)	0.99
Outstanding December 31, 2023	22,518,894	$1.35
Issued	—	—
Exercised	—	—
Expired	(4,786,130)	1.24
Outstanding December 31, 2024	17,732,764	$1.21

As of December 31, 2024, the following share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price	Remaining life (years)	Expiry Date
7,537,313	USD$1.50	1.33	April 29, 2026
10,195,451	USD$1.00	5.50	Jun 30, 2030
17,732,764

As of December 31, 2023, the following share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price	Remaining life (years)	Expiry Date
4,838,707	USD$1.24	0.24	March 28, 2024
7,537,313	USD$1.50	2.33	April 29, 2026
10,142,874	USD$1.00	6.50	June 30, 2030
22,518,894

Share-based payments

The maximum number of Voting Shares issuable pursuant to share-based payment arrangements, including stock options, restricted share units and performance share units, is 9,400,000.

Stock options

The Company grants stock options to directors, officers, employees and consultants as compensation for services, pursuant to its Amended Stock Option Plan (the “Stock Option Plan”). The maximum price shall not be less than the closing price of the Company’s shares on the last trading day preceding the date on which the grant of options is approved by the Board of Directors. Options have a maximum expiry period of ten years from the grant date. Vesting conditions are determined by the Board of Directors in its discretion with certain restrictions in accordance with the Stock Option Plan.

The following is a summary of stock option activities for the years ended December 31, 2024 and 2023:

	Number of stock options	Weighted average exercise price	Weighted average grant date fair value
Outstanding January 1, 2023	820,668	$0.25	$0.48
Granted	—	—	—
Exercised	(150,000)	0.48	0.16
Forfeited	(200,000)	0.25	0.57
Outstanding December 31, 2023	470,668	$0.25	$0.54
Granted	—	—	—
Exercised	—	—	—
Forfeited	(224,001)	0.31	0.46
Outstanding December 31, 2024	246,667	$0.25	$0.67

As of December 31, 2024, the following stock options were outstanding and exercisable:

Outstanding	Exercisable	Exercise Price	Remaining life (years)	Expiry Date
246,667	246,667	$0.25	—	June 23, 2025
246,667	246,667

As of December 31, 2023, the following stock options were outstanding and exercisable:

Outstanding	Exercisable	Exercise Price	Remaining life (years)	Expiry Date
420,668	420,668	$0.25	1.48	June 23, 2025
50,000	50,000	$0.62	1.73	September 23, 2025
470,668	470,668

The Company recognizes share-based payments expense for all stock options granted using the fair value based method of accounting. The fair value of stock options is determined by the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company’s shares, forfeiture rate, and expected life of the options.

There were no stock options granted during the years ended December 31, 2024 and 2023.

Restricted share units

The Company grants restricted share units (“RSUs”) to directors, officers, employees and consultants as compensation for services, pursuant to its Amended RSU Plan (the “RSU Plan”). One restricted share unit has the same value as a Voting Share. The number of RSUs awarded and underlying vesting conditions are determined by the Board of Directors in its discretion.

At the election of the Board of Directors, upon each vesting date, participants receive (a) the issuance of Voting Shares from treasury equal to the number of RSUs vesting, or (b) a cash payment equal to the number of vested RSUs multiplied by the fair market value of a Voting Share, calculated as the closing price of the Voting Shares on the CBOE CA for the trading day immediately preceding such payment date; or (c) a combination of (a) and (b).

On the grant date of RSUs, the Company determines whether it has a present obligation to settle in cash. If the Company has a present obligation to settle in cash, the RSUs are accounted for as liabilities, with the fair value remeasured at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the period. The Company has a present obligation to settle in cash if the choice of settlement in shares has no commercial substance, or the Company has a past practice or a stated policy of settling in cash, or generally settles in cash whenever the counterpart asks for cash settlement.

If no such obligation exists, RSUs are accounted for as equity settled share-based payments and are valued using the share price on grant date. Upon settlement:

a.
If the Company elects to settle in cash, the cash payment is accounted for as the repurchase of an equity interest (i.e. as a deduction from equity), except as noted in (c) below.
b.
If the Company elects to settle by issuing shares, the value of RSUs initially recognized in reserves is reclassified to capital, except as noted in (c) below.
c.
If the Company elects the settlement alternative with the higher fair value, As of the date of settlement, the Company recognizes an additional expense for the excess value given (i.e. the difference between the cash paid and the fair value of shares that would otherwise have been issued, or the difference between the fair value of the shares and the amount of cash that would otherwise have been paid, whichever is applicable).

The following is a summary of RSU activities for the years ended December 31, 2024 and 2023:

	Number of RSUs	Weighted average grant date fair value per RSU
Outstanding January 1, 2023	3,305,837	$1.14
Granted	4,351,944	0.91
Vested	(1,741,152)	0.87
Forfeited	(860,361)	0.88
Outstanding December 31, 2023	5,056,268	$0.98
Granted	4,010,000	0.52
Vested	(2,080,648)	1.01
Forfeited	(1,612,247)	0.90
Outstanding December 31, 2024	5,373,373	$0.65

During the years ended December 31, 2024 and 2023, the Company recognized total share-based payments expense with respect to stock options, RSUs and employees' stock purchase plan of $1.7 million and $2.5 million, respectively.

The remaining compensation that has not been recognized as of December 31, 2024 and 2023 with regards to RSUs and the weighted average period they will be recognized are $2.4 million and 1.99 years and $3.2 million and 2.02 years, respectively.

Employee Stock Purchase Plan

In September 2021, the Board adopted the GlobalX 2021 Employee Stock Purchase Plan (“ESPP”). There are 2 offering periods that the employees make contributions to the plan. The first offering period starts from May 16th to October 31st and the second offering period starts from November 1st to May 15th of each year. Eligible employees may purchase maximum of 10,000 of the Company's common stock per offering through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee's payroll deductions under the ESPP are limited to 15% of the employee's compensation and an employee may not purchase more than $25 thousand of stock during any calendar year in which the employee’s option to purchase stock under the ESPP is outstanding at any time.

At the Annual Meeting of Stockholders of Global Crossing Airlines Group Inc. (the “Company”) held on November 22, 2024 (the “2024 Annual Meeting”), the Company’s stockholders approved an amendment to the Company’s Employee Stock Purchase Plan (the “Plan”). The amendment was approved by Company’s Board of Directors, subject to the approval of Company’s stockholders, and became effective with such stockholder approval on November 22, 2024.

As a result of such stockholder approval, the Plan was amended to increase the number of shares authorized for issuance under the Plan by 3,000,000 shares (from 1,000,000 shares to 4,000,000 shares).

During 2024 and 2023, the Company issued 752,208 and 804,314 common shares issued under the ESPP and recorded Proceeds on issuance of shares of $0.3 million and $1.9 million, respectively.

As of December 31, 2024 and 2023, total recognized equity-based compensation costs related to ESPP were approximately $0.1 million.

ESPP payroll contributions accrued at December 31, 2024 and December 31, 2023 totaled $0.1 million, and are included within accrued expenses in the consolidated balance sheets. Employee payroll contributions used to purchase shares under the ESPP will be reclassified to stockholders' equity at the end of the offering period.

13. LOSS PER SHARE

Basic earnings (loss) per share, which excludes dilution, is computed by dividing Net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The number of incremental shares from the assumed issuance of shares relating to share based awards is calculated by applying the treasury stock method.

The following table shows the computation of basic and diluted earnings per share in thousands, except share and per share amounts:

	Year Ended December 31,
	2024	2023
Numerator:
Net loss	$(11,472)	$(21,011)
Denominator:
Weighted average common shares outstanding - Basic	60,359,587	56,763,879
Dilutive effect of stock options, RSUs and warrants	—	—
Weighted average common shares outstanding - Diluted	60,359,587	56,763,879
Basic loss per share	$(0.19)	$(0.37)
Diluted loss per share (1)	$(0.19)	$(0.37)

(1) There were 17,732,764 warrants, 246,667 options, and 5,373,373 RSUs outstanding at December 31, 2024 and there were 22,518,894 warrants, 470,668 options, and 5,056,270 RSUs outstanding at December 31, 2023. The Company excluded the warrants, options and RSUs from the calculation of diluted EPS for the years ended December 31, 2024 and 2023 as inclusion would have an anti-dilutive effect.

14. RELATED PARTY TRANSACTIONS

Related parties and related party transactions impacting the consolidated financial statements not disclosed elsewhere in these consolidated financial statements are summarized below and include transactions with the following individuals or entities.

As mentioned in footnote 3, on June 28, 2021, the Company completed the spin-out of Jetlines to GlobalX. GlobalX continued to provide back-office support including sharing the costs of the Company’s aircraft fleet management software (TRAX).

As of December 31, 2024 and 2023, amounts due to related parties include the following:

1.
GlobalX earned $39 thousand in 2024 and it was owed $0, respectively, in relation to flights flown and shared TRAX services with Jetlines, respectively. GlobalX earned $181 thousand in 2023 and it was owed $31 thousand in relation to flights flown and shared TRAX services with Jetlines, respectively;

2.
Jetlines earned approximately $1.2 million in 2024 and it was owed $0, respectively, in relation to flights flown by Jetlines for GlobalX. Jetlines earned approximately $0.9 million in 2023 and it was owed $0.1 million, respectively, in relation to flights flown by Jetlines for GlobalX.

As described in footnote 4 above, on August 2 and December 21, 2023, the Company issued Secured Notes of $35.7 million with entity of which its executive remained elected as a member of the Board of Directors of the Company during the last annual shareholders meeting in December 2024.

15. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31 in thousands:

	December 31, 2024	December 31, 2023
Salaries, wages and benefits	$2,954	$2,899
Passenger Taxes	6,254	2,317
Aircraft fuel	993	1,435
Contracted ground and aviation services	1,025	2,200
Maintenance	954	1,081
Aircraft Rent	2,981	3,384
Other	5,257	4,149
Accrued liabilities	$20,418	$17,465

16. REVENUE CONTRACT LIABILITY

Deferred revenue for customer contracts represents amounts collected from, or invoiced to, customers in advance of revenue recognition. The balance of Deferred revenue will increase or decrease based on the timing of invoices and recognition of revenue.

Significant changes in our Deferred Revenue liability balances during the year ended December 31, 2024 and 2023 in thousands were as follows:

	December 31, 2024	December 31, 2023

Beginning Balance	$9,896	$3,201
Revenue Recognized	(9,896)	(3,201)
Amounts Collected or Invoiced	8,903	9,896
Ending Balance	$8,903	$9,896

The Company has 2 customers that accounted for approximately 40% and 12% of the revenue for the year ended on December 31, 2024 and approximately and 6% and 8% of the revenue for the year ended on December 31, 2023. The Company expects to maintain these relationships with those customers.

17. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The Company’s financial instruments are exposed to certain financial risks as detailed below.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.

The Company is subject to credit risk on its cash and cash equivalents. The Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. As a result, the Company does not believe it is exposed to significant credit risk.

18. SEGMENT INFORMATION

The Company’s business activity is providing customized, non-scheduled air transport services to customers. Management structured business model to derive revenue from customers from two types of contracts: (1) ACMI and (2) Charter, as discussed in Management Discussion and Analysis of Financial Condition and Results of Operations.

The Company’s President and Chief Financial Officer is the Chief Operating Decision Maker (“CODM”). The Company manages the business activities on a consolidated basis and operates in one reportable segment. The CODM assesses performance for the Company’s single operating segment and decides how to allocate resources based on net income or loss that is also reported on the Consolidated Statement of Operations. Net income is used to monitor actual versus budget results.

Significant expenses within net income or loss, include operating expenses, which are each separately presented on the Company’s Consolidated Statements of Operations. Other segment items within net income or loss include Interest Expense, Loss in Canada Jetlines Operations Ltd. and Income tax expense. The measure of segment assets is reported on the Consolidated Balance Sheets as total consolidated assets.

19. SUBSEQUENT EVENTS

On April 29, 2024, the Company entered into a lease agreement for one A321F passenger aircraft. The lease commenced on January 31, 2025, and will run through November 15, 2026. Following the expiration date, the aircraft is expected to undergo a passenger-to-freighter conversion and a second lease after completion which will run through an additional 102 months from redelivery date. In addition to basic rent due, the Company will pay the lessor supplemental rent for maintenance of the aircraft.

GLOBAL CROSSING AIRLINES GROUP INC

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE 3 MONTHS PERIOD ENDED MARCH 31, 2025

GLOBAL CROSSING AIRLINES GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share quantities)

	March 31, 2025	December 31, 2024
	(Unaudited)
Current Assets
Cash and cash equivalents	$7,289	$12,345
Restricted cash	2,934	1,698
Accounts receivable, net of allowance	8,893	6,678
Prepaid expenses and other current assets	2,284	2,142
Current assets held for sale	420	489
Total Current Assets	21,820	23,352
Property and equipment, net	12,351	10,308
Finance leases, net	29,529	27,489
Operating lease right-of-use assets	85,965	89,809
Deposits	11,908	11,552
Other assets	3,753	4,229
Total Assets	$165,326	$166,739
Current liabilities
Accounts payable	$12,792	$12,568
Accrued liabilities	24,005	20,418
Deferred revenue	4,258	8,903
Customer deposits	4,009	4,080
Current portion of long-term operating leases	16,233	16,479
Current portion of finance leases	5,454	3,434
Total current liabilities	66,751	65,882
Other liabilities
Note payable, net of debt issuance costs	29,912	29,729
Long-term operating leases	71,250	75,128
Long-term finance leases	25,513	25,182
Other liabilities	291	286
Total other liabilities	126,966	130,325
Total Liabilities	$193,717	$196,207
Commitments and Contingencies (Note 9)
Stockholders' Equity (Deficit)
Common Stock
$.001 par value; 200,000,000 authorized; 63,690,332 and 61,758,727 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	$64	$62
Additional paid-in capital	41,500	40,951
Retained deficit	(70,414)	(70,568)
Total Company's stockholders’ deficit	(28,850)	(29,555)
Noncontrolling interest	459	87
Total stockholders’ deficit	(28,391)	(29,468)
Total Liabilities and Deficit	$165,326	$166,739

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024

Revenue	$66,601	$53,835
Operating Expenses
Salaries, Wages, & Benefits	18,792	16,775
Aircraft Fuel	7,405	8,199
Maintenance, materials and repairs	3,852	2,933
Depreciation and amortization	2,248	1,166
Contracted ground and aviation services	6,306	6,903
Travel	2,956	4,282
Insurance	1,261	1,633
Aircraft Rent	15,241	12,761
Other	5,431	3,802
Total Operating Expenses	$63,492	$58,454
Operating Income (Loss)	3,109	(4,619)
Non-Operating Expenses
Interest Expense	2,583	1,760
Total Non-Operating Expenses	2,583	1,760
Income (Loss) before income taxes	526	(6,379)
Income tax expense	-	-
Net Income (Loss)	526	(6,379)
Net Income attributable to Noncontrolling Interest	372	-
Net Income (Loss) attributable to the Company	154	(6,379)
Income (Loss) per share:
Basic	$-	$(0.11)
Diluted	$-	$(0.11)
Weighted average number of shares outstanding	62,205,192	59,234,601

Fully diluted shares outstanding	69,619,293	59,234,601

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(UNAUDITED)

(In thousands, except shares quantities)

	Common Stock Number of Shares	Amount	Additional Paid in Capital	Retained Deficit	Total	Noncontrolling Interest	Total
Beginning – January 1, 2024	58,925,871	$59	$38,943	$(59,094)	$(20,092)	$225	$(19,867)
Issuance of shares - share based compensation on RSUs	742,079	1	342	—	343	—	343
Loss for the period	—	—	—	(6,379)	(6,379)	—	(6,379)
Ending – March 31, 2024	59,667,950	$60	$39,285	$(65,473)	$(26,128)	$225	$(25,903)

	Common Stock Number of Shares	Amount	Additional Paid in Capital	Retained Deficit	Total	Noncontrolling Interest	Total
Beginning – January 1, 2025	61,758,727	$62	$40,951	$(70,568)	$(29,555)	$87	$(29,468)
Issuance of shares – options exercised	50,000	—	12	—	12	—	12
Issuance of shares - share based compensation on RSUs	1,876,109	2	534	—	536	—	536
Income for the period	—	—	—	154	154	372	526
Issuance of shares - ESPP	5,496	—	3	—	3	—	3
Ending – March 31, 2025	63,690,332	$64	$41,500	$(70,414)	$(28,850)	$459	$(28,391)

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the three months ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$526	$(6,379)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	2,248	1,166
Credit losses	—	359
Loss on sale of spare parts	72	—
Amortization of debt issue costs	183	157
Amortization of operating lease right of use assets	3,844	2,704
Share-based payments	536	343
Interest on finance leases	1,086	309
Changes in assets and liabilities:
Accounts receivable	(2,193)	4,248
Assets held for sale	(3)	3
Prepaid expenses and other current assets	(47)	(626)
Accounts payable	224	4,518
Accrued liabilities and other liabilities	(1,128)	(5,569)
Operating lease obligations	(4,124)	(3,073)
Other liabilities	(1,118)	(294)
Net cash provided by (used in) operating activities	106	(2,134)
CASH FLOWS FROM INVESTING ACTIVITIES
Deposits, deferred costs and other assets	(142)	(1,529)
Purchases of property and equipment	(2,732)	(1,717)
Net cash used in investing activities	(2,874)	(3,246)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on finance leases	(1,067)	(231)
Proceeds on issuance of shares	15	—
Net cash used in financing activities	(1,052)	(231)
Net decrease in cash, cash equivalents, and restricted cash	(3,820)	(5,611)
Cash, cash equivalents and restricted cash - beginning of the period	14,043	17,675
Cash, cash equivalents and restricted cash - end of the period	$10,223	$12,064
Non-cash investing and financing activities
Reclass of Property and equipment to Accounts receivable (aircraft receivable) and Prepaid expenses and other current assets (deferred maintenance)	$117	$-
Right-of-use (ROU) assets acquired through operating leases	$-	$12,252
Equipment acquired through finance leases	$3,453	$17,100
Cash paid for
Interest	$3,765	$2,588

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands, except share and per share data)

Item 1 - Financial Statements

1.
BASIS OF PRESENTATION AND GOING CONCERN

Global Crossing Airlines Group Inc. (the “Company” or “GlobalX”) principal business activity is providing passenger and cargo aircraft to customers through aircraft operating service agreements including, crew, maintenance, insurance (“ACMI”) and charter services “Charter” serving the United States, Caribbean, Latin American and European markets.

The condensed consolidated financial statements include the accounts of the Company, and its subsidiaries, Global Crossing Airlines, Inc. and Global Crossing Airlines Operations, LLC (collectively “GlobalX USA”), Global Crossing Airlines Holdings, Inc, GlobalX Travel Technologies, Inc. (“Technologies”), GlobalX Air Tours, LLC (“GlobalX Tours”), LatinX Air S.A.S., UrbanX Air Mobility, Inc. ("UrbanX") and Charter Air Solutions, LLC ("Top Flight"). All intercompany transactions and balances have been eliminated on consolidation.

The accompanying unaudited condensed consolidated financial statements and related notes (the “Financial Statements”) have been prepared in accordance with the U.S. Securities and Exchange Commission (the “SEC”) requirements for quarterly reports on Form 10-Q, and consequently exclude certain disclosures normally included in audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2025, and its results of operations for the three months March 31, 2025, and cash flows for the three months ended March 31, 2025. The condensed consolidated balance sheet at December 31, 2024, was derived from audited annual consolidated financial statements but does not contain all of the footnote disclosures from the audited annual consolidated financial statements. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which includes additional disclosures and a summary of our significant accounting policies.

Our quarterly results are subject to seasonal and other fluctuations and the operating results for any quarter are therefore not necessarily indicative of results that may be otherwise expected for the entire year.

The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As of March 31, 2025, the Company had a working capital deficit of $44.9 million and a retained deficit of $70.4 million. Without ongoing income generation or additional financing, the Company will be unable to fund general and administrative expenses and working capital requirements for the next 12 months from the date of the filing of this 10-Q. These material uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The Company is evaluating financing its future requirements through a combination of debt, equity and/or other facilities. There is no assurance that the Company will be able to obtain such financing or obtain them on favorable terms. The condensed consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses or the statements of financial position classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.

Reclassification

We reclassified $87 from Retained Deficit to Noncontrolling Interest related to a prior year change on our condensed consolidated balance sheet as of March 31, 2025, to conform with current year presentation. In addition, a reclassification adjustment of $2 was done from Retained Deficit to Common Stock for the year ended December 31, 2024. We consider these adjustments to be immaterial to the condensed consolidated financial statements.

2. NEW ACCOUNTING STANDARDS

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09 – Improvements to Income Tax Disclosures – Amendments in this update require: that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income [or loss] by the applicable statutory income tax rate). All entities disclose on an annual basis the following information about income taxes paid: 1. The amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes 2. The amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). All entities disclose the following information: 1. Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign 2. Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. The amendments in this Update eliminate the requirement for all entities to (1) disclose the nature and estimate of the range of the reasonably possible change in the unrecognized tax benefits balance in the next 12 months or (2) make a statement that an estimate of the range cannot be made. The amendments in this Update remove the requirement to disclose the cumulative amount of each type of temporary difference when a deferred tax liability is not recognized because of the exceptions to comprehensive recognition of deferred taxes related to subsidiaries and corporate joint ventures. The amendments in this Update replace the term public entity as currently used in Topic 740 with the term public business entity as defined in the Master Glossary of the Codification. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2024. The Company will adopt ASU 2023-09 in its fourth quarter of 2025 using a prospective transition method.

In March 2024, the FASB issued ASU 2024-01 – Compensation-Stock Compensation – Amendments to improve generally accepted accounting principles (GAAP) by adding an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards ("profits interest awards") should be accounted for in accordance with Topic 718, Compensation-Stock Compensation. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2024. The Company adopted the provisions of ASU 2024-01 as of January 1, 2025, which did not materially impacted the Company’s condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03 – Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures. The amendments in this Update require disclosure, in the notes to financial statements, of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1. Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil and gas-producing activities (DD&A) (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles (GAAP) in the same disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4. Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. An entity is not precluded from providing additional voluntary disclosures that may provide investors with additional decision-useful information. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Managements expect no significant impact after adoption of the new standard.

In January 2025, the FASB issued ASU 2025-01 – Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures. The amendment in this Update amends the effective date of Update 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Managements expect no significant impact after adoption of the new standard.

3. INVESTMENTS

Investment in Canada Jetlines Operations Ltd. (“Jetlines”):

On June 28, 2021, the Company completed the spin-out pursuant to the Arrangement under which the Company transferred 75% of shares of Jetlines to GlobalX shareholders. At that time, GlobalX retained 25% of the shares issued and outstanding of Jetlines and accounts for the investment in accordance with the equity method.

On September 11, 2024, Jetlines filed an Assignment in Bankruptcy after finding that it would be unable to secure financing to continue with its Proposal under the Bankruptcy and Insolvency Act. BDO Canada Limited was assigned as Trustee of the bankrupt estate. Prior to bankruptcy, the Company held approximately 7% ownership of Jetlines. As a result of the filing, Jetlines shares were deemed to be worthless with its outstanding shares cancelled in accordance with its Proposal under the Bankruptcy and Insolvency Act.

The Company had provided a guarantee for one of their aircraft and as a result it settled a $1.3 million obligation with lessor of related aircraft during the year ended December 31, 2024, which was recorded in current liabilities and non-operating expenses on the Company’s Condensed Consolidated Balance Sheet and Statement of Operations, respectively.

4.
NOTE PAYABLE

On August 2, 2023, the Company closed the placement of $35 million senior secured notes due 2029 (the “Secured Notes”).

The terms of the Secured Notes include:

•
a term of 6 years and maturity date of June 30, 2029 with no principal payments due until maturity date;
•
the notes bear interest at a fixed rate of 15% per annum and include an upfront fee of 2% of the principal payment;
•
the Company is permitted to prepay all (but not less than all) of the notes beginning on July 1, 2025 subject to a redemption premium of (i) 7.5% of the principal to be redeemed on or prior to August 2, 2026, (ii) 5.0% of the principal to be redeemed after August 2, 2026 or on or prior to August 2, 2027, (iii) 2.5% of the principal to be redeemed after August 2, 2027 or on or prior to August 2, 2028, (iv) 0% of the principal to be redeemed after August 2, 2028;
•
the investors were granted 10 million warrants, each exercisable into one share of Class A common stock at an exercise price of $1.00 per share, with such warrants expiring on June 30, 2030;
•
each of the Company's material subsidiaries guaranteed the notes;
•
the notes and the related guarantees are secured by a lien on substantially all of the property and assets of the Company and the guarantors of the notes.
•
financial covenants requirements as follows: minimum adjusted EBITDA of (i) $5,000,000 for the fiscal year ended December 31, 2023, (ii) $15,000,000 for the fiscal year ended December 31, 2024 and (iii) $25,000,000 for the fiscal year ended December 31, 2025;
•
minimum liquidity of $5,000,000 measured at each quarter end; and
•
collateral substantially of all the Company's assets.

The Company determined that the terms of the warrants issued in the financing require the warrants to be classified as equity. Accordingly, upon issuance, the Company recorded debt issuance costs of $3.8 million related to the warrants along with a corresponding credit to additional paid in capital. As the warrants are classified as equity warrants the Company will not remeasure the warrants each accounting period.

The debt issuance costs resulting from the warrants along with other direct costs of the financing will be amortized to interest expense using the effective interest method.

On December 21, 2023, the Company and the senior secured notes due 2029 purchasers amended the original placement of $35 million senior secured notes due 2029 for the sale of an additional $5 million senior secured notes due 2029 to original purchasers and the total warrants increased by 142,874 warrants with an exercise price of US$1.00 per warrant. The net proceeds from the sale of the additional notes will be used to repurchase $4.3 million principal amount of senior secure notes due 2029 from an original purchaser plus payment of accrued interest due of $251 thousand, with the balance expected to be used for general corporate purposes, including the transaction expenses and deposits to expand its current fleet of aircraft. No other substantial modification to the terms of the original $35 million senior secure notes due 2029 was made in the issuance of the additional notes.

Notes Payable is comprised of the following:

	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Subscription Agreement	$35,684	$35,684
Less unamortized debt issuance costs, noncurrent	(5,772)	(5,955)
Total carrying amount	29,912	29,729
Less current maturities	—	—
Total long-term Note Payable	$29,912	$29,729

5.
SHARE CAPITAL AND ADDITIONAL PAID IN CAPITAL AUTHORIZED

As of March 31, 2025 and December 31, 2024, the Company had 48,356,596 and 44,667,815 common shares, 5,537,313 and 5,537,313 Class A Non-Voting Common Shares, and 9,796,423 and 11,553,599 Class B Non-Voting Shares outstanding, respectively.

6.
WARRANTS

Following is a summary of the warrant activity during the three months ended March 31, 2025 and 2024:

	Number of Share Purchase Warrants	Weighted Average Exercise Price
Outstanding January 1, 2024	22,518,894	$1.35
Issued	—	—
Exercised	—	—
Expired	(4,838,707)	1.24
Outstanding March 31, 2024	17,680,187	$1.21

Outstanding January 1, 2025	17,732,764	$1.21
Issued	—	—
Exercised	—	—
Expired	—	—
Outstanding March 31, 2025	17,732,764	$1.21

As of March 31, 2025, the following share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price	Remaining life (years)	Expiry Date
7,537,313	USD$1.50	1.08	April 29, 2026
10,195,451	USD$1.00	5.25	Jun 30, 2030
17,732,764

As of March 31, 2024, the following share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price	Remaining life (years)	Expiry Date
7,537,313	USD$1.50	2.33	April 29, 2026
10,142,874	USD$1.00	6.50	June 30, 2030
17,680,187

7.
STOCK-BASED COMPENSATION

The maximum number of shares of common stock of the Company (the “Common Stock”) issuable pursuant to share-based payment arrangements, including stock options, restricted share units and performance share units, is 9,400,000.

Stock options

The Company grants stock options to directors, officers, employees and consultants as compensation for services, pursuant to its Amended Stock Option Plan (the “Stock Option Plan”). The maximum price shall not be less than the closing price of the Company’s shares on the last trading day preceding the date on which the grant of options is approved by the Board of Directors. Options have a maximum expiry period of ten years from the grant date. Vesting conditions are determined by the Board of Directors in its discretion with certain restrictions in accordance with the Stock Option Plan.

The following is a summary of stock option activities for the three months ended March 31, 2025 and 2024:

	Number of stock options	Weighted average exercise price	Weighted average grant date fair value
Outstanding January 1, 2024	470,668	$0.25	$0.54
Granted	—	—	—
Exercised	—	—	—
Forfeited	(157,334)	0.37	0.24
Outstanding March 31, 2024	313,334	$0.25	$0.01

Outstanding Jan 1, 2025	246,667	$0.25	$0.67
Granted	—	—	—
Exercised	(50,000)	0.25	0.67
Forfeited	—	—	—
Outstanding March 31, 2025	196,667	$0.25	$0.67

As of March 31, 2025, the following stock options were outstanding and exercisable:

Outstanding	Exercisable	Exercise Price	Remaining life (years)	Expiry Date
196,667	196,667	$0.25	—	June 23, 2025
196,667	196,667

As of March 31, 2024, the following stock options were outstanding and exercisable:

Outstanding	Exercisable	Exercise Price	Remaining life (years)	Expiry Date
313,334	313,334	$0.25	1.23	June 23, 2025
313,334	313,334

The Company recognizes share-based payments expense for all stock options granted using the fair value based method of accounting. The fair value of stock options is determined by the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Common Stock, forfeiture rate, and expected life of the options.

There were no stock options granted during the three months ended March 31, 2025 and 2024.

Restricted share units

The Company grants restricted share units (“RSUs”) to directors, officers, employees and consultants as compensation for services, pursuant to its Amended RSU Plan (the “RSU Plan”). One restricted share unit has the same value as a share of Common Stock. The number of RSUs awarded and underlying vesting conditions are determined by the Board of Directors in its discretion.

At the election of the Board of Directors, upon each vesting date, participants receive (a) the issuance of Common Stock from treasury equal to the number of RSUs vesting, or (b) a cash payment equal to the number of vested RSUs multiplied by the fair market value of a share of Common Stock, calculated as the closing price of the Common Stock on the OTCQB for the trading day immediately preceding such payment date; or (c) a combination of (a) and (b).

On the grant date of RSUs, the Company determines whether it has a present obligation to settle in cash. If the Company has a present obligation to settle in cash, the RSUs are accounted for as liabilities, with the fair value remeasured at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the period. The Company has a present obligation to settle in cash if the choice of settlement in shares has no commercial substance, or the Company has a past practice or a stated policy of settling in cash, or generally settles in cash whenever the counterpart asks for cash settlement.

If no such obligation exists, RSUs are accounted for as equity settled share-based payments and are valued using the share price on grant date. Upon settlement:

a.
If the Company elects to settle in cash, the cash payment is accounted for as the repurchase of an equity interest (i.e. as a deduction from equity), except as noted in (c) below.
b.
If the Company elects to settle by issuing shares, the value of RSUs initially recognized in reserves is reclassified to capital, except as noted in (c) below.
c.
If the Company elects the settlement alternative with the higher fair value, As of the date of settlement, the Company recognizes an additional expense for the excess value given (i.e. the difference between the cash paid and the fair value of shares that would otherwise have been issued, or the difference between the fair value of the shares and the amount of cash that would otherwise have been paid, whichever is applicable).

The following is a summary of RSU activities for the three months ended March 31, 2025 and 2024:

	Number of RSUs	Weighted average grant date fair value per RSU
Outstanding January 1, 2024	5,056,268	$0.98
Granted	2,573,333	0.52
Vested	(814,142)	1.01
Forfeited	(850,437)	1.11
Outstanding March 31, 2024	5,965,022	$0.76

Outstanding January 1, 2025	5,268,373	$0.65
Granted	4,149,000	0.67
Vested	(1,876,109)	0.60
Forfeited	(246,669)	0.66
Outstanding March 31, 2025	7,294,595	$0.67

During the three months ended March 31, 2025 and 2024, the Company recognized total share-based payments expense with respect to stock options, RSUs and employees' stock purchase plan of $536 and $343, respectively.

The remaining compensation that has not been recognized as of March 31, 2025 and 2024 with regards to RSUs and the weighted average period they will be recognized are $4.1 million and 1.93 years and $3.5 million and 2.25 years, respectively. As of March 31, 2025, all compensation expense with respect to stock options has been recognized.

Employee Stock Purchase Plan

In September 2021, the Board adopted the GlobalX 2021 Employee Stock Purchase Plan (“ESPP”). There are 2 offering periods that the employees make contributions to the ESPP. The first offering period starts from May 16th to October 31stand the second offering period starts from November 1stto May 15th of each year. Eligible employees may purchase maximum of 10,000 shares of Common Stock per offering through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee's payroll deductions under the ESPP are limited to 15% of the employee's compensation and an employee may not purchase more than $25 thousand of stock during any calendar year in which the employee’s option to purchase stock under the ESPP is outstanding at any time.

At the Annual Meeting of Stockholders of the Company held on November 22, 2024, the Company’s stockholders approved an amendment to the ESPP. The amendment was approved by Company’s Board of Directors, subject to the approval of Company’s stockholders, and became effective with such stockholder approval on November 22, 2024.

As a result of such stockholder approval, the ESPP was amended to increase the number of shares authorized for issuance under the ESPP by 3,000,000 shares of Common Stock (from 1,000,000 shares to 4,000,000 shares).

During the three months ended March 31, 2025 and 2024, the Company issued 5,496 and 0 shares, respectively, of Common Stock under the ESPP.

As of March 31, 2025 and 2024, total recognized equity-based compensation costs related to ESPP were $3 and $0, respectively.

ESPP payroll contributions accrued at March 31, 2025 and 2024 totaled $108 and $235, respectively, and are included within accrued expenses in the consolidated balance sheets. Employee payroll contributions used to purchase shares under the ESPP will be reclassified to stockholders' equity at the end of the offering period.

8. INCOME TAXES

The Company’s expected effective tax rate for the three months ended March 31, 2025, and 2024 was 0%. The effective tax rate varies from the statutory rate due to the change in the valuation allowance.

9. COMMITMENTS AND CONTINGENCIES

The Company has contractual obligations and commitments primarily with regard to management and development services, lease arrangements and financing arrangements.

On October 14, 2021, the Company entered into a lease agreement for one Airbus A321 converted freighter. The ten-year lease term commenced on January 23, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 120 months, plus supplemental rent for maintenance of the aircraft.

On June 21, 2022, the Company entered into a lease agreement for one A321F cargo aircraft. The eight-year lease term commenced on August 1, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 94 months, plus supplemental rent for maintenance of the aircraft.

On December 14, 2022, the Company entered into a lease agreement for one A319 passenger aircraft. The two-year lease term commenced on August 18, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 24 months, plus supplemental rent for maintenance of the aircraft.

On January 27, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The six-year lease term commenced on April 21, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 72 months, plus supplemental rent for maintenance of the aircraft.

On May 22, 2023, the Company entered into a lease agreement for a commercial property warehouse. The five-year lease term commenced on June 1, 2023. Under the agreement, the Company will pay the lessor variable monthly rents increasing once every year for 62 months, plus estimated expenses for insurance, utilities, taxes, management fees and other operating expenses.

On June 16, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The four-year lease term commenced on November 13, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 48 months, plus supplemental rent for maintenance of the aircraft.

On August 8, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The three-year lease commenced on September 3, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 36 months, plus supplemental rent for maintenance of the aircraft.

On September 8, 2023, the Company entered into a lease agreement for one A321F cargo aircraft. The eight-year lease term commenced on October 6, 2023. Under the agreement, the Company will pay the lessor a fixed monthly rent for 96 months, plus supplemental rent for maintenance of the aircraft.

On November 17, 2023, the Company signed a lease agreement for one A321 passenger aircraft and paid commitment fees to the lessor. The lease will commence upon aircraft delivery which is expected to be in 2025 and will run through 24 months from delivery date. In addition to basic rent due, the Company will pay the lessor supplemental rent for maintenance of the aircraft.

On November 20, 2023, the Company entered into a lease agreement for one A320 passenger aircraft. The seven-year lease term commenced on February 9, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 86 months, plus supplemental rent for maintenance of the aircraft.

On December 22, 2023, the Company entered into a lease agreement for one A321F cargo aircraft. The ten-year lease commenced on March 8, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 120 months, plus supplemental rent for maintenance of the aircraft.

On January 19, 2024, the Company entered into a lease agreement for one A320 passenger aircraft. The one-year lease commenced on July 9, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 16 months, plus supplemental rent for maintenance of the aircraft.

On April 16, 2024, the Company entered into a lease agreement for one A320 passenger aircraft. The six-year lease commenced on April 17, 2024. Under the agreement, the Company will pay the lessor a fixed monthly rent for 72 months, plus supplemental rent for maintenance of the aircraft.

On April 29, 2024, the Company entered into a lease agreement for one A321F passenger aircraft. The one-year lease commenced on January 31, 2025. Under the agreement, the Company will pay the lessor a fixed monthly rent for 22 months, plus supplemental rent for maintenance of the aircraft. Following the expiration date, the aircraft is expected to undergo a passenger-to-freighter conversion and a second lease after completion which will run through an additional 102 months from redelivery date.

The Company reviewed the operating leases for extension options that may be reasonably certain to be exercised and then would become part of the right-of-use assets and lease liabilities. On December 21, 2022, and October 10, 2023, the Company signed extensions for two aircraft extending their lease terms for an additional 60 and 15 months from original ending date of June 1, 2023, and October 1, 2023, to May 31, 2028, and December 31, 2024, respectively. In addition, on March 27, 2024 an additional extension was signed to extend aircraft lease term for an additional 74 months from previous extended ending date of December 31, 2024 to February 28, 2031. Terms of extensions were agreed solely to grant the Company the right to use the asset for the related additional time including no changes in payment rent. As such, extension was accounted as a modification of lease in accordance with ASC 842 rather than as a new contract and the Company remeasured at modification date the following: Right-of-use asset, lease liability, discount rate, lease term and classification. In addition, as of March 31, 2024, the Company signed a lease agreement to convert one of its lease passenger aircraft with lease term ending on November 1, 2024, into an Aircraft Freighter at lessor's expense. The new lease is contingent on a successful conversion from induction date of November 1, 2024, and can take up to a year. Among terms agreed includes commitment fees paid to lessor and also no basic and supplemental rent shall be payable while the Aircraft undergoes conversion during the period commencing on the conversion induction date and ending on the conversion redelivery date. The Company expects to record a new lease on the acceptance of redelivery date, which is the date the lessee will have access to the leased asset. Furthermore, on August 1, 2024, the Company signed a new lease to extend one A320 passenger aircraft for a lease term of an additional 93 months from original ending date of November 15, 2023. Terms of extension included contingencies on lessor of timely deliveries of repairs on engines and incremental increases in monthly basic rents throughout the lease. As such, extension was accounted as a new lease in accordance with ASC 842 from a new contract and the Company recorded at lease commencement date a new Right-of-use asset and lease liability.

The following table provides details of the Company's future minimum lease payments under finance lease liabilities and operating lease liabilities recorded in thousands on the Company's condensed consolidated balance sheets as of March 31, 2025. The table does not include commitments that are contingent on events or other factors that are currently uncertain or unknown.

	Finance Leases	Operating Leases
Remainder of 2025	$7,164	$20,705
2026	9,232	24,474
2027	7,163	22,016
2028	6,484	16,232
2029	6,217	13,820
2030 and thereafter	8,663	30,592
Total minimum lease payments	44,923	127,839
Less amount representing interest	13,956	40,356
Present value of minimum lease payments	30,967	87,483
Less current portion	5,454	16,233
Long-term portion	$25,513	$71,250

The table below presents information for lease costs related to the Company's finance and operating leases in thousands:

	For The Three Months Ended March 31,
	2025	2024
Finance lease cost
Amortization of leased assets	$1,413	$330
Interest of lease liabilities	1,086	309
Operating lease cost
Operating lease cost (1)	3,844	2,704
Short-term lease cost (2)	498	342
Total lease cost	$6,841	$3,685

(1) Expenses are classified within Aircraft Rent on the Company's condensed consolidated statements of operations.

(2) Expenses are classified within Other on the Company's condensed consolidated statements of operations.

The Company utilizes the rate implicit in the lease whenever it is easily determined. For leases where the implicit rate is not readily available, we utilize our incremental borrowing rate as the discount rate. The table below presents lease terms and discount rates related to the Company's finance and operating leases:

	March 31, 2025	March 31, 2024
Weighted-average remaining lease term
Operating leases	5.77 years	6.69 years
Finance leases	5.66 years	6.60 years
Weighted-average discount rate
Operating leases	13.98%	13.41%
Finance leases	14.78%	14.61%

The table below presents cash and non-cash activities associated with our leases:

	For The Three Months Ended March 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,124	$3,073
Financing cash flows from finance leases	$1,067	$231

On August 11, 2023 Global Crossing Airlines in combination with Top Flight Charters and its minority interest member filed a lawsuit in the United States District Court Southern District of Florida against Shorts Travel Management, Inc (Shorts) and STM Charters, Inc. seeking (1) to have an old non-solicit agreement signed by Top Flight' minority interest member to be declared invalid, (2) a declaration that Shorts alleged trade secrets do not exist and (2) damages arising from the Shorts defamation per se based on numerous false statements made by Shorts in the marketplace. On October 4, 2023, Shorts responded in court by denying the claims made and countersued all parties for breach of contract and theft of trade secrets. This case was settled with no financial impact to GlobalX.

The Company is subject to various legal proceedings in the normal course of business and records legal costs as incurred. Management believes these proceedings will not have a materially adverse effect on the Company.

10. INCOME (LOSS) PER SHARE

Basic earnings per share, which excludes dilution, is computed by dividing Net income (Loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The number of incremental shares from the assumed issuance of shares relating to share based awards is calculated by applying the treasury stock method.

The following table shows the computation of basic and diluted earnings per share for the three months ended March 31, 2025 and 2024 in thousands, except share and per share amounts:

	Three Months Ended March 31,
	2025	2024
Numerator:
Net Income (Loss)	$154	$(6,379)
Denominator:
Weighted average common shares outstanding - Basic	62,205,192	59,234,601
Dilutive effect of stock options, RSUs and warrants	—	—
Weighted average common shares outstanding - Diluted	69,619,293	59,234,601
Basic loss per share	$-	$(0.11)
Diluted loss per share (1)	$-	$(0.11)

(1) There were 17,732,764 warrants, 196,667 options, and 7,294,595 RSUs outstanding at March 31, 2025 and there were 17,680,187 warrants, 313,334 options, and 5,965,022 RSUs outstanding at March 31, 2024. The Company excluded the warrants for the period ended March 31, 2025, and excluded the warrants, options and RSUs from the calculation of diluted EPS for the period ended March 31, 2024 as inclusion would have an anti-dilutive effect.

11. RELATED PARTY TRANSACTIONS

Related parties and related party transactions impacting the consolidated financial statements not disclosed elsewhere in these consolidated financial statements are summarized below and include transactions with the following individuals or entities.

As mentioned in footnote 3, on June 28, 2021, the Company completed the spin-out of Jetlines to GlobalX.

As of March 31, 2025 and 2024, amounts due to related parties include the following:

•
Jetlines earned approximately $0 and $1.2 million during the three months ended on March 31, 2025 and 2024, respectively, and it was owed $0 and $0.4 million, respectively, in relation to flights flown by Jetlines for GlobalX;

As described in footnote 4 above, on August 2 and December 21, 2023, the Company issued Secured Notes of $35.7 million with entity of which its executive remained elected as a member of the Board of Directors of the Company during the last annual stockholders meeting in December 2024.

12. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of March 31, 2025 and December 31, 2024, in thousands.

	March 31, 2025	December 31, 2024
Salaries, wages and benefits	$3,248	$2,954
Passenger Taxes	9,222	6,254
Aircraft fuel	1,445	993
Contracted ground and aviation services	1,900	1,025
Maintenance	1,232	954
Aircraft Rent	3,296	2,981
Other	3,662	5,257
Accrued liabilities	$24,005	$20,418

13. REVENUE & CONTRACT LIABILITY

Deferred revenue for customer contracts represents amounts collected from, or invoiced to, customers in advance of revenue recognition. The balance of deferred revenue will increase or decrease based on the timing of invoices and recognition of revenue.

The following table presents disaggregated revenues by service type:

	Three Months Ended March 31,
Revenue	2025	2024

Charter	$30,518	$34,014
ACMI	34,316	18,622
Other	1,767	1,199
Total	$66,601	$53,835

Significant changes in our deferred revenue liability balances during the period and year ended, March 31, 2025 and December 31, 2024, respectively, were as follows in thousands:

	March 31, 2025	December 31, 2024

Beginning Balance	$8,903	$9,896
Revenue Recognized	(8,639)	(9,896)
Amounts Collected or Invoiced	3,994	8,903
Ending Balance	$4,258	$8,903

The Company has 2 customers that accounted for approximately 36% and 7% of the revenue for the three months period ended on March 31, 2025 and approximately 26% and 14% of the revenue for the three months period ended on March 31, 2024. The Company expects to maintain these relationships with those customers.

14. SEGMENT INFORMATION

The Company’s business activity is providing customized, non-scheduled air transport services to customers. Management structured business model to derive revenue from customers from two types of contracts: (1) ACMI and (2) Charter, as discussed in Management Discussion and Analysis of Financial Condition and Results of Operations.

The Company’s President and Chief Financial Officer is the Chief Operating Decision Maker (“CODM”). The Company manages the business activities on a consolidated basis and operates in one reportable segment. The CODM assesses performance for the Company’s single operating segment and decides how to allocate resources based on net income or loss that is also reported on the Condensed Consolidated Statement of Operations. Net income is used to monitor actual versus budget results.

Significant expenses within net income or loss, include operating expenses, which are each separately presented on the Company’s Condensed Consolidated Statements of Operations. Other segment items within net income or loss include Interest Expense, Loss in Canada Jetlines Operations Ltd. and Income tax expense. The measure of segment assets is reported on the Condensed Consolidated Balance Sheets as total consolidated assets.

23,270,077 Shares of Common Stock

GLOBAL CROSSING AIRLINES

GROUP INC.

PROSPECTUS

___________________, 2025

Through and including ___, 2025 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Approval, or FINRA, filing fee and the Nasdaq Capital Market listing fee:

Securities and Exchange Commission registration fee	$1,820
Legal fees and expenses	25,000
Accounting fees and expenses	30,000
Blue Sky, qualification fees and expenses	-
Transfer agent and registrar fees and expenses	-
Miscellaneous expenses	-
Total	$56,820

* To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation to be effective upon the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•
any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•
any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation and Bylaws to be effective upon the completion of this offering, provide that:

•
the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;
•
the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•
the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and
•
the rights conferred in the Bylaws are not exclusive.

Prior to the completion of this offering, the Registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2022 to May 31, 2025, we have granted equity awards for an aggregate of 1,437,000 shares of our common stock to employees and directors under our Amended Option Plan, 515,668 of which have been cancelled and 849,665 have been exercised and 849,665 shares of common stock issued.

Since January 1, 2022 to May 31, 2025, we have granted equity awards for an aggregate of 15,492,126 shares of our common stock to employees and directors under our Restricted Share Unit Plan, 3,183,152 of which have been cancelled and 5,027,708 have been exercised and 5,027,708 shares of common stock issued.

Year December 31, 2023:

•
The Company issued 2,727,083 common stock shares for net proceeds of $1,358,113 pursuant to the exercise of 2,727,083 common stock purchase warrants.
•
The Company issued 1,803,992 common stock shares pursuant to 1,723,650 RSUs.
•
The Company issued 150,000 common stock shares for net proceeds of $68,182 pursuant to the exercise of stock options.
•
The Company issued 804,314 common stock shares for net proceeds of $446,564 pursuant to the Employees Stock Purchase plan.

Year December 31, 2024:

•
The Company issued 2,080,648 common stock shares pursuant to 2,080,648 RSUs.
•
The Company issued 752,208 common stock shares for net proceeds of $386,770 pursuant to the Employees Stock Purchase plan.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statements.

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
2.1	Share Exchange Agreement, dated as of February 5, 2020, between Canada Jetlines Ltd and Global Crossing Airlines, Inc.	S-1/A	12/13/21	2.1
3.1	Amended and Restated Certificate of Incorporation of Global Crossing Airlines Group Inc.	S-1/A	12/13/21	3.1
3.2	Amended and Restated Bylaws of Global Crossing Airlines Group Inc.	S-1	11/13/21	3.2
4.1	Reference is made to exhibits 3.1 and 3.2.			4.1
4.2	Common Stock Purchase Warrant, dated April 20, 2021, issued by Global Crossing Airlines Group, Inc. to Ascent Global Logistics, Inc.	S-1/A	12/13/21	4.2
4.3	Warrants, dated July 10, 2020, issued by Global Crossing Airlines Group Inc. to GEM Global Yield LLC SCS.	S-1/A	12/13/21	4.3
4.4	Indenture, dated August 2, 2023, by and among Global Crossing Airlines Group, Inc., Global Crossing Airlines, Inc., the other guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent	8-K	08/07/23	4.4
4.5	Form of Common Stock Warrant, dated August 2, 2023	8-K	08/07/23	4.5
4.6	Third Supplemental Indenture, dated December 21, 2023, by and among Global Crossing Airlines Group, Inc., Global Crossing Airlines, Inc., the other guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent	8-K/A	12/16/23	4.6
5.1	Opinion of Cozen O’Connor				X
10.1	Aircraft Operating Lease Agreement between Bank of Utah, and Global Crossing Airlines, Inc.	10-Q	05/08/2025	10.1
10.2	Master Lease Agreement #ML 01862173 dated December 22, 2020, by and between Global Crossing Airlines LLC and CIT Bank, N.A.	S-1/A	12/13/21	10.2
10.3	Aircraft Lease Agreement by and between Global Crossing Airlines, Inc., as lessee, and Wilmington Trust Co, as owner-trustee for the Falcon MSN 2695 Trust, as lessor.	S-1/A	12/13/21	10.3
10.4	Subscription Agreement, entered into as of August 2, 2023, by and among Global Crossing Airlines Group Inc. Global Crossing Airlines Inc., and the subscribers named therein	8-K	08/07/23	10.4
10.5	General Security Agreement, dated August 2, 2022, by and among Global Crossing Airlines Group, Inc., Global Crossing Airlines, Inc., the other guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent	8-K	08/07/23	10.5
10.6	Registration Rights Agreement, entered into as of August 2, 2023, by and among Global Crossing Airlines Group Inc. and the subscribers named therein	8-K	08/07/23	10.6
10.11	Aircraft ACMI Lease Agreement dated June 1, 2020, by and between Global Crossing Airlines, Inc. and SmartLynx Airlines Malta, as amended by that certain Amending Agreement No. 1 dated July 29, 2020 and that certain Amending Agreement No. 2 dated October 15, 2020.	S-1/A	12/13/21	10.11
10.12	2018 Airline Use Agreement, dated December 17, 2020, by and between Miami-Dade County and Global Crossing Airlines LLC.	S-1/A	12/13/21	10.12
10.13	Passenger Aircraft Charter Agreement dated February 23, 2021, by and between Global Crossing Airlines, LLC and CubaX Air Tours, LLC.	S-1/A	12/13/21	10.13
10.14	Cooperation Agreement 2020 dated March 16, 2020, by and between Global Crossing Group and Airfleet Resources, Ltd., as amended by that certain Cooperation Agreement 2020, September Extension dated September 19, 2020.	S-1/A	12/13/21	10.14
10.15	Aviation Fuel Supply Agreement dated June 3, 2020, by and between Global Crossing Airlines LLC and Associated Energy Group, LLC.	S-1/A	12/13/21	10.15

10.16	AeroCRS Services Agreement dated December 22, 2020, by and between Global Crossing Airlines, Inc. and AERO CRS Ltd.	S-1/A	12/13/21	10.16
10.18†	Stock Option Plan dated October 15, 2020	S-1/A	12/13/21	10.18
10.19†	Form of Stock Option Agreement	S-1/A	12/13/21	10.19
10.20†	Restricted Share Unit Plan	S-1/A	12/13/21	10.20
10.21†	Performance Share Unit Plan	S-1/A	12/13/21	10.21
10.22	Securities Purchase Agreement, dated April 20, 2021, by and between Global Crossing Airlines Group Inc. and Ascent Global Logistics, Inc.	S-1/A	12/13/21	10.22
10.23†	Form of Indemnification Agreement for Officers and Directors	S-1/A	12/13/21	10.23
10.24	Nomination Rights Agreement, dated April 20, 2021, by and between the Company and Ascent Global Logistics, Inc.	S-1/A	12/13/21	10.24
10.25	Registration Rights Agreement, dated April 20, 2021, by and between the Company and Ascent Global Logistics, Inc.	S-1/A	12/13/21	10.25
10.26	Master Service Agreement, dated May 18, 2021 by and among Global Crossing Airlines LLC and U.S. Bank National Association, acting through Elavon Canada Company	S-1/A	12/13/21	10.26
10.28	Framework Agreement, dated June 23, 2020 by and among the Company and SmartLynx Airlines Malta Limited	S-1/A	12/13/21	10.28
10.29	Joint Venture Agreement, dated September 9, 2020 between KD Holdings LLC and Global Crossing Airlines LLC	S-1/A	12/13/21	10.29
10.31	Operating Lease Agreement, dated July 9, 2021, between UMB Bank, NA and the Company	S-1/A	12/13/21	10.31
10.34	Aircraft Lease Agreement, dated November 5, 2021 between UMB Bank, National Association, and Global Crossing Airlines, Inc.	S-1/A	12/13/21	10.34
10.35	Aircraft Lease Agreement, dated November 5, 2021 between UMB Bank, National Association, and Global Crossing Airlines, Inc.	S-1/A	12/13/21	10.35
10.36†	Employment Agreement, dated September 1, 2021, by and between the Company and Ryan Goepel	S-1/A	12/13/21	10.36
10.37	Subscription Agreement, entered into as of August 2, 2023, by and among Global Crossing Airlines Group Inc. Global Crossing Airlines Inc., and the subscribers named therein	8-K	8/7/23	10.37
10.38	General Security Agreement, dated August 2, 2022, by and among Global Crossing Airlines Group, Inc., Global Crossing Airlines, Inc., the other guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent	8-K	8/7/23	10.38
10.39	Registration Rights Agreement, entered into as of August 2, 2023, by and among Global Crossing Airlines Group Inc. and the subscribers named therein	8-K	8/7/23	10.39
19	Global Crossing Airlines Group Inc. Insider Trading Policy	10-K	3/6/25	19
21.1	Subsidiaries of the Company	S-1	12/21/2023	21.1
23.1	Consent of Rosenberg Rich Baker Berman, P.A.				X
23.2	Consent of Cozen O’ Conner P.C. (included in Exhibit 5.1)				X
24.1	Power of Attorney	S-1/A	6/25/24	24.1
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document..
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table				X

†	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 23th day of July, 2025.

Dated: July 23, 2025

/s/ Chris Jamroz
Chris Jamroz
Executive Chairman

Dated: July 23, 2025

/s/ Ryan Goepel
Ryan Goepel
President - CFO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan Goepel	President - CFO	July 23, 2025
Ryan Goepel
/s/ Chris Jamroz	Executive Chairman	July 23, 2025
Chris Jamroz
*	Director	July 23, 2025
Ed Wegel
*	Director	July 23, 2025
Alan Bird
*	Director	July 23, 2025
T. Allan McArtor
*	Director	July 23, 2025
Deborah Robinson
*	Director	July 23, 2025
Cordia Harrington

*	Director	July 23, 2025
Andrew Axelrod

*By: /s/ Ryan Goepel

Ryan Goepel

Attorney-In-Fact